    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 19, 2002


                                                     Registration No. 333-85382

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               -----------------

                            Amendment No. 1 to the



                                   FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                               -----------------
                            MULTIMEDIA GAMES, INC.
            (Exact Name Of Registrant As Specified In Its Charter)
                               -----------------
           Texas                    7900                   74-2611034
      (State or other   (Primary Standard Industrial    (I.R.S. Employer
      jurisdiction of   Classification Code Number)  Identification Number)
     incorporation or
       organization)

            8900 Shoal Creek Blvd., Suite 300, Austin, Texas 78757
                                (512) 371-7100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               -----------------
                                CRAIG S. NOUIS
                  VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                            MULTIMEDIA GAMES, INC.
                       8900 SHOAL CREEK BLVD., SUITE 300
                              AUSTIN, TEXAS 78757
                                (512) 371-7100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               -----------------
                                  COPIES TO:
                LARRY W. SANDEL                 PAUL E. HURDLOW
        HALL, ESTILL, HARDWICK, GABLE,  GRAY CARY WARE & FREIDENRICH LLP
                GOLDEN & NELSON           1221 SOUTH MOPAC EXPRESSWAY
        320 SOUTH BOSTON AVE, SUITE 400            SUITE 400
             TULSA, OKLAHOMA 74103            AUSTIN, TEXAS 78746
                (918) 594-0400                   (512) 457-7000



   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:   As soon
as practicable after the effective date of this Registration Statement.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]


   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________

   If this form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] ____________


   If delivery of the prospectus is expected to be made pursuant to rule 434, please check the following box. [X]


                        CALCULATION OF REGISTRATION FEE

================================================================================



                                                                                  Proposed Maximum   Proposed Maximum
                     Title of each Class of                         Amount to be Offering Price per Aggregate Offering
                 Securities to be Registered (1)                     Registered   Unit (1) (2) (3)  Price (1) (2) (3)
-----------------------------------------------------------------------------------------------------------------------
Primary Offering:
  Common Stock, $0.01 par value (4)................................      (5)                               (6)
  Preferred Stock, $0.01 par value.................................                                        (6)
  Debt Securities..................................................                                        (6)
  Warrants.........................................................                                        (6)
-----------------------------------------------------------------------------------------------------------------------
      Subtotal.....................................................      N/A              N/A          $113,032,000
Secondary Offering:
  Common Stock, $0.01 par value offered by selling stockholder (4).    200,000         $34.84(7)        $6,968,000
-----------------------------------------------------------------------------------------------------------------------
   Total...........................................................                                    $120,000,000



                     Title of each Class of                            Amount of
                 Securities to be Registered (1)                    Registration Fee
------------------------------------------------------------------------------------
Primary Offering:
  Common Stock, $0.01 par value (4)................................         (6)
  Preferred Stock, $0.01 par value.................................         (6)
  Debt Securities..................................................         (6)
  Warrants.........................................................         (6)
------------------------------------------------------------------------------------
      Subtotal.....................................................     $10,398.94
Secondary Offering:
  Common Stock, $0.01 par value offered by selling stockholder (4).       $641.06
------------------------------------------------------------------------------------
   Total...........................................................    $11,000.00(8)

================================================================================

(1)There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate number of warrants to purchase common stock, preferred stock or debt securities and such indeterminate principal amount of debt securities as shall have a maximum aggregate offering price not to exceed $120,000,000, including any shares of common stock sold by a selling stockholder. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in a maximum aggregate initial offering price not to exceed $120,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered also include such indeterminate amounts and numbers of common stock, preferred stock and debt securities as may be issued upon conversion of or exchange of preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any such securities.


(2)In United States dollars or the equivalent thereof in any other currency, currency unit or units, or composite currency or currencies based on the exchange rate applicable at the time of initial offering.


(3)The proposed maximum per share or unit and aggregate offering prices per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.


(4)Includes the Series B preferred stock purchase rights associated with the common stock.


(5)The aggregate amount of common stock registered hereunder is limited, with respect to at the market offerings, to that which is permissible under Rule 415(a)(4) under the Securities Act of 1933.


(6)Not required to be included in accordance with General Instruction II.D. of Form S-3.


(7)Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low sale prices as reported on the Nasdaq National Market on April 1, 2002.


(8)Previously paid in connection with Registrant's initial filing of Registration Statement on Form S-3 on April 2, 2002.

                               -----------------
   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell securities, and it is not soliciting offers to buy these securities, in any jurisdiction where the offer or sale is not permitted.





                  SUBJECT TO COMPLETION, DATED APRIL 19, 2002





                                 $120,000,000


                                [LOGO TO COME]

                            MULTIMEDIA GAMES, INC.

                                 Common Stock


                                Preferred Stock



                                Debt Securities



                                   Warrants


                               -----------------




We and selling stockholder may offer and sell from time to time, in one or more offerings, up to $120,000,000 of any combination of the common stock, preferred stock, debt securities or warrants we describe in this prospectus. If we decide to offer and sell our common stock, a selling stockholder may use this prospectus to offer and sell up to 200,000 shares of our common stock owned by him. Before we or the selling stockholder sell any of these securities, we will provide a supplement to this prospectus. Any prospectus supplement will inform you about the specific terms of an offering by us or the selling stockholder and may also add, update or change information contained in this document. You should read this prospectus and any prospectus supplement carefully before you decide to invest in our securities.



Our common stock is traded on the Nasdaq National Market under the symbol
"MGAM."



See "Risk Factors" beginning on page 7 about the risks you should consider before buying any of our securities.


Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


This prospectus may not be used to consummate sales of securities unless it is accompanied by a prospectus supplement.




        The date of this prospectus is                         , 2002.

                              PROSPECTUS SUMMARY


   This prospectus is part of a registration statement on Form S-3 that we filed with the SEC utilizing a shelf registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings. In addition, a selling stockholder may use this prospectus to offer and sell up to 200,000 shares of our common stock owned by him. The maximum aggregate dollar amount of securities that may be offered and sold by us and the selling stockholder under this prospectus is $120,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell our securities, or the selling stockholder sells common stock owned by him, we or the selling stockholder will provide a prospectus supplement that will contain specific information about the terms of that offering. For a more complete understanding of the securities, you should refer to our registration statement on Form S-3, of which this prospectus is a part, including its exhibits, together with any information incorporated in this prospectus by reference. See "Incorporation of Certain Documents By Reference." We may also add, update or change in the prospectus supplement any of the information contained in this prospectus.



   Neither we nor the selling stockholder have authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement as if we had authorized it. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor does this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of any offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume this prospectus or any prospectus supplement is correct on any date after their respective dates, even though this prospectus or any prospectus supplement is delivered or securities are sold on a later date.



   References in this prospectus and any accompanying prospectus supplement to the terms "we," "our," "ours," "us," and "Multimedia Games" or other similar terms refer to Multimedia Games Inc. and its consolidated subsidiaries unless we state or the context indicates otherwise. All share information presented in this prospectus gives effect to a 3-for-2 stock split paid on February 11, 2002.




Our Company

   We are the leading supplier of interactive electronic games and player stations on which our games are played to the rapidly growing Native American gaming market. Our games are delivered through a telecommunications network that links our player stations with one another both within and among gaming facilities. We design and develop networks, software and content that provide our customers with comprehensive gaming systems. We have focused our development and marketing efforts on Class II gaming systems and Class III video lottery systems for use by Native American tribes throughout the United States.

   Native American gaming is governed by the Indian Gaming Regulatory Act of 1988. The Indian Gaming Regulatory Act classifies games that may be played on Native American lands into three categories. Class I gaming includes traditional Native American social and ceremonial games. Class II gaming includes bingo and, if played at the same location where bingo is offered, pull-tabs and other games similar to bingo. Class III gaming includes all other forms of gaming that are not included in either Class I or Class II, including slot machines and most table games. Class I gaming is regulated solely at the Native American tribe level. Class II gaming is regulated at the Native American tribe level with oversight by the National Indian Gaming Commission. Class III gaming is governed by compacts that may be negotiated between individual states and individual Native American tribes. We believe that all of our Class II and Class III games, player stations and systems are designed and operated to meet the requirements of the Indian Gaming Regulatory Act or the appropriate Native American-state compacts. The Native American gaming market generated revenues of $10.4 billion in 2000, consisting of approximately $1.2 billion and $9.2 billion from Class II and Class III games, respectively.

   We operate our Class II games on behalf of our customers through a telecommunications network called "Betnet." Our Betnet network links player stations located both within and among Class II gaming facilities enabling players to compete against one another, in the same game, to win common pooled prizes. We currently offer our Class II customers two gaming platforms on which to operate our games--our Legacy platform and our New Generation platform. In Class II gaming markets, we currently provide player stations to our customers at no initial charge and receive a percentage of the revenue, net of prizes, generated by each player station, known as the "hold." As of February 28, 2002, we had 6,221 Class II player stations installed in 85 Native American gaming facilities in ten states, an increase of 63% from 3,807 at February 28, 2001, which we believe represents in excess of 85% of all linked interactive Class II player stations installed in the United States.

   We offer linked Class III video lottery systems to Native American customers in the State of Washington, currently the only jurisdiction where Class III video lottery is permitted by Native American-state compacts. The majority of our Class III video lottery terminals are sold for an up-front purchase price and we also receive back-office fees based on a percentage of the hold per day generated by each video lottery terminal. In addition, we also offer Class III video lottery terminals under both rental and lease-purchase programs. As of February 28, 2002 we had 1,854 linked Class III video lottery terminals installed, an increase of 40% from 1,318 at February 28, 2001. Our Class III video lottery terminals are located in 11 gaming facilities in the State of Washington.

   We also operate a high-stakes television bingo game show, MegaBingo, which is delivered to 13 Native American bingo halls located in two states and two charity bingo halls in the District of Columbia.

   Our recent revenue growth has been driven primarily by our technological innovation and the increase in the installed base of our player stations. Our gaming platforms enable us to regularly launch new games which we believe provide end-users with greater levels of entertainment leading to a greater number of end-users and a higher spending rate per end-user. For the twelve months ended December 31, 2001, our revenues, EBITDA (as defined herein) and diluted earnings per share were $169.1 million, $29.6 million and $0.88, respectively, representing increases of 71%, 109% and 192%, respectively, over the same period in 2000.

Our Strategy

   Our strategy is to leverage our position as the leading supplier of Class II on-line systems and linked, interactive electronic games and player stations to the rapidly growing Native American gaming market to increase our revenues and expand our business. Our strategies include the following:

  . Expand our Class II installed base with new and existing Native American customers and enhance our customer relationships and market position through joint development efforts. We seek to continue our growth by broadening our customer base and expanding our installed base of linked Class II player stations in existing gaming facilities. We are also exploring the joint development of gaming facilities with new and existing Native American customers where we can install our player stations and games. We believe we will be able to grow our installed base of player stations and our market share and strengthen our relationships with existing and prospective customers, by developing new gaming facilities and by working with Native American tribes to jointly develop new gaming facilities and expand existing facilities.

  .  Expand into the charity bingo hall market.   Charity gaming is permitted
     in 46 states and the 32 states for which historical revenue figures are available reported gross charity bingo revenues of over $3.1 billion in 2000. There are on-going legislative initiatives in a number of jurisdictions that we believe would allow the use of our technology in charity hall bingo played in those locations. If any of these initiatives were to be successful, we believe that we would be able to leverage our existing Class II systems, infrastructure, and regulatory expertise to expand our presence in this market.

  . Exploit potential expansion of new video lottery jurisdictions. There are on-going legislative initiatives in a number of states that, if successful, would permit the play of video lottery games. We plan to capitalize on any expansion in the video lottery market by leveraging our leadership in technologically advanced game design and our ability to rapidly adapt our game technology to satisfy emerging regulatory requirements.

  . Develop new products and markets for interactive gaming. We seek to leverage our strength and leadership in linked, interactive gaming, both within and between facilities, to develop new products and expand into new markets, including new distribution channels for legalized interactive and Internet-based games.

   We seek to assist our customers in strengthening and diversifying their respective revenue sources by providing them with value-added technology, products and services. By working closely with our customers to find new ways to grow their business, we believe that we can enhance our position as a preferred vendor and increase our market share.

Our Competitive Strengths

   We intend to execute this strategy by leveraging our competitive strengths, which include:

  . Superior technology, products and services. Our technology-focused approach to our business has yielded what we believe are the most flexible and innovative gaming platforms in the Native American gaming industry. Our standard product offerings include richly featured back-office systems, cashless payment systems and player tracking systems. Through our extensive research and development efforts, we continually upgrade our existing hardware, communication and software systems.

  . Talented technology team. We have invested heavily in the development and recruitment of what we believe is one of the most talented technology teams in the Native American gaming market.

  . Extensive and flexible content library. We currently own over 37 games in our library and have licensing agreements with third parties to use an additional 7 Class III game themes and more than 2,000 additional Class II game themes with proven acceptance in Class III gaming markets. Our technologically flexible gaming platforms, leading game design capability and extensive game library enables us to adapt these game themes to the Class II and Class III gaming markets and to quickly respond to changing end-user preferences and the requirements of regulatory agencies.

  . High barriers to entry. We believe that the size of our existing installed base, our technological expertise, the strength of our relationships with our existing customers and our existing scaleable infrastructure presents potential competitors with significant barriers to entry in the markets in which we operate our games and systems.

  . Ongoing revenue from existing installed base. We derive most of our revenues from participation arrangements with our customers, through which we receive a percentage of the hold per day generated by each of our player stations. Our interests are closely aligned with the interests of our customers, as a substantial portion of our revenues is dependent on the revenues generated by our customers.

  . Experienced management team with proven track record. Our senior management team is comprised of experienced industry veterans with an average tenure in the gaming industry of more than 14 years.

Recent Developments


   In January 2002, we announced a 3-for-2 split of our common stock that was paid in the form of a stock dividend on February 11, 2002. The effect of the stock split was to increase our total number of shares of common stock outstanding on an as adjusted basis as of December 31, 2001 to 12,193,013 shares, which does not include 3,267,643 shares reserved for issuance upon the exercise or conversion of options, warrants and Series A preferred stock outstanding at December 31, 2001. Since December 31, 2001, all outstanding shares of our Series A preferred stock were converted into 40,898 shares of our common stock.



   On February 11, 2002, we announced the installation of 150 new Class III video lottery terminals and eight Class II player stations in a new gaming facility of the Port Gamble S'Klallam tribe in the State of Washington.




   On March 22, 2002, the National Indian Gaming Commission published proposed rules that, if adopted, would change the definitions of technological aids and of electronic or electromechanical facsimiles used in Class II gaming. The release contains no explanation by the National Indian Gaming Commission of the purpose for, or the effect or intended effect of, the proposed changes. The comment period on the proposed rules expires April 22, 2002, unless extended. We cannot predict whether the proposed rules will be adopted in their current form, or as modified, or at all. See "Risk Factors--The National Indian Gaming Commission has issued proposed rules that, if adopted, could cause us to change the way we operate our Class II games and could materially and adversely affect our revenues, financial condition and results of operations."




   On April 15, 2002, we received an advisory opinion of the Deputy General Counsel of the National Indian Gaming Commission, or the NIGC, stating that MegaNanza, our most popular Class II game, was a Class III game as defined by the Indian Gaming Regulatory Act of 1988. The advisory opinion was in response to a request we made more than a year ago seeking a determination by the NIGC that MegaNanza is a Class II game. Advisory opinions rendered by the Deputy General Counsel are not the final decisions of the NIGC and are not binding upon the Chairman of the NIGC or upon the NIGC itself.



   The Deputy General Counsel based her opinion that MegaNanza was a Class III game on MegaNanza's determination of bingo numbers prior to the players' acquiring bingo cards for each MegaNanza game. According to the advisory opinion, the definition of "bingo"' requires that the number selection "must occur in real-time or very near in real-time to the actual play of the particular bingo game." While in practice, the commencement of a game of MegaNanza actually occurs within seconds of the completion of the number selection, in theory, a game could be commenced hours, days or weeks after completion of the number selection process, thus, apparently, prompting the conclusion of the Deputy General Counsel that MegaNanza is not a Class II game of bingo.



   We do not know whether a majority of the NIGC commissioners will agree with the advisory opinion, if they will be open to discussion on the subject, or if the Chairman of the NIGC will exercise his statutory right to take enforcement actions against tribes that continue to operate MegaNanza. The gaming commissions of our Class II customers previously independently determined that MegaNanza and our other New-Generation games are Class II games. We do not know whether the advisory opinion will cause any of these customers to change their independent determinations. We expect some customers will seek to deploy our newer Class II gaming systems, and others will challenge the advisory opinion through the regulatory resolution process, and in court, if necessary. As in the past, we will continue to work with our customers to find solutions to their regulatory concerns in ways that result in Class II games that are entertaining to end users. If asked, we will also work with the NIGC's legal staff to seek modifications to MegaNanza and our other New-Generation games that would satisfy their regulatory concerns.



   We regularly face legal uncertainties in Class II gaming, and we believe that we will be able to respond to the extent necessary, to any changes in laws and regulations and to the needs of our customers by rapidly adopting, developing and deploying new products. For example, the advisory opinion purports to relate to all versions of MegaNanza we currently offer to our customers, but the analysis in the advisory opinion appears only to relate to a version of MegaNanza that is no longer played. Our newer versions of MegaNanza and other New-Generation games operate in ways different from the version of MegaNanza discussed in the advisory opinion. As a result, it is not clear to us the full extent to which the advisory opinion relates to our current offering of MegaNanza and our other New-Generation games. We have already developed three New-Generation Class II gaming systems that change the feature of MegaNanza objected to in the Deputy General Counsel's advisory opinion. We plan to demonstrate these new gaming systems to our Class II customers over the coming weeks, and can rapidly deploy these systems for any of our customers who desire to make the change.



   We disagree with the Deputy General Counsel's interpretation of relevant law on this matter. In particular, the conclusions of the advisory opinion appear to reflect the effect of rules proposed by the NIGC in March 2002. These rules are still open for comment, have not been adopted as final, and may never be adopted. On April 18, 2002, we filed a lawsuit in the United States District Court for the Northern District of Oklahoma, Tulsa, Oklahoma, against the National Indian Gaming Commission seeking a judicial declaration that two versions of MegaNanza are Class II games. See "Risk Factors--A successful challenge to the Class II status of our MegaNanza game could materially and adversely affect our business." Even if successful though, litigation can be time-consuming, costly and distract management's attention. In addition, these or other regulatory developments or any regulatory enforcement actions could disrupt our or our customers' business operations or impair our operating results or cause a decline in our customers' purchases of our products.




                               -----------------

   Multimedia Games, Inc. was incorporated under the laws of the State of Texas in 1991. Our executive offices are located at 8900 Shoal Creek Boulevard, Suite 300, Austin, Texas, 78757 and our telephone number is (512) 371-7100. Our website address is www.multimediagames.com. Information contained in our website does not constitute part of this prospectus.



Risk Factors


   Before making an investment in our securities, you should carefully consider the matters discussed under the heading "Risk Factors" starting on page 7.

            Summary Historical Financial and Operating Information

   We derived the historical financial data presented below for the years ended September 30, 1999, 2000 and 2001 and the historical balance sheet data as of September 30, 2000 and 2001 from our audited consolidated financial statements included elsewhere in this prospectus, which have been audited by BDO Seidman, LLP, independent certified public accountants, whose report thereon appears elsewhere in this prospectus. We derived the historical financial data presented below as of September 30, 1999, and the balance sheet data for the year ended September 30, 1999, from our audited consolidated financial statements not included in this prospectus. We derived the historical financial data as of and for the three month periods ended December 31, 2000 and 2001 from our unaudited consolidated financial statements included elsewhere in this prospectus. You should read the Summary Historical Financial and Operating Information with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto included elsewhere in this prospectus:

                                                                                   Three Months
                                                                                       Ended
                                                    Years Ended September 30,      December 31,
                                                  ----------------------------  ------------------
                                                    1999      2000      2001      2000      2001
                                                  --------  --------  --------  --------  --------
                                                    (dollars in thousands, except per share data)
                                                                                    (unaudited)
Income Statement Data:
Revenues
   Gaming revenue--Class II(1)................... $ 82,576  $ 86,743  $121,165  $ 19,487  $ 56,588
   Gaming revenue--Class III(2)..................      295     2,516     4,669       917     1,309
   Player station sale and lease revenue(3)......    5,148     6,798     4,043       825       470
   Other(4)......................................      837       752     1,935       377       524
                                                  --------  --------  --------  --------  --------
Total revenues...................................   88,856    96,809   131,812    21,606    58,891
   Less: Bingo prizes and related costs..........   (7,602)   (6,696)   (2,391)   (1,115)     (470)
   Less: Allotments to hall operators............  (55,545)  (58,148)  (85,655)  (13,452)  (40,041)
                                                  --------  --------  --------  --------  --------
Net revenues.....................................   25,709    31,965    43,766     7,039    18,380
Operating Costs and Expenses
   Cost of player stations sold..................      981     1,981       557         7        68
   Selling, general and administrative expenses..   17,831    16,289    21,501     3,974     7,366
   NGI judgment and related fees(5)..............    4,461         3        --        --        --
   Amortization and depreciation.................    6,144     8,973    10,085     2,331     3,198
                                                  --------  --------  --------  --------  --------
Total operating costs and expenses...............   29,417    27,246    32,143     6,312    10,632
                                                  --------  --------  --------  --------  --------
Operating income (loss)..........................   (3,708)    4,719    11,623       727     7,748
                                                  --------  --------  --------  --------  --------
Net income (loss)................................ $ (2,505) $  2,779  $  6,672  $    364  $  4,751
                                                  ========  ========  ========  ========  ========
Diluted earnings (loss) per share(6)............. $  (0.32) $   0.31  $   0.57  $   0.04  $   0.33
                                                  ========  ========  ========  ========  ========
Other Financial Data:
   EBITDA(7)..................................... $  2,436  $ 13,942  $ 21,708  $  3,058  $ 10,946
   Cash flow from operating activities...........    4,720    12,928    14,753     4,590     5,958
   Cash flow from investing activities...........  (12,621)   (8,640)  (15,964)     (393)   (6,898)
   Cash flow from financing activities...........    7,315    (4,268)    4,764    (2,109)    2,881
   Capital expenditures..........................   12,569     8,664    15,936       382     6,895
Average Installed Base:
   Class II
      New Generation platform....................       --        --       876        --     2,595
      Legacy platform............................    3,838     3,869     3,432     3,920     3,017
                                                  --------  --------  --------  --------  --------
      Total Average Class II Player Stations.....    3,838     3,869     4,308     3,920     5,612

   Class III.....................................      172       863     1,379     1,308     1,554
Installed Base End of Period:
   Class II
      New Generation platform....................       --        --     1,966        --     2,933
      Legacy platform............................    3,900     3,986     2,979     3,876     2,891
                                                  --------  --------  --------  --------  --------
      Total Class II Player Stations.............    3,900     3,986     4,945     3,876     5,824

   Class III.....................................      520     1,282     1,506     1,308     1,630
Balance Sheet Data:
Cash and cash equivalents........................ $  1,295  $  1,315  $  4,868  $  3,403  $  6,809
Total assets.....................................   28,880    28,792    44,667    26,698    54,537
Total debt.......................................   11,608     7,886        --     6,167       399
Total stockholders' equity.......................   10,502    13,046    32,368    13,020    39,619

--------
(1)Consists of revenue from participation arrangements in Class II gaming. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."
(2)Consists of revenue from participation arrangements in Class III gaming. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."
(3)Consists of revenue from the sale and lease-purchase of player stations, principally of Class III video lottery terminals.
(4)Consists of service and maintenance fees from Class II gaming and Class III gaming and licensing fees from Class III gaming.
(5)In December 1999, we entered into an agreement with Network Gaming International Incorporated ("NGI") that settled a $3.1 million verdict against us for breach of contract that had been awarded in November 1999 by a jury in the Federal District Court for the Northern District of Oklahoma. Pursuant to the settlement, in December 1999 we delivered 187,500 shares of our Common Stock to NGI and paid NGI $800,000. We also agreed to pay NGI an additional $2.28 million in cash over three years. In September 2001 we paid the remaining balance of $1.9 million to NGI in full satisfaction of the settlement agreement.
(6)Per share data reflects a 3-for-2 stock split paid on February 11, 2002.
(7)EBITDA represents earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measurement of financial performance under accounting principles generally accepted in the United States of America, is not intended to represent cash flow from operations in accordance with accounting principles generally accepted in the United States of America and should not be considered as an alternative to net earnings as an indicator of our operating performance or to cash flow as a measure of liquidity. We believe that EBITDA is widely used by analysts, investors and others in the gaming industry as a measure of financial performance. EBITDA may not be comparable with similarly titled measures used by other companies as a measure of financial performance.

                                 RISK FACTORS


   Before making any decision to invest in our securities, you should carefully consider the following factors in addition to the other information contained in this prospectus and incorporated by reference in this prospectus. If any of the following risks actually occur, our business, financial condition and results of operations may suffer. As a result, the trading price or value of our securities could decline, and you could lose part or all of your investment.


                     Risk Factors Related To Our Business

We face legal and regulatory uncertainties that threaten our ability to conduct our business, increase our cost of doing business and divert substantial management time away from our operations.

   Virtually all of our business relates to gaming activities on Native American lands. These activities are subject to the Johnson Act and the Indian Gaming Regulatory Act which created the National Indian Gaming Commission to establish federal standards for gaming on Native American lands. The Indian Gaming Regulatory Act identifies three classes of gaming which are each subject to specific degrees of regulation. The Johnson Act defines "illegal games" and "illegal equipment," which include any "machine or mechanical device" designed "primarily" for gambling that, when operated, delivers money to a player "as the result of the application of an element of chance."

   In addition to the statutory regime, all Native American tribes are required by the Indian Gaming Regulatory Act to adopt ordinances to regulate gaming as a condition to their right to conduct gaming on Native American lands. These ordinances often include the establishment of gaming commissions that make their own judgment about whether an activity is Class II or Class III gaming. Generally, this independent judgment has been exercised for games introduced into the market prior to any determination of legality by the National Indian Gaming Commission. Historically, when the National Indian Gaming Commission has determined that an activity is Class III gaming after it has been introduced, tribes have either been unwilling to continue the activity or game or have litigated the matter in federal court.

   Individual states are also becoming increasingly proactive in attempting to regulate Native American gaming conducted within their borders. State agencies often make their own assessment of whether an activity is Class II or Class III gaming independent of the National Indian Gaming Commission, the Indian Gaming Regulatory Act and federal and Native American governments.

   Some fundamental issues relating to the scope and intent of the Indian Gaming Regulatory Act, the jurisdiction and authority of the National Indian Gaming Commission, other federal agencies, state authorities and Native American governments and the regulation of gaming on Native American lands remain unresolved and ambiguous. As a result, the legality of our activities could be subject to regulatory challenges, litigation, and enforcement actions by multiple regulatory bodies. Any such action could materially and adversely affect our ability to install and operate our player stations and games, could be costly to defend and could divert management's time and attention away from our operations.

   The Department of Justice has asserted in the past and continues to assert that:

  . any electronic or mechanical device used in gaming, such as the player stations used to play our Class II games, are illegal and in violation of the Johnson Act; and

  . the "spinning reel" design used as a graphic in many of our Class II games is a facsimile of a slot machine and, therefore, cannot be used in a Class II game.

   Substantially all of our revenues are derived from the operation of player stations that could be subject to these challenges. If any such challenge is made against us it would divert our management's time and attention away from our operations and could materially and adversely affect our ability to install and operate our games. See "Risk Factors--A successful challenge to the Class II status of our MegaNanza game could materially and adversely affect our business."

   We cannot assure you that new laws and regulations relating to our business will not be enacted or that existing laws and regulations will not be amended or reinterpreted in a manner adverse to our business. Any regulatory change could materially and adversely affect the installation and use of existing and additional player stations, games and systems and our ability to generate revenues from some or all of our Class II games. Regulatory uncertainty also increases our cost of doing business. We dedicate significant time and incur significant expense on new game development without any assurance that the National Indian Gaming Commission or other federal, state and local agencies or Native American governments will agree that each of our games meets applicable regulatory requirements. We also devote significant time and expense in dealing with federal, state and Native American agencies having jurisdiction over Native American gaming and in complying with the various regulatory regimes that govern our business. See "Business--Regulation."

The National Indian Gaming Commission has issued proposed rules that, if adopted, could cause us to change the way we operate our Class II games and could materially and adversely affect our revenues, financial condition and results of operations.

   On March 22, 2002, the National Indian Gaming Commission published proposed rules that, if adopted, would change the definitions of technological aids and of electronic or electromechanical facsimiles used in Class II gaming. The release contains no explanation by the National Indian Gaming Commission of the purpose or effect of the proposed changes. If adopted in their current form, the proposed definitions could result in the failure of certain of our games, including our popular MegaNanza game, to qualify as a Class II game. In that case, we may have to challenge the proposed regulations in court, where a favorable outcome cannot be predicted. In the event the proposed regulations are adopted and enforced as written, we could be forced to substantially modify the design and play of our current offering of Class II games. Any litigation would be time consuming and expensive. Also, if we were required to modify our current offering of Class II games, we cannot assure you that our modified games could be operated at speeds materially comparable to the speeds at which our current offering of Class II games can be played or that any modified games would appeal to the gaming and entertainment preferences of end-users.

   The comment period on the proposed rules expires April 22, 2002, unless extended. We cannot predict whether the proposed rules will be adopted in their current form, or as modified, or at all.

A successful challenge to the Class II status of our MegaNanza game could materially and adversely affect our business.


   In January 2001, we introduced a new Class II game called MegaNanza. MegaNanza generated approximately $47.5 million, or 36%, of total revenues for our fiscal year ended September 30, 2001 and approximately $42.3 million, or 72%, of total revenues for the quarter ended December 31, 2001. Prior to introducing MegaNanza into each new Native American market in which we operate, we obtained a determination from each appropriate Native American authority that MegaNanza was a legal Class II bingo game. We cannot assure you that we will be able to obtain similar determinations from future customers or that the Native American authorities governing existing MegaNanza customers will not alter prior determinations in a manner adverse to us. In December 2000, we submitted MegaNanza to the National Indian Gaming Commission to seek its opinion as to whether MegaNanza is a Class II bingo game.



   On April 15, 2002, we received an advisory opinion of the Deputy General Counsel of the National Indian Gaming Commission, or the NIGC, stating that MegaNanza, our most popular Class II game, was a Class III game as defined by the Indian Gaming Regulatory Act of 1988. The advisory opinion was in response to a request we made more than a year ago seeking a determination by the NIGC that MegaNanza is a Class II game. Advisory opinions rendered by the Deputy General Counsel are not the final decisions of the NIGC and are not binding upon the Chairman of the NIGC or upon the NIGC itself.

   The Deputy General Counsel based her opinion that MegaNanza was a Class III game on MegaNanza's determination of bingo numbers prior to the players' acquiring bingo cards for each MegaNanza game. According to the advisory opinion, the definition of "bingo"' requires that the number selection "must occur in real-time or very near in real-time to the actual play of the particular bingo game." While in practice, the commencement of a game of MegaNanza actually occurs within seconds of the completion of the number selection, in theory, a game could be commenced hours, days or weeks after completion of the number selection process, thus, apparently, prompting the conclusion of the Deputy General Counsel that MegaNanza is not a Class II game of bingo.



   We do not know whether a majority of the NIGC commissioners will agree with the advisory opinion, if they will be open to discussion on the subject, or if the Chairman of the NIGC will exercise his statutory right to take enforcement actions against tribes that continue to operate MegaNanza. The gaming commissions of our Class II customers previously independently determined that MegaNanza and our other New-Generation games are Class II games. We do not know whether the advisory opinion will cause any of these customers to change their independent determinations. We expect some customers will seek to deploy our newer Class II gaming systems, and others will challenge the advisory opinion through the regulatory resolution process, and in court, if necessary. As in the past, we will continue to work with our customers to find solutions to their regulatory concerns in ways that result in Class II games that are entertaining to end users. If asked, we will also work with the NIGC's legal staff to seek modifications to MegaNanza and our other New-Generation games that would satisfy their regulatory concerns.





   On April 18, 2002, we filed a lawsuit in the United States District Court for the Northern District of Oklahoma, Tulsa, Oklahoma, against the National Indian Gaming Commission seeking a judicial declaration that two versions of MegaNanza are Class II games. Even if successful though, litigation can be time-consuming, costly and distract management's attention. In addition, these or other regulatory developments or any regulatory enforcement actions could disrupt our or our customers' business operations or impair our operating results or cause a decline in our customers' purchases of our products.


Our business is subject to various licensing regimes imposed by gaming regulatory authorities.

   We have obtained all state licenses, lottery board licenses, Native American gaming commission licenses, findings of suitability, registrations, permits and approvals necessary for the operation of our gaming activities. These include a license from the State of Washington to sell Class III video lottery systems, licenses from the lottery boards of the State of Texas and the District of Columbia and licenses from all applicable Native American gaming commissions. We cannot assure you that new licenses, permits and approvals that may be required in the future will be granted to us. The suspension, revocation, non-renewal or limitation of any of our licenses would have a material adverse effect on our business, financial condition and results of operations.

We are dependant upon a few customers who are based in Oklahoma.

   For the year ended September 30, 2001, the Chickasaw Nation of Oklahoma and the Cherokee Nation of Oklahoma accounted for approximately 28% and 14% of our gaming revenues, respectively. For the year ended September 30, 2000, these same two tribes accounted for approximately 21% and 11% of our gaming revenues, respectively, and for the year ended September 30, 1999, approximately 19% and 12%, respectively. No other tribe accounted for more than 10% of our gaming revenues in any of these years. At September 30, 2001, the Cherokee Nation of Oklahoma accounted for approximately 27% of our total accounts receivable; the same tribe accounted for approximately 23% of our total accounts receivable at September 30, 2000.

   The significant concentration of our customers in Oklahoma means that:

  . local economic changes may adversely affect our customers, and therefore our business, more suddenly and disproportionately than would changes in national economic conditions; and

  . our business would be materially and adversely affected if Oklahoma were to adopt Class III gaming by compacts with our Oklahoma customers.

   The loss of any of these tribes as our customers would have a material and adverse effect upon our financial condition and results of operations. We do not operate under a written agreement with the Chickasaw Nation of Oklahoma. See "Risk Factors--We do not rely upon the term of our customer contracts to retain the business of our customers."

Our expansion into non-Indian gaming activities will present new legal challenges and risks.

   Our growth strategy includes selling our games and technology into segments of the gaming industry other than Native American gaming, principally the charity bingo market and new Class III video lottery jurisdictions. None of these activities is currently subject to a nationwide regulatory system such as the one created by the Indian Gaming Regulatory Act, and regulation is on a state-by-state basis. In addition, federal laws relating to gaming, such as the Johnson Act, which regulates slot machines and similar gambling devices, would also apply to new Class III video lottery jurisdictions absent authorized state law exemptions. If we were to expand into these new markets, we would expect to encounter legal and regulatory uncertainties similar to those we face in our Native American gaming business. Successful growth in accordance with this strategy may require us to make certain changes to our games to ensure that they comply with applicable regulatory regimes and may require us to obtain additional licenses. Importantly, in certain jurisdictions and for certain venues our ability to enter these markets will depend on changes to existing laws and regulatory regimes. These changes are subject to a great degree of uncertainty and may never be achieved. We cannot assure you that we will be successful in entering into other segments of the gaming industry.

We compete for both customers and end-users with other vendors of Class II and Class III games. We also compete for end-users with other forms of entertainment. To remain competitive, we must continue to develop new game themes and systems that appeal to end-users.

   We compete with other Class II vendors for customers primarily on the basis of the amount of profit our gaming products generate for our customers in relation to gaming products offered by other vendors. We believe that the most important factor influencing product selection by our customers is the appeal of those products to end-users. This appeal has a direct effect on the volume of play by end-users and drives the amount of revenues generated for and by our customers. Our ability to remain competitive depends primarily on our ability to continuously develop new game themes and systems that appeal to end-users and to introduce those game themes and systems in a timely manner. In addition, our new or modified gaming products that are intended for the Class II market must be designed and operated to meet the requirements of Class II gaming. We cannot assure you that we will continue to develop and introduce appealing new game themes and systems that meet the requirements of Class II gaming in a timely manner, or at all. In addition, there can be no assurance that others will not independently develop games similar to our Class II games.

   If the Class II market expands and the legal and regulatory uncertainties regarding Class II gaming are resolved, we could see increased competition in the Class II market from Class III vendors, many of whom have significantly greater financial resources than we do. Increased competition could have a materially adverse affect on our ability to sell our products, generate revenue and maintain our profit margins.

   Given the limitations placed on Class II gaming, we may not be able to successfully compete in gaming jurisdictions and facilities where slot machines, table games and other forms of Class III gaming are permitted. Furthermore, increases in the popularity of, and competition from, an expansion of Class III gaming or Internet and other account wagering gaming services, which allow end-users to wager on a wide variety of sporting events and to play traditional casino games from home, could have a material adverse effect on our business, financial condition, operating results and prospects.

Changes in regulation or regulatory interpretations could require us to modify the terms of our contracts with customers.

   The National Indian Gaming Commission has considered the provisions of the agreements under which we provide our Class II games, equipment and services and has determined that these agreements are "service contracts" and are not "management contracts." Management contracts are subject to additional regulatory requirements and oversight. Our contracts could be subject to further review at any time. Any further review of these agreements by the National Indian Gaming Commission could require substantial modification to our agreements and result in their redesignation as management contracts which could materially and adversely affect the terms on which we conduct our business. See "Business--Regulation."

We may seek to expand our business through acquisitions or by jointly developing or expanding gaming and related facilities with our customers. We have limited experience with these activities and may not realize a satisfactory return, if any, on our investment and we could lose some or all of our investment.

   If appropriate opportunities present themselves, we may acquire other complementary businesses, technologies, services or products. We are exploring the possibility of the joint development of gaming and related facilities on Native American land where we can install our games and player stations. We also may seek to enter into strategic relationships and provide financing and development services for new or expanded gaming and related facilities for our customers. We currently have no binding agreements to acquire any third party or to provide any financing to our customers for the development or expansion of their facilities. We cannot assure you that the anticipated benefits of any acquisition, strategic relationship or financing would be realized. We may not be able to complete or integrate future acquisitions successfully.

   In connection with one or more of those transactions, we may:

  .  issue additional equity securities which would dilute stockholders;

  .  extend secured and unsecured credit which may not be repaid;

  .  incur debt on terms unfavorable to us or that we are unable to repay;

  .  incur contingent liabilities;

  .  integrate additional employees and fixed assets that we must maintain; and

  . incur amortization expenses related to goodwill and other intangible assets.

   We have limited experience in these types of activities. Accordingly, an acquisition or a strategic relationship, development effort or financing may result in unforeseen operating difficulties, financial risks or required expenditures that could adversely affect our liquidity. It may also divert the time and distract the attention of our management that would otherwise be available for ongoing development of our business. If we provide financing or development services to our customers, we may not realize a satisfactory return, if any, on our investment and we could lose some or all of our investment. See "Use of Proceeds."

We may not be successful in protecting our intellectual property rights or avoiding claims that we are infringing upon the intellectual property rights of others.

   We rely upon patent, copyright, trademark and trade secret laws, license agreements and employee nondisclosure agreements to protect our proprietary rights and technology, but these laws and contractual provisions provide only limited protection. We rely to a greater extent upon proprietary know-how and continuing technological innovation to maintain our competitive position. Insofar as we rely on trade secrets, unpatented know-how and innovation, there is no assurance that others will not independently develop similar technology or that secrecy will not be breached. The issuance of a patent does not necessarily mean that our technology does not infringe upon the intellectual property rights of others. Accordingly, we cannot assure you that we will not be subject to infringement claims from other parties. Problems with patents or other rights could increase the cost of our products or delay or preclude new product development and commercialization. If infringement claims against us are valid, we may seek licenses that might not be available to us on acceptable terms or at all. Litigation could be costly and time-consuming, but may be necessary to protect our proprietary rights or to defend against infringement claims. We could incur substantial costs and diversion of management resources in the defense of any claims relating to the proprietary rights of others or in asserting claims against others.

We rely on software licensed from third parties and technology provided by third-party vendors, the loss of which could increase our costs and delay software shipments. We also rely on technology provided by third-party vendors which, if disrupted, could suspend play at some of our player stations.

   We integrate various third-party software products as components of our software. Our business would be disrupted if this software, or functional equivalents of this software, were either no longer available to us or no longer offered to us on commercially reasonable terms. In either case, we would be required to either redesign our software to function with alternate third-party software or develop these components ourselves, which would result in increased costs and could result in delays in our software shipments. Furthermore, we might be forced to limit the features available in our current or future software offerings.

   We also rely on the technology of third-party vendors, such as telecommunication providers, to operate our "Betnet" network. A serious or sustained disruption to the provisions of these services could result in some of our player stations being non-operational for the duration of the disruption which would adversely affect our ability to generate revenue from those player stations.

We do not rely upon the term of our customer contracts to retain the business of our customers.

   Our contracts with our customers are on a year-to-year or multi-year basis and we have no written contract with our largest customer, the Chickasaw Nation of Oklahoma. We do not rely upon the stated term of our customer contracts to retain the business of our customers. We rely instead upon providing competitively superior player stations, games and systems to give our customers the incentive to continue to do business with us. At any point in time, a significant portion of our business is subject to non-renewal which, if not renewed, could materially and adversely affect our earnings and financial condition.

If our key personnel leaves us, our business will be significantly adversely affected.

   We depend on the continued performance of the members of our senior management team and our technology team. Gordon T. Graves, our Chairman and Chief Executive Officer, has extensive experience in the Native American gaming business and has contributed significantly to the growth of our business. If we lose the services of Mr. Graves, Clifton E. Lind, our President and Chief Operating Officer, or any of our other senior officers or our directors or any member of our technology team, and cannot find suitable replacements for such persons in a timely manner, it could have a material adverse effect on our business.

Enforcement of remedies or contracts against Native American tribes could be difficult.

   Governing and Native American Law. Federally recognized Native American tribes are independent governments, subordinate to the United States, with sovereign powers, except as those powers may have been limited by treaty or by the United States Congress. Native American power to enact their own laws to regulate gaming is an exercise of Native American sovereignty, as recognized by the Indian Gaming Regulatory Act. Native American tribes maintain their own governmental systems and often their own judicial systems. Native American tribes have the right to tax persons and enterprises conducting business on Native American lands and also have the right to require licenses and to impose other forms of regulations and regulatory fees on persons and businesses operating on their lands.

   Native American tribes, as sovereign nations, are generally subject only to federal regulation. Although Congress may regulate Native American tribes, states do not have the authority to regulate Native American tribes unless such authority has been specifically granted by Congress. State laws generally do not directly apply to Native American tribes and activities taking place on Native American lands unless the tribe has a specific agreement or compact with the state or federal government allowing for the application of state law. In the absence of a conflicting federal or properly authorized state law, Native American law governs.

   Our contracts with Native American customers provide that the law of the state in which a tribe is located will be the governing law of those contracts. We cannot assure you, however, that these choice of law clauses are enforceable.

   Sovereign Immunity; Applicable Courts. Native American tribes generally enjoy sovereign immunity from suit similar to that of the states and the United States. In order to sue a Native American tribe (or an agency or instrumentality of a Native American tribe), the Native American tribe must have effectively waived its sovereign immunity with respect to the matter in dispute.

   Our contracts with Native American customers include a limited waiver of each tribe's sovereign immunity and provide that any dispute regarding interpretation, performance or enforcement shall be submitted to, and resolved by, arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and that any award, determination, order or relief resulting from such arbitration is binding and may be entered in any court having jurisdiction. In the event that such waiver of sovereign immunity is held to be ineffective, we could be precluded from judicially enforcing any rights or remedies against a tribe. These rights and remedies include, but are not limited to, our right to enter Native American lands to retrieve our property in the event of a breach of contract by the tribe party to that contract.

   If a Native American tribe has effectively waived its sovereign immunity, there exists an issue as to the forum in which a lawsuit can be brought against the tribe. Federal courts are courts of limited jurisdiction and generally do not have jurisdiction to hear civil cases relating to Native Americans. Federal courts may have jurisdiction if a federal question is raised by the suit, which is unlikely in a typical contract dispute. Diversity of citizenship, another common basis for federal court jurisdiction, is not generally present in a suit against a tribe because a Native American tribe is not considered a citizen of any state. Accordingly, in most commercial disputes with tribes, the jurisdiction of the federal courts, which are courts of limited jurisdiction, may be difficult or impossible to obtain. There can be no assurance that any arbitration decision could be effectively enforced by us.

The National Gambling Impact Study Commission's recommendations may adversely affect the gaming industry and our operations.

   The National Gambling Impact Study Commission was established by the United States Congress to conduct a comprehensive study of the social and economic impact of gaming in the United States. On April 28, 1999, the National Gambling Impact Study Commission voted to recommend that the expansion of gaming be curtailed. In June 1999, the National Gambling Impact Study Commission issued a final report of its findings and conclusions, together with recommendations for legislative and administrative actions. Highlights of some of those recommendations include:

  .  legal gaming should be restricted to those at least 21 years of age;

  .  betting on college and amateur sports should be banned;

  . the introduction of casino-style gaming at pari-mutuel racing facilities for the primary purpose of saving pari-mutuel facilities that otherwise may not be financially viable for the purpose of competing with other forms of gaming should be prohibited;

  .  internet gaming should be banned in the United States;

  . the types of gaming activities allowed by Native American tribes within a given state should be consistent with the gaming activities allowed to other persons in that state; and

  . state, local and Native American governments should recognize that casino gaming provides economic development, particularly for economically depressed areas and casino gaming as opposed to stand-alone slot machines (e.g., in convenience stores), Internet gaming and lotteries do not provide the same economic development.

Any regulation of the gaming industry which may result from the National Gambling Impact Study Commission's report may have an adverse effect on the gaming industry and on our financial condition and results of operations.

We may incur prize payouts in excess of game revenues.

   Our contracts with our Native American customers relating to our Legacy platform games provide that our customers receive, on a daily basis, an agreed percentage of gross gaming revenues based upon an assumed level of prize payouts rather than the actual level of prize payouts. This can result in payments by us to our customers of amounts greater than our customers' percentage share of the actual hold per day. In addition, because the prizes awarded in our games are based upon assumptions as to the number of players in each game and statistical assumptions as to the frequency of winners, we may experience on any day, or over short periods of time, a "game deficit" where the total aggregate amount of prizes paid exceeds aggregate game revenues. If we have to make any excess payments to customers or experience a game deficit over any statistically relevant period of time, we are contractually entitled to adjust the rates of prize payout to end-users in order to recover any deficit. We cannot assure you that, in the future, we will not miscalculate our statistical assumptions or for other reasons experience abnormally high rates of jackpot prize wins which may materially and adversely affect our cash flow on a temporary or long-term basis and which could materially and adversely affect our earnings and financial condition.

Adverse weather conditions in the areas in which we operate could have a material adverse effect on our results of operations and financial condition.

   Adverse weather conditions, particularly flooding, heavy snowfall and other extreme weather conditions, often deter our end-users from traveling or make it difficult for them to frequent the sites where our games are installed. If any of the sites where our games are installed were to experience prolonged adverse weather conditions, or if the sites in Oklahoma where a significant number of our games are installed were to simultaneously experience adverse weather conditions, our results of operations and financial condition would be materially adversely affected.

Worsening economic conditions may adversely affect out business.

   The demand for entertainment and leisure activities tends to be highly sensitive to consumers' disposable incomes and thus a decline in general economic conditions may lead to our end-users having less discretionary income with which to wager. This could cause a reduction in our revenues and have a material adverse effect on our operating results.


                         Risks Related To An Offering



Our management has broad discretion over the use of proceeds from any offering and may spend the proceeds in ways with which you do not agree.



   Our management will retain broad discretion as to the use of the net proceeds of any of our securities. Accordingly, you will not have an opportunity to evaluate the specific uses of the net proceeds of any offering and you may not agree with those uses. Our failure to use the net proceeds effectively would have an adverse effect on our business, financial condition, operating results and prospects.



We have outstanding a significant number of options and warrants that could dilute existing stockholders and could adversely affect our reported earnings per share. Shares eligible for sale after any offering could adversely affect our stock price.


   At December 31, 2001, there were outstanding options and warrants to purchase an aggregate of 3,226,745 shares of our common stock at exercise prices ranging from $1.65 to $10.67 per share. Of these outstanding options and warrants, 696,002 are immediately exercisable and the remainder become exercisable in substantially equal annual increments over the next three years. To the extent that these options and warrants are exercised, dilution to our stockholders will occur. Moreover, the terms upon which we could obtain additional equity capital may be adversely affected by the existence of these options and warrants for two reasons:

  . The options and warrants can be expected to be exercised only at a time when the market price of our common stock is above the exercise price of the options and warrants and therefore we could, in all likelihood, have been able to obtain any needed capital on terms more favorable to us than the exercise terms provided in these securities; and

  . The exercise or conversion of the options and warrants is likely to occur only in connection with the sale in the public market of the underlying common stock, which could have the effect of depressing the market price of our common stock.

   Whether or not these options and warrants are exercised, our future reported earnings on a per share basis could be adversely affected. In addition to our outstanding options and warrants, the issuance of 4,410,665 shares by us during the third and fourth quarters of fiscal 2001 has increased the weighted average number of shares outstanding which will adversely affect our earnings on a per share basis. Currently, the market price of our common stock exceeds the exercise price of all of our options and warrants. If this condition continues, we expect a number of these options and warrants will be exercised, which will increase our weighted average number of shares outstanding. Even if not exercised, our future reported earnings per share on a diluted basis will likely assume that a large number of our options and warrants will be exercised. In either case, the greater number of shares of common stock outstanding or assumed to be outstanding will reduce our reported earnings on a per share basis from the amount that would have been reported had the shares not been issued or were not assumed to be issued.


   The market price of our common stock could decline as a result of sales by our existing stockholders after this offering or the perception that these sales could occur. These sales also might make it difficult for us to sell securities in the future at a time and price that we deem appropriate. See "Shares Eligible for Future Sale."


Effects of provisions in our articles of incorporation and by-laws or that apply by virtue of Texas law could make it more difficult for a third party to acquire us and could limit the price that investors are willing to pay in the future for shares of our common stock.

   As a Texas corporation, we are subject to Part Thirteen of the Texas Business Corporation Act which generally prohibits us from engaging in a broad range of business combinations with any person holding twenty percent or more of our shares for a period of three years following the date on which that person acquired twenty percent or more of our shares. In addition, we have the following provisions in our articles of incorporation and by-laws:

  . Our articles of incorporation provide for blank check preferred stock that allows our board of directors to designate and issue new series of preferred stock that could have rights, preferences and privileges senior to those of the common stock; and

  .  Our articles of incorporation eliminate cumulative voting.

   We have also entered into a stockholders' rights agreement pursuant to which our existing shareholders have the right to purchase shares of our Series B junior participating preferred stock in the event a person or group acquires 15% or more of our capital stock. These rights are commonly referred to as poison pills because the rights may cause substantial dilution to a person or group that acquires 15% or more of our common stock unless the rights are first redeemed or terminated by our board of directors.

   These provisions and rights may discourage certain types of transactions involving an actual or potential change in control. They may also limit our shareholders' ability to approve transactions that they may deem to be in their best interests and discourage transactions in which our shareholders might otherwise receive a premium for their shares over the then current market price.

Our Board of Directors has the right to issue shares of preferred stock which, if issued, would likely have rights preferential to those attached to our common stock. Under our stockholders' rights agreement our existing common stockholders have the right, in certain circumstances, to purchase shares of our Series B junior participating preferred stock.

   Our Board of Directors has the authority, without further action by stockholders, to issue up to 2,000,000 shares of preferred stock in one or more series and to determine the rights and preferences attaching to the preferred stock. If we issue new preferred stock, the ownership percentage of our then-current stockholders will be diluted and holders of our new series of preferred stock will likely have preferences and privileges senior to those of our common stock, such as superior voting rights, dividend rights, conversion rights and liquidation preferences.

   In addition, under our stockholders' rights agreement in certain circumstances we are obliged to issue, and each of our current common stockholders has the right to purchase, a fraction of a share of Series B junior participating preferred stock with rights, preferences and privileges senior to those of our common stock. These rights include superior voting rights, the right to a preferential dividend payment and the protection of customary anti-dilution provisions.

   The issuance of any Series B junior participating preferred stock or another series of preferred stock would have an adverse effect on holders of our common stock by adversely affecting the voting power of holders of common stock or resulting in restrictions upon the payment of dividends and other distributions to the holders of common stock. The market price of our common stock could decline as a result of the issuance of Series B junior participating preferred stock or another series of preferred stock. See "Description of Capital Stock--Preferred Stock" and "Description of Capital Stock--Stockholders' Rights Agreement."

Our stock price may be volatile and could decline substantially.

   The stock market has, from time to time, experienced extreme price and volume fluctuations. Many factors may cause the market price for our common stock to decline following this offering, including:

  . a decline in gaming revenues due to a legal challenge to one or more of our popular Class II bingo games;

  .  increased competition from existing and new competitors;

  . our failure to introduce new games and systems that appeal to our end-users;

  .  the popularity of gaming with the general public as a leisure activity;

  . the timing and amount of our expenditures for research, development, sales and marketing;

  . the unpredictable timing and amount of expenditures by our Native American customers; and

  . our dependence on a small number of major customers in the State of Oklahoma.

   These factors may make it difficult to forecast revenues and expenditures over extended periods. Consequently, our operating results for any period could be below the expectations of securities analysts and investors which could lead to a decline in the market price of our common stock.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   All statements other than statements of historical or current facts included in this prospectus or incorporated by reference herein, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed under "Risk Factors" and elsewhere in this prospectus.


   We urge you to review carefully the section "Risk Factors" in this prospectus for a more complete discussion of the risks of purchasing our securities. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements in such section, this section and elsewhere in this prospectus.

                                USE OF PROCEEDS




   Unless we otherwise indicate in an applicable prospectus supplement, we currently expect to use the net proceeds from the sale of any securities for working capital and other general corporate purposes, including:





    . to finance our growth;



    . for capital expenditures made in the ordinary course of business;



    . for acquisitions of businesses, products and technologies that complement or expand our business; and



    . to help fund the cost of constructing new or expanding existing gaming facilities.



   We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness. We will receive no proceeds from the sale of our common stock by the selling stockholder.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our common stock. We intend to retain future earnings for use in our business and do not expect to declare cash dividends on our common stock in the foreseeable future. Any future declaration of dividends will be subject to the applicable law and discretion of our board of directors.

                          PRICE RANGE OF COMMON STOCK

   Our common stock is quoted on the Nasdaq National Market under the symbol "MGAM." The following table sets forth, for the periods indicated, the high and low reported sale prices per share for our common stock as reported on the Nasdaq National Market (or the Nasdaq SmallCap Market prior to September 27,
2001), which prices are believed to represent actual transactions. The prices have been adjusted to reflect a 3-for-2 stock split paid on February 11, 2002.

                                                  High   Low
                                                 ------ ------
                 Year Ended September 30, 2000:
                    First quarter............... $ 2.94 $ 1.35
                    Second quarter.............. $ 3.25 $ 1.44
                    Third quarter............... $ 2.97 $ 1.75
                    Fourth quarter.............. $ 4.27 $ 2.17

                 Year Ended September 30, 2001:
                    First quarter............... $ 4.50 $ 2.67
                    Second quarter.............. $ 5.73 $ 2.50
                    Third quarter............... $15.17 $ 5.36
                    Fourth quarter.............. $15.40 $ 7.53

                 Year Ending September 30, 2002:
                    First quarter............... $26.66 $ 9.67
                    Second quarter.............. $37.05 $20.30

   On April 1, 2002, the last reported sale price of our common stock on the Nasdaq National Market was $34.98. The number of stockholders of record of our common stock on January 25, 2002 was approximately 3,270.

                     SELECTED CONSOLIDATED FINANCIAL DATA

   We derived the historical financial data presented below for the years ended September 30, 1999, 2000 and 2001 and the historical balance sheet data as of September 30, 2000 and 2001 from our audited consolidated financial statements included elsewhere in this prospectus, which have been audited by BDO Seidman, LLP, independent certified public accountants, whose report thereon appears elsewhere in this prospectus. We derived the historical financial data presented below for the years ended September 30, 1997 and 1998, and the historical balance sheet data as of September 30, 1997, 1998 and 1999, from our audited consolidated financial statements not included in this prospectus. We derived the historical financial data as of and for the three month periods ended December 31, 2000 and 2001 from our unaudited consolidated financial statements included elsewhere in this prospectus. You should read the selected consolidated financial data with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto included elsewhere in this prospectus:

                                                                                                       Three Months
                                                              Years Ended September 30,             Ended December 31,
                                                  ------------------------------------------------  ------------------
                                                    1997      1998      1999      2000      2001      2000      2001
                                                  --------  --------  --------  --------  --------  --------  --------
                                                              (dollars in thousands, except per share data)
                                                                                                        (unaudited)
Income Statement Data:
Revenues
   Gaming revenue--Class II(1)................... $ 34,011  $ 61,640  $ 82,576  $ 86,743  $121,165  $ 19,487  $ 56,588
   Gaming revenue--Class III(2)..................       --        --       295     2,516     4,669       917     1,309
   Player station sale and lease revenue(3)......    5,030     8,439     5,148     6,798     4,043       825       470
   Other(4)......................................       11       458       837       752     1,935       377       524
                                                  --------  --------  --------  --------  --------  --------  --------
Total revenues...................................   39,052    70,537    88,856    96,809   131,812    21,606    58,891
   Less: Bingo prizes and related costs..........   (9,381)   (8,823)   (7,602)   (6,696)   (2,391)   (1,115)     (470)
   Less: Allotments to hall operators............  (17,902)  (39,587)  (55,545)  (58,148)  (85,655)  (13,452)  (40,041)
                                                  --------  --------  --------  --------  --------  --------  --------
Net revenues.....................................   11,769    22,127    25,709    31,965    43,766     7,039    18,380
Operating Costs and Expenses
   Cost of player stations sold..................    1,721     2,683       981     1,981       557         7        68
   Selling, general and administrative expenses..    7,276    12,949    17,831    16,289    21,501     3,974     7,366
   NGI judgment and related fees(5)..............       --        --     4,461         3        --        --        --
   Amortization and depreciation.................    1,775     2,950     6,144     8,973    10,085     2,331     3,198
                                                  --------  --------  --------  --------  --------  --------  --------
Total operating costs and expenses...............   10,772    18,582    29,417    27,246    32,143     6,312    10,632
                                                  --------  --------  --------  --------  --------  --------  --------
Operating income (loss)..........................      997     3,545    (3,708)    4,719    11,623       727     7,748
                                                  --------  --------  --------  --------  --------  --------  --------
Net income (loss)................................ $  1,311  $  2,215  $ (2,505) $  2,779  $  6,672  $    364  $  4,751
                                                  ========  ========  ========  ========  ========  ========  ========
Basic earnings (loss) per share(6)............... $   0.19  $   0.27  $  (0.32) $   0.32  $   0.71  $   0.04  $   0.39
                                                  ========  ========  ========  ========  ========  ========  ========
Diluted earnings (loss) per share(6)............. $   0.15  $   0.23  $  (0.32) $   0.31  $   0.57  $   0.04  $   0.33
                                                  ========  ========  ========  ========  ========  ========  ========
Other Financial Data:
   EBITDA(7)..................................... $  2,772  $  6,495  $  2,436  $ 13,942  $ 21,708  $  3,058  $ 10,946
   Cash flow from operating activities...........     (567)    5,472     4,720    12,928    14,573     4,590     5,958
   Cash flow from investing activities...........   (4,353)   (5,996)  (12,621)   (8,640)  (15,964)     (393)   (6,898)
   Cash flow from financing activities...........    5,792        25     7,315    (4,268)    4,764    (2,109)    2,881
   Capital expenditures..........................    4,104     5,983    12,569     8,664    15,936       382     6,895

                                                                            Three Months
                                       Years Ended September 30,         Ended December 31,
                                --------------------------------------- -------------------
                                 1997    1998    1999    2000    2001    2000      2001
                                ------- ------- ------- ------- ------- ------- -----------
                                       (dollars in thousands, except per share data)
                                                                            (unaudited)
Balance Sheet Data:
   Cash and cash equivalents... $ 2,380 $ 1,881 $ 1,295 $ 1,315 $ 4,868 $ 3,403 $     6,809
   Total assets................  15,400  19,725  28,880  28,792  44,667  26,698      54,537
   Total debt..................   1,070     937  11,608   7,886      --   6,167         399
   Total stockholders' equity..  10,277  12,677  10,502  13,046  32,368  13,020      39,619

--------
(1)Consists of revenue from participation arrangements in Class II gaming. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."
(2)Consists of revenue from participation arrangements in Class III gaming. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."
(3)Consists of revenue from the sale and lease-purchase of player stations, principally of Class III video lottery terminals.
(4)Consists of service and maintenance fees from Class II gaming and Class III gaming and licensing fees from Class III gaming.
(5)In December 1999, we entered into an agreement with Network Gaming International Incorporated ("NGI") that settled a $3.1 million verdict against us for breach of contract that had been awarded in November 1999 by a jury in the Federal District Court for the Northern District of Oklahoma. Pursuant to the settlement, in December 1999 we delivered 187,500 shares of our Common Stock to NGI and paid NGI $800,000. We also agreed to pay NGI an additional $2.28 million in cash over three years. In September 2001 we paid the remaining balance of $1.9 million to NGI in full satisfaction of the settlement agreement.
(6)Per share data reflects a 3-for-2 stock split paid on February 11, 2002.
(7)EBITDA represents earnings before interest, income taxes, depreciation and amortization. EBITDA is not the measurement of financial performance under accounting principles generally accepted in the United States of America, is not intended to represent cash flow from operations in accordance with accounting principles generally accepted in the United States of America and should not be considered as an alternative to net earnings as an indicator of our operating performance or to cash flow as a measure of liquidity. We believe that EBITDA is widely used by analysts, investors and others in the gaming industry as a measure of financial performance. EBITDA may not be comparable with similarly titled measures used by other companies as a measure of financial performance.


                      RATIO OF EARNINGS TO FIXED CHARGES





      Ratio of Earnings to Fixed Charges 269.79 10.63 5.21 NM  26.03 5.72





   For purposes of computing the ratio of earnings to fixed charges, earnings are computed as income before income taxes plus loss from equity investment and fixed charges. Fixed charges represent interest, including amortization of deferred finance charges and an estimated portion of rentals representing interest costs. Earnings were insufficent to cover fixed charges by ($3,469,000) for the year ended September 30, 1999 and, accordingly, not measured as a ratio to fixed charges. NM means "Not Measured"

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis should be read in conjunction with our "Selected Consolidated Financial Data" and our consolidated financial statements and related notes included elsewhere in this prospectus.

Overview

   We are the leading supplier of on-line systems and linked, interactive electronic games and player stations to the rapidly growing Native American gaming market. We design and develop networks, software and content that provide our customers with a comprehensive gaming system. Historically, we have focused our efforts on Class II gaming systems and Class III video lottery systems used primarily by Native American tribes.

   Our recent revenue growth has been driven primarily by our technological innovation and the increase in the installed base of our player stations. Our gaming platforms enable us to regularly launch new games that we believe provide end-users with greater levels of entertainment. We believe that this leads to a greater number of end-users and to increased end-user spending rates. Since our inception, we have produced MegaBingo, a live paper bingo game featuring a live bingo ball draw that we televise to multiple bingo halls throughout the United States. MegaBingo enables players in participating halls to compete with players in other halls in a single live bingo game to win a large jackpot prize. In May 1996, we introduced our Class II Legacy platform together with MegaMania, the first in a series of high speed, interactive bingo games played on player stations linked with one another via a nationwide, on-line telecommunications network. In January 2001, we introduced our Class II New Generation platform, which plays faster than our Legacy platform and has generated increased revenues for our customers and us. In June 1999, we first installed Class III video lottery systems in the State of Washington, which currently is the only state where Class III video lottery systems are permitted by Native American-state compact.

   Our New Generation platform operates at considerably faster speeds than our Legacy platform, generally resulting in end-users playing a greater number of games on our New Generation platform than they otherwise could have on our Legacy platform in the same amount of time. As a result of the faster speed of play and higher payout ratios, we believe that end-users derive a higher level of satisfaction from playing our New Generation platform games. We believe that this enhanced satisfaction results in end-users playing games on our New Generation platform for longer periods of time than they would have played on our Legacy platform, resulting in a higher hold per day per player station on our New Generation platform player stations.

   We derive our Class II gaming revenues primarily from participation arrangements with our customers. Under these arrangements we retain ownership of player stations installed at our customers' bingo halls and receive revenue based on a percentage of the hold per day generated by each player station. The hold per day is reported by us as gaming revenue and represents the total amount wagered by end-users on a given player station less the total amount of prizes paid to end-users. Payments made to the halls for their share of the hold per day are recorded in our results of operations as "Allotments to Hall Operators" and are deducted from our total revenues to arrive at our net revenues. A comparatively small and declining share of our Class II gaming revenue is from the sale of Class II player stations under lease-purchase arrangements. Under our lease-purchase arrangements, we receive a series of lease payments based on a percentage of a customer's revenue generated from the leased player station. At the end of the lease period we transfer ownership of the player station to the customer. Due to the pace at which we introduce new technology into our games and systems, we believe our Class II customers generally prefer to rent our player stations under participation arrangements rather than to incur capital costs that may be lost to obsolescence. Our reporting of revenues from our television bingo game show, MegaBingo, which accounts for the balance of our Class II gaming revenues, differs from this model. Revenues from MegaBingo are recorded by us prior to the payment of prizes to end-users and prior to an allotment to the hall operator of its share of MegaBingo revenues.

   The majority of our Class III video lottery systems are sold for an up-front purchase price. In addition, we also receive back-office fees based on a share of the hold per day. Back-office fees cover our service and maintenance of the back-office server installed in each hall to run our Class III games and the related player tracking systems. For those video lottery systems sold to our customers, the back-office fees are considerably smaller than the revenue share we receive from Class II player stations being rented under participation agreements. Accordingly, we derive our revenues from Class III gaming to a greater extent from the sale of player stations as compared to the Class II market. We also enter into either participation or lease-purchase arrangements for our Class III video lottery systems that are similar to those for our Class II systems.

   Our sales of Class III video lottery systems peaked in 2000, as initial sales were made pursuant to newly adopted Native American-state compacts with the State of Washington which limited the number of installed Class III video lottery systems permitted on Native American land. We anticipate that the sale of Class III video lottery systems will increase in 2002, as the compact limit on the number of Class III video lottery systems has increased and new Native American gaming facilities are under construction.

   We have license agreements with WMS Gaming Inc. and Bally Gaming Inc. to use certain trademarks, logos and graphics in connection with our Class III games. We, in turn, resell these licenses to our customers in connection with the installation of our Class III video lottery terminals using these licenses. Revenues from these license fees are included in other income in our results of operations. We also have a similar license agreement for the Class II market with Bally Gaming Inc. We do not resell Class II licenses as we only install our Class II games and player stations with our customers on a participation arrangement basis.

   In addition to bingo prizes and related costs and allotments to hall operators, our next largest expense directly related to our Class II and Class III gaming revenue is amortization and depreciation. Most of our Class II player stations are owned by us and we depreciate the cost of these player stations generally over two to five years. We also capitalize certain costs related to the design and development of our gaming products and systems which we amortize generally over eighteen months to five years. Our cost of player stations sold is the smallest component of our expenses as a percentage of our total revenues and is commensurate with the contribution made by sales of player stations to our total revenues.

Results of Operations

   The following table sets forth our installed base for the years ended September 30, 1999, 2000 and 2001 and the three months ended December 31, 2000 and 2001.

                                                      Years Ended    Three Months Ended
                                                     September 30,      December 31,
                                                   ----------------- ------------------
                                                   1999  2000  2001    2000        2001
                                                   ----- ----- ----- --------    -------
Average Installed Base
   Class II.......................................
       New Generation platform....................    --    --   876       --      2,595
       Legacy platform............................ 3,838 3,869 3,432    3,920      3,017
                                                   ----- ----- ----- --------    -------
       Total Average Class II Player Stations..... 3,838 3,869 4,308    3,920      5,612
   Class III......................................   172   863 1,379    1,308      1,554
Installed Base End of Period:
   Class II.......................................
       New Generation platform....................    --    -- 1,966       --      2,933
       Legacy platform............................ 3,900 3,986 2,979    3,876      2,891
                                                   ----- ----- ----- --------    -------
       Total Average Class II Player Stations..... 3,900 3,986 4,945    3,876      5,824
   Class III......................................   520 1,282 1,506    1,308      1,630

Three Months Ended December 31, 2001 Compared to Three Months Ended December 31, 2000

   Total revenues increased 173% to $58.9 million in the three months ended December 31, 2001, from $21.6 million in the same period in 2000. This increase was primarily the result of the introduction of our New Generation platform and related MegaNanza product line in January 2001. For the three months ended December 31, 2001, MegaNanza generated revenues of $42.3 million, based on an average of 2,595 electronic player stations in daily operation. For the three months ended December 31, 2001, we had an average of 3,017 Class II Legacy player stations in daily operation, a 23% decrease from 3,920 in the same period in 2000. This decrease was primarily the result of the replacement of many of our Legacy platform player stations with our more profitable New Generation platform player stations. Total revenues from Class III games increased 42% to $1.3 million for the three months ended December 31, 2001 from $917,000 for the same period in 2000. Class III back-office fees increased 62% to $643,000 in the three months ended December 31, 2001 from $396,000 in the same period in 2000. This increase resulted from a 19% increase in the average number of Class III video lottery systems in service to 1,554 units for the three months ended December 31, 2001 from 1,308 units in the same period in 2000. Television bingo game show revenues decreased 70% to $325,000 in the three months ended December 31, 2001 from $1.1 million in the same period in 2000. This decrease was the result of a reduction from the prior year in the number of halls participating in MegaBingo and a reduction in the number of sessions played per week, as end-users have migrated to our faster Class II and Class III systems.

   Player station sale and lease revenue decreased by 43% to $470,000 for the three months ended December 31, 2001 from $825,000 in the same period in 2000. This decrease was primarily the result of a decrease in the number of Class III player stations sold in 2001 and a shift in preference by our Class II customers to rent our Class II player stations under participation arrangements.

   Other revenue, which consisted primarily of service and maintenance fees and licensing fees, increased 39% to $524,000 for the three months ended December 31, 2001 from $377,000 in the same period in 2000. This increase was related to a larger installed base of player stations and the growth in revenue from Class III licensing fees.

   Bingo prizes and related costs decreased 57% to $470,000 for the three months ended December 31, 2001 from $1.1 million in the same period in 2000. This decrease was caused primarily by the decrease in MegaBingo revenues discussed above.

   Allotments to hall operators increased 196% to $40.0 million for the three months ended December 31, 2001 from $13.5 million in the same period in 2000. This increase was attributable to the increase in hall commissions related to our Class II gaming activities and is commensurate with the overall increase in our Class II gaming revenue.

   Cost of player stations sold increased 871% to $68,000 for the three months ended December 31, 2001 from $7,000 in the same period in 2000. This increase was commensurate with the overall increase in our player stations sold.

   Selling, general and administrative expenses increased 85% to $7.4 million for the three months ended December 31, 2001 from $4.0 million in the same period in 2000. Software expenses increased as a result of more Class III video lottery systems being placed in the three months ended December 31, 2001 than in the same period in 2000. Salaries and wages increased primarily as a result of additional personnel hired to address our Class II electronic gaming network needs and the pursuit of new business, including the Class III video lottery business. Employee benefits increased as a result of performance-based incentives covering substantially all employees and an increase in health and life insurance premiums due to a greater number of employees. Advertising and promotions expenses increased primarily as a result of our enhanced efforts to advertise and promote certain games in 2001, which included hiring a marketing director and creating a marketing department. Legal and professional fees increased primarily as a result of increased legal and professional services for research into new products and markets. Consulting and contract labor increased primarily due to our increased emphasis on the development, upgrade and maintenance of games and systems.

   Amortization and depreciation expense increased 39% to $3.2 million for the three months ended December 31, 2001 from $2.3 million for the same period in 2000, primarily as a result of depreciation on a greater number of player stations in service.

   Interest income increased 83% to $64,000 for the three months ended December 31, 2001 from $35,000 in the same period in 2000. The increase in interest income was primarily the result of stockholder notes receivable increasing 130% to $1.8 million as of December 31, 2001 from $782,000 as of December 31, 2000.

   Interest expense decreased 90% to $17,000 for the three months ended December 31, 2001 from $176,000 in the same period in 2000. This decrease related to the decrease in our outstanding debt, primarily from the payment of the remaining balance on our existing credit facility in September 2001.

   Income tax expense increased 1,251% to $3.0 million for the three months ended December 31, 2001 from $222,000 in the same period in 2000. This represented an effective tax rate of 39% and 38% for the three months ended December 31, 2001 and 2000, respectively.

Fiscal 2001 Compared to Fiscal 2000

   Total revenues increased 36% in 2001 to $131.8 million from $96.8 million in 2000. This increase was primarily the result of the introduction of MegaNanza in January 2001. For 2001, MegaNanza generated revenues of $47.5 million, based on an average of 876 player stations in daily operation during the year. The average number of Class II Legacy platform player stations in daily operation decreased 11% to 3,432 in 2001 from 3,869 in 2000. This decrease resulted primarily from the replacement of many of our Legacy platform player stations with our more profitable MegaNanza and other New Generation platform player stations. Total revenues from Class III games increased 88% in 2001 to $4.7 million from $2.5 million in 2000. Class III back-office fees increased 183% to $2.0 million in 2001 from $706,000 in 2000. These increases resulted from a 60% increase in the average number of Class III video lottery systems in service from 863 units during 2000 to 1,379 units during 2001. Television bingo game show revenues decreased 71% to $2.2 million in 2001 from $7.5 million in 2000. This decrease was the result of a significant reduction from the prior year in the number of halls participating in MegaBingo, as end-users have migrated to our faster Class II and Class III systems.

   Player station sale and lease revenue decreased by 41% to $4.0 million in 2001 from $6.8 million in 2000. This decrease was primarily the result of a decrease in the number of Class III player stations sold in 2001 and a shift in preference of our Class II customers to rent our Class II player stations under participation arrangements.

   Other revenue, which consisted primarily of service and maintenance fees and licensing fees, increased 153% to $1.9 million in 2001 from $752,000 in 2000. This increase was related to the larger installed base of player stations and the growth in revenue from Class III licensing fees.

   No software licensing fees were recognized in 2001, compared with $600,000 in 2000. During 2000, we granted an exclusive license to use our intellectual property for non-gambling Internet sweepstakes purposes to GameBay.com, in which we hold a 29% interest. In return, we received a one-time fee of $1.0 million, of which $600,000 was received in cash in December 1999 and the balance was evidenced by a note for $400,000 due in December 2002. We elected, at the time, to defer any recognition of the $400,000 note receivable into income until payment was actually received. During the second quarter of 2001, we determined that the ultimate collection of the $400,000 note receivable was doubtful and accordingly the note was offset against the related deferred revenue. We did not recognize any loss on GameBay.com for 2001 because we had reduced the net book value of our investment in GameBay.com to zero by September 30, 2000.

   Bingo prizes and related costs decreased 64% to $2.4 million in 2001 from $6.7 million in 2000. The decrease was caused primarily by the decrease in MegaBingo revenues discussed above.

   Allotments to hall operators increased 48% to $85.7 million in 2001 from $58.1 million in 2000. Virtually all of this increase was attributable to the increase in hall commissions related to Class II interactive gaming and is commensurate with the overall increase in Class II interactive gaming revenue.

   Cost of player stations sold decreased 72% to $557,000 in 2001 from $2.0 million in 2000. This decrease was commensurate with the decrease in player stations sold.

   Selling, general and administrative expenses increased 32% to $21.5 million in 2001 from $16.3 million in 2000. Software expenses increased due primarily to licensing fees related to Class III games, including $500,000 relating to fixed payments for estimated shortfalls in minimum software purchase requirements under a contract. Salaries and wages increased due to additional personnel hired to address our Class II electronic gaming network needs and the pursuit of new business, including the Class III video lottery business. Employee benefits increased primarily due to an increase in performance-based incentives covering substantially all employees and an increase in health and life insurance premiums due to a greater number of employees. Advertising and promotions expenses increased due to an enhanced effort by us to advertise and promote certain games in 2001, which included hiring a marketing director and creating a marketing department. Legal and professional fees increased primarily due to our increased research with respect to new products and markets. Consulting and contract labor increased due to the increased development, upgrade and maintenance of games and systems by outside contractors. These increases were partially offset by a decrease in bad debt expense in 2001 and a decrease in telecommunications costs as a result of our favorable renegotiation of contracts.

   Amortization and depreciation expense increased 12% to $10.1 million in 2001 from $9.0 million in 2000 primarily as a result of depreciation on a greater number of player stations in service during 2001. The amount of depreciation expense in 2001 that related to player stations installed prior to 2001 was $5.0 million and the amount that related to player stations installed during 2001 was $1.3 million.

   Interest income increased 18% to $139,000 in 2001 from $118,000 in 2000. The increase in interest income was primarily the result of a 144% increase in stockholder notes receivable to $1.9 million as of September 30, 2001 from $780,000 as of September 30, 2000.

   Interest expense decreased 20% to $699,000 in 2001 from $878,000 in 2000. This decrease resulted from a lower outstanding balance on our working capital line of credit during 2001. This decrease was partially offset by $177,000 in interest paid on additional income tax assessments made by the Internal Revenue Service for our 1997, 1998 and 1999 tax years.

   Equity in loss of unconsolidated subsidiary was zero in 2001 compared to $350,000 in 2000. We recorded our 29% investment in GameBay.com using the equity method and have recognized our pro rata share of GameBay.com's estimated net loss since December 1999. We did not recognize any loss on GameBay.com for 2001 because we had reduced the net book value of our investment in GameBay.com to zero by September 30, 2000.

   Income tax expense increased 214% to $4.4 million in 2001 from $1.4 million in 2000. Our 2001 income tax expense represents an effective tax rate of 40%, as compared to 34% in 2000. The effective tax rate for 2000 was lower than the effective tax rate for 2001 as a result of prior year tax credits in the amount of $277,000 that we utilized during 2000.

Fiscal 2000 Compared to Fiscal 1999

   Total revenues increased 9% to $96.8 million in 2000 from $88.9 million in 1999. This increase was primarily the result of an increase in the number of installed player stations and games. The average number of

Class II player stations in daily operation increased 1% to 3,869 in 2000 from 3,838 in 1999. Total revenues from Class III games increased 747% to $2.5 million in 2000 from $295,000 in 1999. Class III back-office fees increased 841% to $706,000 in 2000 from $75,000 in 1999. The average number of Class III video lottery systems in service increased by 402% to 863 at the end of 2000 from 172 units at the end of 1999. Television bingo game show revenues decreased 21% to $7.5 million in 2000 from $9.5 million in 1999, primarily due to fewer persons playing MegaBingo across the country and the migration of end-users to our faster Class II and Class III systems.

   Player station sale and lease revenue increased by 33% to $6.8 million in 2000 from $5.1 million in 1999. This increase reflected the fact that 2000 was a full year of Class III equipment sales. We entered the Class III market in June 1999 and had only four months of Class III equipment sales during 1999.

   Other revenue, which consisted primarily of service and maintenance fees and licensing fees, decreased 10% to $752,000 in 2000 from $837,000 in 1999. This decrease was a result of our discontinuation of simulcasting services to Native American off-track betting facilities in February 1999, which had generated revenues of $626,000 during 1999. These decreases were offset by Class III licensing fees of $720,000, which we started to receive in September 1999.

   Software licensing fees totaled $600,000 for 2000 compared to zero in 1999. During 2000, we granted an exclusive license to use our intellectual property for non-gambling Internet sweepstakes purposes to GameBay.com, in which we held a 29% interest. In return, we received a one-time fee of $1.0 million, of which $600,000 was received in cash in December 1999 and the balance was evidenced by a note for $400,000 due in December 2002. We elected to defer any recognition of the $400,000 note receivable into income until payment was actually received.

   Bingo prizes and related costs decreased 12% to $6.7 million in 2000 from $7.6 in 1999. This decrease was primarily due to the decrease in MegaBingo revenues discussed above.

   Allotments to hall operators increased 5% to $58.1 million in 2000 from $55.5 million in 1999. The primary reason for this increase was the increase in hall commissions related to our interactive Class II gaming, which was commensurate with the overall increase in interactive Class II gaming. Hall commissions related to television bingo game shows decreased 14% to $1.2 million in 2000 from $1.4 million in 1999, primarily due to the decrease in MegaBingo revenues discussed above.

   Cost of player stations sold increased by 100% to $2.0 million in 2000 from $1.0 million in 1999. This increase was due to the increased number of Class III video lottery systems sold in 2000.

   Selling, general and administrative expenses decreased 8% to $16.3 million in 2000 from $17.8 million in 1999. Approximately $758,000, or 51%, of this decrease was due in part to the reduction in more expensive repairs and maintenance on our installed base of player stations performed in 1999. Repairs and maintenance in 1999 included the cost of replacement glass for new games and an adjustment of our repair inventory pool. Legal and professional expenses, excluding the Network Gaming, Inc. lawsuit legal fees which are classified separately in our statement of operations, decreased due to reduced legal and professional fees relating to litigation in connection with our MegaMania game and other legal and regulatory matters. See "Business--Regulation." Telecommunication costs decreased due in large part to the renegotiation of certain telecommunications contracts. Travel costs decreased primarily because adequate local personnel were hired in the State of Washington to staff our Class III gaming operations. Rental costs increased because of additional office space acquired in Austin, Texas and the addition of a warehouse in the State of Washington. Employee benefits increased due to a more profitable year in 2000. Bad debt expense decreased primarily due to the write-off of receivables from our simulcasting customers, which was reserved for in 1999. Contract labor increased due to the increased utilization of contract employees primarily in programming for our Class III operations.

   Settlement, legal, and other costs relating to the Network Gaming International Incorporated litigation and the resulting judgment against us decreased to $3,000 in 2000 from $4.5 million in 1999. In December 1999, we entered into an agreement with Network Gaming International Incorporated that settled a $3.1 million verdict against us for a breach of contract claim that had been awarded in November 1999 by a jury in the Federal District Court for the Northern District of Oklahoma. Pursuant to the settlement, in December 1999 we paid $800,000 to Network Gaming International Incorporated and agreed to pay it an additional $2.28 million in cash over three years. In addition, we delivered 187,500 shares of our common stock to Network Gaming International Incorporated.

   Amortization and depreciation expense increased 48% to $9.0 million in 2000 from $6.1 million in 1999, primarily as a result of depreciation on a greater number of player stations in service during 2000.

   Interest income decreased 39% to $118,000 in 2000 from $192,000 in 1999. This increase was primarily the result of accruing two years of interest on shareholder notes during 2000.

   Interest expense increased 219% to $878,000 in 2000 from $275,000 in 1999. This increase resulted from an entire year of interest on our working capital line of credit put in place during the third quarter of 1999.

   Equity in loss of unconsolidated subsidiary amounted to $350,000 for 2000 compared to zero in 1999. We recorded our investment in GameBay.com using the equity method and have recognized our pro rata share of GameBay.com's estimated net loss since December 1999. At September 30, 2000, the net book value of our investment in GameBay.com had been reduced to zero.

   Income tax expense increased $2.7 million to $1.4 million in 2000 from a tax benefit of $1.3 million in 1999. The 2000 income tax expense represented an effective rate of 34%. The 1999 income tax benefit represented an effective tax rate of 34% on a pretax loss of $3.8 million.

Liquidity and Capital Resources

   At December 31, 2001, we had unrestricted cash and cash equivalents of $6.8 million compared to $4.9 million at September 30, 2001. Our working capital at December 31, 2001 was $4.0 million compared to $4.2 million at September 30, 2001.

   As of December 31, 2001, our total contractual cash obligations were as follows:

                                      Less than  One to Four
                                      One Year      Years      Total
                                      ---------- ----------- ----------
        Long-term debt(1)............ $  123,000 $  276,000  $  399,000
        Operating leases(2)..........    475,000    713,000   1,188,000
        Purchase commitments(3)......  2,950,000  3,250,000   6,200,000
                                      ---------- ----------  ----------
           Total..................... $3,548,000 $4,239,000  $7,787,000
                                      ========== ==========  ==========

--------
(1)Represents a three year loan, at an annual interest rate of 8%, for the purchase of automobiles that matures in December 2004.
(2)Operating leases for our facilities and office equipment that expire at various times through 2005.
(3)Commitments to purchase player stations and licenses.

   Cash flow provided by operating activities was $6.0 million for the three months ended December 31, 2001 compared to $4.6 million for the same period in 2000. This decrease was the result of improved operations for 2001, offset in total by an increase in accounts receivable and inventory and a decrease in accounts payable and accrued expenses. Cash flow provided by operating activities was $4.7 million, $12.9 million and $14.8 million for the years ended September 31, 1999, 2000 and 2001, respectively. The increases in 2000 and 2001 were due primarily to the year-over-year improvements in our operating results.

   Cash used in investing activities was $6.9 million for the three months ended December 31, 2001 compared to $393,000 for the same period in 2000. This increase was the result of the increase in acquisition of property and equipment of $6.9 million in the quarter ended December 31, 2001 compared to $382,000 for the quarter ended December 31, 2000. Cash used in investing activities for the years ended September 30, 1999, 2000 and 2001 was $12.6 million, $8.6 million and $16.0 million, respectively. The acquisition of property and equipment for the years ended September 30, 1999, 2000 and 2001 was $12.6 million, $8.7 million and $15.9 million, respectively.

   Cash provided by financing activities was $2.9 million for the three months ended December 31, 2001 compared to cash used in financing activities of $2.1 million for the same period in 2000. For the three months ended December 31, 2001, we received proceeds from the exercise of stock options, warrants and related tax benefit totaling $2.4 million. Cash used in financing activities for the three months ended December 31, 2000 related primarily to the repayment of debt totaling $1.7 million and the purchase of treasury stock totaling
$0.4 million. Cash provided by (used in) financing activities for the years ended September 30, 1999, 2000 and 2001 was $7.3 million, ($4.3 million) and $4.8 million, respectively. Cash provided by financing activities for 1999 related primarily to a net increase in notes payable of $7.1 million. The increase in cash provided by financing activities for 2001 was primarily due to $18.0 million of proceeds received upon the exercise of options and warrants and related tax benefit, offset by $7.9 million used for the payoff of debt and $5.3 million used for the purchase of treasury stock. The decrease in cash provided by financing activities for 2000 related primarily to a net decrease in notes payable of $3.7 million.

   Our Board of Directors authorized us to repurchase 450,000 shares of our common stock, effective April 2000, and an additional 1,500,000 shares of our common stock, effective September 2001. The timing and total number of shares repurchased will depend upon prevailing market conditions and other investment opportunities. During fiscal 2000 and 2001, we repurchased 190,875 and 831,865 shares of our common stock at an average cost of $2.58 and $6.31, respectively. No shares were repurchased by us during the quarter ended December 31, 2001. At December 31, 2001, we had approximately 3.2 million options and warrants outstanding, with exercise prices ranging from $1.67 to $10.67 per share. Of the options and warrants outstanding, approximately 696,000 were exercisable at December 31, 2001. See "Shares Eligible For Future Sale."

   On July 29, 1999, we entered into a $10.0 million revolving credit facility with Coast Business Credit, a Division of Southern Pacific Bank. The credit facility was paid in full and terminated on September 28, 2001.

   Effective September 28, 2001, we entered into a new revolving credit facility with Washington Mutual Bank, FA pursuant to which we could borrow up to $14.0 million, subject to the condition that we maintain an equivalent amount of cash and cash equivalents on hand to collateralize any borrowings. On March 31, 2002, we terminated this credit facility without ever having incurred any borrowings and currently we do not have a borrowing facility with any lender. We are evaluating opportunities to secure borrowing capacity under new facilities but do not expect to have any such facilities in place prior to the consummation of this offering. There can be no assurance that we will enter into any such facility.

   We have not filed state tax returns for the states of California and Oklahoma for the tax years 1995 through 2001. For years 1995 through 1997, we do not expect to owe taxes, as we had net operating losses during these years. For the tax years 1998 through 2001, we have accrued $1.9 million for the estimated state tax liability, including interest at an assumed rate of 10%, but excluding provision for penalties. While we have not been assessed the taxes from these two states, we are in the process of completing the state tax returns and will pay all taxes due upon the completion and filing of such returns. There can be no assurance that the amount of actual state tax liability will not be greater than the amount we have accrued.

   Our projected capital expenditures for the next year will consist primarily of player stations that are placed with our Class II customers under rental arrangements, and may include substantial capital expenditures in connection with potential acquisitions and gaming facility development. In pursuing our acquisition strategy and our strategy to partner with our customers and prospective customers in the development of gaming facilities that will house our player stations, we may make expenditures that could significantly impact our cash flow and liquidity and use a significant portion of both our cash flow from operations and any proceeds we receive from any debt or equity financing we undertake. Our total capital expenditures will depend upon the number of player stations that we are able to place in service during the year. Additional capital expenditures will be required for player stations if we are successful in introducing our games into new markets, such as the charity bingo market. In addition to manufacturing our own player stations, we also purchase player stations and licenses from Bally Gaming Inc. and WMS Gaming Inc.

   We believe that our current operations can be sustained with cash from operations. There can be no assurance, however, that our business will continue to generate cash flow at current levels. Our performance and financial results are, to a certain extent, subject to general conditions in or affecting the Native American gaming industry and to general economic, political, financial, competitive, legislative and regulatory factors beyond our control. There can be no assurance that sufficient funds will be available to enable us to make necessary capital expenditures and to make discretionary investments in the future.

Seasonality

   We believe our operations are not materially affected by seasonal factors, although we have experienced fluctuations in our revenues from period to period. After the holiday season, our revenues generally build steadily, with our last fiscal quarter (July through September) traditionally being our strongest quarter.

Inflation and Other Cost Factors

   Our operations have not been, nor are they expected to be, materially affected by inflation. However, our operational expansion is affected by the cost of hardware components, which is not considered to be inflation sensitive, but rather sensitive to changes in technology and competition in the hardware markets. In addition, we expect to continue to incur increased legal and other similar costs associated with compliance with regulatory requirements and the uncertainties present in the operating environment in which we do business. Legal fees and expenses we may incur in 2002 related to litigation are not expected to reach the levels of 2000. However, this expectation could change depending upon a number of factors, including those described under "Risk Factors--We face legal and regulatory uncertainties that threaten our ability to conduct business, increase our cost of doing business and divert substantial management time away for operations."

Recently Issued Accounting Pronouncements

   In June 2001, the Financial Accounting Standards Board finalized FASB Statement No. 141, Business Combinations (SFAS 141), and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires us to recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that we reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

   SFAS 142 requires, among other things, that we no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires us to identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS 142 requires us to complete a transitional goodwill impairment test six months from the date of adoption. We are also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142. Currently, we do not expect that the adoption of SFAS 141 and SFAS 142 will have a material impact on our financial position and results of operations.

   In June, 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143, which amends SFAS No. 19, Financial Accounting and Reporting by Oil and Gas Producing Companies, is applicable to all companies. SFAS No. 143, which is effective for fiscal years beginning after June 15, 2002, addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. As used in SFAS No. 143, a legal obligation is an obligation that a party is required to settle as a result of an existing or enacted law, statute, ordinance, or written or oral contract or by legal construction of a contract under the doctrine of promissory estoppel. While we are not yet required to adopt SFAS No. 143, we do not believe the adoption will have a material effect on our financial condition or results of operations.

   In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets. SFAS No. 144, which supercedes SFAS No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of and amends ARB No. 51, Consolidated Financial Statements, addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and interim financials within those fiscal years, with early adoption encouraged. The provisions of SFAS No. 144 are generally to be applied prospectively. As of the date of this filing, we are still assessing the requirements of SFAS No. 144 and have not determined the impact the adoption will have on our financial condition or results of operations.

                                   BUSINESS

Our Company

   We are the leading supplier of interactive electronic games and player stations on which our games are played to the rapidly growing Native American gaming market. Our games are delivered through a telecommunications network that links our player stations with one another both within and among gaming facilities. We design and develop networks, software and content that provide our customers with comprehensive gaming systems. We have focused our development and marketing efforts on Class II gaming systems and Class III video lottery systems for use by Native American tribes throughout the United States.

   We operate our Class II games on behalf of our customers through a telecommunications network called "Betnet." The Betnet network links player stations located both within and among Class II gaming facilities enabling players to compete against one another, in the same game, to win common pooled prizes. We currently offer our Class II customers two gaming platforms on which to operate our games--our Legacy platform and our New Generation platform. In Class II gaming markets, we currently provide player stations to our customers at no initial charge and receive a percentage of the revenue, net of prizes, generated by each player station, known as the "hold."

   We offer our linked Class III video lottery systems to Native American customers in the State of Washington, currently the only jurisdiction where Class III video lottery is permitted by Native American-state compacts between individual tribes and the state. The majority of our Class III video lottery terminals are sold for an up-front purchase price. We also receive back-office fees based on a percentage of the hold per day generated by each video lottery terminal. In addition, we also offer Class III video lottery terminals under both rental and lease-purchase programs.

   As of February 28, 2002, we had 6,221 Class II player stations and 1,854 Class III video lottery terminals installed in 85 Native American gaming facilities in eight states as shown in the following table:

                                    Number of     Number of Our Player
                          Number   Bingo Halls      Stations in State
                          of Our    Where We   ---------------------------
                         Customers Have Player           New
        State            in State   Stations   Legacy Generation Class III
        -----            --------- ----------- ------ ---------- ---------
      Oklahoma..........    24         60      1,729    3,094         --
      Washington........    16         17        495       --      1,854
      New York..........     3          3        213      353         --
      Alabama...........     1          1          9       --         --
      Arizona...........     1          1         40       --         --
      Michigan..........     1          1         16       --         --
      Wisconsin.........     1          1        220       --         --
      Wyoming...........     1          1         52       --         --
                            --         --      -----    -----      -----
         Totals.........    48         85      2,774    3,447      1,854

   In addition, we operate a high-stakes television bingo game show, MegaBingo, which is currently delivered to 13 Native American bingo halls located in two states and two charity bingo halls in the District of Columbia.

   Our recent revenue growth has been driven primarily by our technological innovation and the increase in the installed base of our player stations. Our technology platforms enable us to regularly launch new games, which we believe provide end-users with greater levels of entertainment leading to a greater number of end-users and a higher spending rate per end-user.

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Overview of the Native American and Charity Gaming Markets

   The Native American gaming market is a highly fragmented segment of the overall gaming industry in the United States. There are 562 federally recognized Native American tribes in the United States which operate 321 Class II and Class III gaming facilities, with the majority of tribes operating only one facility. The facilities are located in 29 states. These Class II and Class III facilities house over 100,000 Class II and Class III player stations of all kinds.

   According to the National Indian Gaming Association, total wagering in Class II and Class III Native American facilities in 2000 was $1.2 billion and $9.2 billion, respectively, representing increases of 4.2% and 9.1%, respectively, from 1999 when wagering was approximately $1.1 billion and $8.5 billion, respectively. This increase is primarily due to the increasing presence of electronic bingo games in Class II gaming facilities.

   We believe that electronic bingo games have been installed in increasing numbers at Class II gaming facilities because they generally produce greater revenues and profits than paper bingo does on a per square foot basis. Technological innovations have increased the speed of play and have helped to drive increased wagering in the Class II gaming market. We believe that these technological innovations have also changed the demographic of end-users in this market to a younger and more affluent group than those that predominantly participated in paper bingo.

   Currently, 46 states permit charity gaming (only Arkansas, Hawaii, Tennessee and Utah do not) in the form of bingo, pull tabs, raffles, casino nights or any combination thereof. These games offer end users the opportunity to partake in activities that we believe would qualify as Class II games in a Native American facility. We believe that our market leading position in the Class II market would provide us with a competitive advantage in the charity gaming market if we attempt to install our player stations in charity gaming facilities.

   Due to variances in reporting and governance standards from state to state, historical revenue figures are not available for all 46 states that permit charity gaming. The 32 states that reported charity gaming activity during 2000 generated over $9.1 billion in combined gross charity gaming revenues from over 61,000 facilities licensed for that year. Gross bingo revenues comprised over $3.1 billion of this amount. The 25 states that reported charity gaming activity for 1999 generated over $7.8 billion in gross gaming revenues from over 52,000 facilities licensed during that year, with $2.7 billion of that figure comprised of gross bingo revenues. The 2000 and 1999 revenue figures presented herein do not include California, Florida and Pennsylvania's charity gaming activities.

Our Strategy

   Our strategy is to leverage our position as the leading supplier of Class II on-line systems and linked, interactive electronic games and player stations to the rapidly growing Native American gaming market to increase our revenues and expand our business. Our strategies include the following:

   Expand our Class II installed base with new and existing Native American customers and enhance our customer relationships and market position through
joint development efforts.   We seek to continue our growth by broadening our
customer base and expanding our installed base of linked Class II player stations in existing gaming facilities. We are also exploring the joint development of gaming facilities with new and existing Native American customers where we can install our player stations and games. We believe we will be able to grow our installed base of player stations and our market share and strengthen our relationships with existing and prospective customers, by developing new gaming facilities and expanding existing facilities. See "Use of Proceeds."

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

   Expand into the charity bingo hall market.   There are on-going legislative
initiatives in a number of jurisdictions that we believe, if successful, would allow the use of our technology in charity hall bingo played in those jurisdictions. If any of these initiatives were to be successful, we believe that we would be able to leverage our existing Class II systems, infrastructure and regulatory expertise to expand into this market. The technological flexibility of our gaming systems allows us to effectively place player stations in multiple geographic locations and to provide a satisfying entertainment and gaming experience to the end-user.

   Exploit potential expansion of new video lottery jurisdictions.   There are
on-going legislative initiatives in a number of states that, if successful, would permit the play of video lottery games. We plan to capitalize on any expansion in the video lottery market by leveraging our leadership in technologically advanced game design and our ability to rapidly adapt game technology to satisfy emerging regulatory requirements. We believe our experience in the State of Washington and the gaming system we developed for that market, which is designed to be readily adaptable to any other video lottery system requirements, leaves us well positioned to capture a share of this expanding market.

   Develop new products and markets for interactive gaming. We seek to leverage our strength and leadership in linked, interactive gaming, both within and between facilities, to develop new products and expand into new markets, including new distribution channels for legalized interactive and Internet-based games. Changes in state or federal law will be required to legalize these markets. States such as Nevada, for example, are considering legalizing intra-state gaming using the Internet. States that conduct state sponsored paper-based lottery systems could benefit in using electronic systems that could broaden participation, reduce costs, provide better information and improve security. States that already have relaxed the regulation of games that are based predominately upon skill, rather than chance (for example, poker and fantasy sports), may more readily allow these competitions among players at locations remote from one another using linked, on-line systems. We believe our experience in providing entertaining gaming to end-users within the limits placed upon us by applicable law and regulation and the power of our linked network and on-line systems can be applied to develop, distribute and market new gaming products.

Our Competitive Strengths

   We intend to execute this strategy by leveraging our competitive strengths, which include:

   Superior technology, products and services. Our technology-focused approach to our business has yielded what we believe are the most flexible and innovative gaming platforms in the Native American gaming industry. Our gaming platforms enable us to regularly launch new games which we believe appeal to the entertainment and gaming preferences of our end-users. Our standard product offerings also include richly featured back-office systems, cashless payment systems and player tracking systems.

   We continually upgrade our existing hardware, communication and software systems to incorporate state-of-the-art technology. We also regularly upgrade the hardware contained in the player stations located at our customers' facilities so that the player stations can use our most current technology to rapidly process the games, graphics and sounds made available through our network.

   Talented technology team.   We have invested heavily in the development and
recruitment of what we believe is one of the most talented technology teams in the Native American gaming market. Since introducing the first ever high speed, interactive linked bingo game on our Legacy platform in May 1996, we have introduced more than 10 new games, including most recently in January 2001, our MegaNanza game engine played on our

New Generation platform which permits the play of a significantly greater number of games per minute than does our Legacy platform. Over the next few months, we plan to introduce four new games for our New Generation platform.

   Our technology team also developed the first cashless pay-for-play system operated over a wide-area-network and the first central video lottery system able to support the hardware of multiple vendors. We were also the first Class II vendor able to offer three dimensional animation on our player stations.

   Extensive and flexible content library.   We currently own over 37 games in
our library and have licensing agreements with third parties to use an additional 7 Class III game themes and more than 2,000 additional Class II game themes.

   Our license agreements with WMS Gaming Inc. and Bally Gaming Inc. allow us to use some of their most popular game themes with tested acceptance in Class III gaming markets. Our technology team, flexible gaming platforms and extensive game library enables us to adapt these game themes to the Class II and Class III gaming markets and to quickly respond to changing end-user preferences and the requirements of applicable regulatory agencies.

   High barriers to entry.   We believe the size of our existing installed
base, our technological expertise, the strength of our relationships with our existing customers and our existing scaleable infrastructure present significant barriers to entry in the markets in which we operate our games and systems. Our existing installed base of player stations accounts for more than 85% of the installed base of all linked player stations in the Class II market and accounts for more than 25% of all linked Class III video lottery systems in the State of Washington. We believe that the depth and quality of our technological know-how and the strength of our relationships with our existing customers minimizes the risk that our player stations will be replaced by those of a competitor. Our existing infrastructure would be costly and time consuming to replicate and is scaleable as it allows us to incrementally add new player stations without incurring the initial costs that may be incurred by a competitor.

   On-going revenue from existing installed base.   We derive most of our
revenues from participation arrangements with our customers, through which we receive a percentage of the hold per day generated by each of our player stations. Our interests are closely aligned with the interests of our customers, as a substantial portion of our revenues is dependent on the revenues generated by our customers.

   Experienced management team with proven track record.   Our senior
management team is comprised of experienced industry veterans with an average tenure in the gaming industry of more than 14 years.

Our Products and Services

   Class II Games and Systems. We provide the Class II Native American gaming market with linked, interactive electronic games and related on-line systems and player stations. These games, systems and player stations include:

  . flexible gaming platforms that enable us to operate and regularly launch new game engines;

  . flexible game engines that enable us to display in a variety of ways the same underlying bingo game;

  . high speed, interactive Class II bingo games designed and developed by us that are intended to provide our end-users with an entertaining gaming experience;

  . player stations that are linked via our Betnet network thereby enabling us to rapidly communicate our games to end-users, broaden end-user participation in the same game throughout the country and monitor the performance of our network in real time; and

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

  . information services that allow our customers to monitor their gaming activities and to improve service to our end-users.

   To keep our product offerings fresh and take advantage of advances in technology that improve the quality of our systems and the level of revenues generated, we regularly introduce new high speed, interactive Class II bingo games into the market.

   Since our inception, we have produced MegaBingo, a live, paper bingo game featuring a live bingo ball draw. MegaBingo is televised to multiple bingo halls throughout the United States and enables players to simultaneously view the live bingo ball draw on television monitors located in the bingo hall and compete with players in other halls in the same live bingo game to win a large jackpot prize. A single game of MegaBingo is of approximately 12 minutes in duration and is played only two or three times per week in most bingo halls.

   In May 1996 we introduced our Legacy platform and its related family of game engines with the launch of MegaMania, the first high speed, interactive bingo game played on player stations linked with one another via a nationwide, on-line telecommunications network. When first introduced, a game of MegaMania was of approximately two-to-three minutes in duration. We used rotating shifts of teams of employees, working twenty-four hours per day, to manually draw bingo ball numbers from a bingo ball blower that were keyed into the network to appear simultaneously on player station monitors linked to the network and logged onto that game. Today, a game of MegaMania is of approximately one minute in duration and we use an electronic random number generator to key bingo numbers into the network which has added to the speed and reliability of the game, improved security and significantly reduced overhead.

   In January 2001 we introduced our New Generation platform and its related family of game engines with the launch of MegaNanza, which has significantly increased our revenues. Several games of MegaNanza can be played in the same amount of time as one game on our Legacy platform. We believe the faster pace permitted by our New Generation platform enhances the entertainment and gaming experience of our end-users which results in an overall increase in the number of end-users playing our games and in a higher spending rate per end-user.

   Our current offering of high speed, interactive Class II bingo games consists of:

  . our Legacy platform of games, which includes MegaMania(R), Flash 21 Bingo(R), Big Cash Bingo(R) and People's Choice; and

  . our New Generation platform of games, which presently consists of MegaNanza and its related family of games.

   We continue to offer MegaBingo as part of our Class II product offering, although its contribution to revenues has significantly decreased as customers have migrated to the high speed, interactive market which produces significantly greater revenue per square foot of gaming hall floor space than MegaBingo and other forms of paper bingo. We believe MegaBingo is a positive contributor to our business since its large jackpot prizes are well-publicized and attract end-users to bingo halls where we offer other forms of Class II gaming. MegaMania continues to be popular with some end-users who, we believe, enjoy paper bingo and therefore prefer the "paper bingo" like graphics and pace that MegaMania offers.

   We currently offer a variety of Class II player station models within each of our gaming platforms. Each player station has a screen that at all times displays the bingo cards being played and the bingo numbers drawn. Depending upon the entertainment preference of the end-user, an additional display can be selected by the end-user that minimizes the size of the bingo card display and shows other graphics that can take many forms, including graphics that simulate spinning reels similar to video slot machines. Some of our player stations also use displays adapted from game themes licensed by us from WMS Gaming Inc. and Bally Gaming Inc. The screen also serves as a touch pad that allows end-users to make game decisions, such as choosing to play or drop bingo cards and declaring a winning bingo. The player stations house computer terminal equipment that allows end-users to communicate with the Betnet network. Player stations vary according to height, width and depth (to accommodate, in part, the differing space needs of our bingo hall customers), screen size and other features affecting appearance and the visual appeal to end-users.

   Our Class II gaming is linked via our Betnet communications network which provides several important benefits to us, our customers and our end-users:

  . larger numbers of end-users can compete in a single game which increases the size of the prize "pool;"

  . Class II gaming requires there to be more than one end-user participating in a game and Betnet enables end-users to link with other end-users more quickly, thereby increasing the number of games that can be played at any time;

  . we are able to introduce technological enhancements via Betnet without the need for location-by-location downtime, thereby eliminating lost revenues to our customers;

  . we are able to monitor network performance in real time which allows us to quickly identify and respond to network problems and avoid significant downtime; and

  . since the frequency of prizes and its related affect upon the popularity of a game depends in part on the total number of end-users participating in the same game, we are able to broadly launch new games thereby enhancing the chance that the new game will become popular with end-users.

   In addition, our back-office system provides information services to our customers who are able to monitor all aspects of their gaming activities, player station-by-player station, game-by-game and bingo hall-by-bingo hall. Our back-office system includes a database server that archives details of distribution and sales, as well as end-user information used by the gaming facilities for marketing and player tracking and a management terminal that can monitor game system operation and generate system reports. Our player tracking system allows us to track the playing preferences of those individual end-users who have elected to participate in our player tracking program, thereby gaining potentially valuable design insight into game features that appeal to end-users. It also serves as a marketing tool for our customers who are made aware, in real time, of end-users playing in their facility.

   We continuously monitor our Betnet network from a central location in our Austin, Texas headquarters which enables us to identify network distribution problems as well as to gather valuable insights into the playing habits of end-users that is then utilized in our game design efforts.

   Class III Games and Systems. We sell linked Class III video lottery systems to Native American customers in the State of Washington and receive back-office fees based on a share of the hold per day generated by each player station. Class III video lottery gaming in the State of Washington is allowed pursuant to a compact between the State of Washington and certain Native American tribes in that State. The compacts contain the specifications for permissible video lottery systems including:

  . only those video lottery terminals within the same gaming facility may be linked with one another; and

  .  the system must be "cashless."

   An end-user who wishes to play our video lottery terminals must open an account with the cashier in the facility and receive a card encoded with an account number and a personal identification number. The end-user can then use the card to buy an electronic ticket at a video player terminal, add money to the account at a point of sale terminal, or cash out the account.

   Electronic replicas of scratch tickets are shown on the video lottery terminals, with the results of the wager displayed in a variety of graphical game formats that entertain the end-user with motion and sound before revealing the value of the scratch ticket. We have a license agreement with WMS Gaming Inc. that allows us to use several of its popular game themes in the State of Washington. Our Class III video player terminals are available in a variety of freestanding and bar-top styles having a look and feel that is consistent with traditional video slot machines.

   Our Class III systems in the State of Washington consist of all the software and hardware necessary for operation and are designed to be readily adaptable to video lottery requirements of jurisdictions outside the State of Washington. Our hardware includes multiple servers that generate sets of electronic lottery tickets and distribute them on demand to end-users sitting at terminals networked throughout a casino. As with our Class II gaming systems, our Class III back-office system allows us to maintain details of ticket manufacture, distribution and sales, end-user information and the ability to monitor game system operation and generate system reports.

Gaming Contracts

   Virtually all of our Class II and Class III gaming revenues are derived through contracts with our Native American customers. We do not have a written contract with our largest customer, the Chickasaw Nation of Oklahoma. Our contracts typically run from year-to-year or over multiple years and can be terminated earlier under certain specified conditions. The contracts specify the quantity and type of player stations to be installed and the terms of the rental, or participation arrangement. There is also a limited waiver of sovereign immunity by each tribe that typically provides for the arbitration of any dispute under the contract and the right to enforce any decision of the arbitrator by application to a federal or state court having jurisdiction. Under these contracts, we are also granted the right to enter the land of the Native American tribe for the purpose of removing our property under certain circumstances. See "Risk Factors--Enforcement of remedies or contracts against Native American tribes could be difficult."

   The terms of our agreements with the various hall operators that conduct MegaBingo provide for a prize reserve account where a fixed percentage of gross game receipts from MegaBingo are deposited into an account from which prizes are paid. End-users are not permitted to play for the jackpot prize until sufficient funds are in the prize reserve account to purchase an annuity for the prize or to pay the present value of the prize.

Marketing, Advertising and Promotion

   We try to arrange national and local news coverage of our games, and provide press releases to local newspapers regarding recent jackpot wins. We also arrange advertising for the introduction of new games into existing network halls and for new halls added to the network. In addition, we use a variety of focused advertising and promotion, including direct mailings in localities near network halls, discount coupons for new players, the purchase of advertising space in specialized bingo newsletters, the Players Passport(TM) club and other promotions unique to each hall. Our games typically are prominently featured in participating halls' program materials, such as calendars and flyers, and on outdoor billboards near certain participating halls.

   The cost of most of this advertising and promotion is paid for by us. We have agreed with substantially all of our customers that a dollar amount of approximately 0.5% of the gross daily revenue for our Legacy platform of games and approximately 0.5% of the daily hold for our New Generation platform of games will be set aside by us and used by us in consultation with our customers in part to pay these costs and the costs of incrementally new advertising and promotion.

Intellectual Property

   We rely to a limited extent upon patent, copyright, trademark and trade secret laws, license agreements and employee nondisclosure agreements to protect our proprietary rights and technology. Since these laws and contractual provisions provide only limited protection, we rely more upon proprietary know-how and continuing technological innovation to develop and maintain our competitive position. Insofar as we rely on trade secrets, unpatented know-how, and innovation, there is no assurance that others will not independently develop similar technology or that secrecy will not be breached.

   We have three issued patents and nine patents pending. The trademarks and tradenames used by us in our Class II and Class III games include: Betnet(TM), Players Passport(TM), MegaBingo(R), MegaCash(R), MegaMania(R), FlashCash(R), Big Cash Bingo(R), Flash 21 Bingo(R), Spin & Shout(R), Freedom 7's(R), Red Hot Diamonds(R), Fruit Cocktail(R), Fruit Cocktail Deluxe(R), Diamond Cherry Bell Magic(R), Spinning Cherries Royale(R), Meltdown(R), Keno Madness(R), High Noon Poker(R), Diamond Crown Jewels(R), Wild Spinner(R) and Vortex(R). All references herein to those trademarks and tradenames are deemed to include the applicable tradename or trademark designation. See "Risk Factors--We may not be successful in protecting our intellectual property rights or avoiding claims that we infringe upon the intellectual property rights of others."

Licenses

   We are licensed by the State of Washington to conduct our Class III gaming in that State and are also licensed by the lottery boards of the State of Texas and the District of Columbia. In our Class II gaming, we are licensed by all of the relevant Native American gaming commissions that grant licenses pursuant to their gaming ordinances. Prior to the introduction of our new generation of Class II games, we have sought and obtained determinations from each Native American gaming commission that we are licensed by that our games are Class II gaming.

Competition

   We currently compete in the Native American Class II and Class III gaming markets.

   In the Class II market, our existing installed base of linked player stations accounts for over 85% of the installed base of all linked player stations in that market. Linked player stations in turn account for a significant majority of all player stations in the Class II market. With our three largest customers, our linked player stations constitute more than 55% of all player stations of any kind in their facilities. We compete in Native American Class II gaming markets with companies that are generally smaller than us. The Miami Business Development Authority, a subsidiary of the Miami Tribe of Oklahoma, is our only competitor who offers linked Class II games and player stations. After our own linked games and player stations, pull-tab dispensers are the next largest category of player stations in the Class II gaming market. Vendors of pull-tab dispensers include Diamond Games Enterprises and Sierra Design, each of which is privately owned. We also compete with vendors of paper bingo and card minders in this market including Stuart Entertainment, doing business as Bingo King.

   In the Native American Class III gaming market in the State of Washington, we compete primarily against Sierra Design, a privately owned company, that has approximately 72% of the Class III video lottery market in the State of Washington.

Employees

   At December 31, 2001, we had 199 full-time and part-time employees, including 51 engaged in field operations, 34 in game design and 21 in computer operations relating to bingo activities, as well as others engaged in accounting functions, the design and assembly of player stations, sales and marketing activities and other general administrative and executive functions. We do not have a collective bargaining agreement with any of our employees. We believe our relationship with our current employees is good.

Regulation

   General. We are subject to federal, state and Native American laws and regulations that affect both our general commercial relationships with our Native American customers as well as the products and services we provide them. The following is only a summary of those laws and regulations and not a complete recitation of all applicable law.

   Native American Gaming. The operation of gaming on Native American lands is subject to the Indian Gaming Regulatory Act which created the National Indian Gaming Commission to promulgate regulations to enforce certain aspects of the Indian Gaming Regulatory Act.

   The Indian Gaming Regulatory Act classifies games that may be played on Native American land into three categories. Class I gaming includes traditional Native American social and ceremonial games and is regulated only by the tribes. Class II gaming includes bingo and, if played at the same location where bingo is played, pull-tabs, lotto, punch boards, tip jars, instant bingo, certain card games played under limited circumstances, and other games similar to bingo. Class III gaming consists of all forms of gaming that are not Class I or Class II, such as video casino games, slot machines, most table games and keno.

   The Indian Gaming Regulatory Act provides that Native American tribes may engage in Class II gaming, if

  . the state in which the Native American reservation is located permits such gaming for any purpose by any person;

  . the gaming is not otherwise specifically prohibited on the Native American reservation by federal law;

  . the gaming is conducted in accordance with a Native American ordinance which has been approved by the National Indian Gaming Commission; and

  . several other requirements are met, including the requirement that the Native American tribe have the sole proprietary interest and responsibility for the conduct of gaming, and that primary management officials and key employees be licensed by the tribe.

   Under the Indian Gaming Regulatory Act, the National Indian Gaming Commission has the power to inspect and examine all Native American gaming facilities, to conduct background checks on all persons associated with Class II gaming, to inspect, copy and audit all records of Native American gaming facilities, and to hold hearings, issue subpoenas, take depositions and adopt regulations in furtherance of its responsibilities. The Indian Gaming Regulatory Act authorizes the National Indian Gaming Commission to impose civil penalties for violations of its regulations or of the Indian Gaming Regulatory Act, and also imposes federal criminal sanctions for illegal gaming on Native American reservations and for theft from Native American gaming facilities.

   The Indian Gaming Regulatory Act also regulates the terms of gaming management contracts with Native Americans which must be approved by the National Indian Gaming Commission before taking effect. The National Indian Gaming Commission has determined that the agreements pursuant to which we provide our Class II games, equipment and services are "service agreements" and not "management contracts", thereby allowing us to obtain terms that might otherwise not be permitted had the contracts been determined to be management contracts. Under existing regulations, management contracts can have a maximum of seven years and limit the amount payable to the manager to 30% of the net revenue from the related gaming activity. However, the National Indian Gaming Commission has, on occasion, required that both a shorter term and a reduced percentage of the net revenue be accepted by a manager as a condition of its approval of a management contract. There is no assurance that further review of our agreements by the National Indian Gaming Commission or alternative interpretations of applicable laws and regulations will not require substantial modifications to our agreements in a manner that could materially and adversely affect our business. See "Risk Factors--Changes in regulation or regulatory interpretations could require us to modify the terms of our contracts with customers."

   Johnson Act. Class II gaming is defined by the Indian Gaming Regulatory Act as including "the game of chance commonly known as bingo (whether or not electronic, computer or other technological aids are used in connection therewith)." However, the definition of Class II gaming excludes so-called "gambling devices" which are defined as "electronic or electromechanical facsimiles of any game of chance or slot machines of any kind." Regulations adopted by the National Indian Gaming Commission further define "gambling devices" as devices prohibited by the Johnson Act.

   The Johnson Act defines an illegal gambling device as any "machine or mechanical device" designed "primarily" for gambling and that, when operated, delivers money to a player "as the result of the application of an element of chance." Courts that have considered the scope of the Johnson Act in relation to the Indian Gaming Regulatory Act have generally determined that the Johnson Act does not prohibit the use of electronic and technological aids to bingo that operate to broaden the participation of players to play against one another rather than against a machine. In the four federal courts that have specifically addressed the question of the player stations used by us in the play of our games, all four courts have held that our player stations are legal technological aids to the game of bingo, and therefore outside the scope of the Johnson Act.

   The Department of Justice has asserted in the past and continues to assert that:

  . any electronic or mechanical device used in gaming, such as the player stations used to play our Class II games, are illegal and in violation of the Johnson Act; and

  . the "spinning reel" design used as a graphic in many of our Class II games is a facsimile of a slot machine and, therefore, cannot be used in a Class II game. See "Risk Factors--We face legal and regulatory uncertainties that threaten our ability to conduct our business, increase our cost of doing business and divert substantial management time away from our operations."

   Class III video lottery games in the State of Washington are permitted and provided pursuant to a compact between the State of Washington and certain Native American tribes in that State.

   Native American Regulation of Gaming. The Indian Gaming Regulatory Act requires that Native American tribes adopt and submit to the National Indian Gaming Commission for its approval gaming ordinances that regulate the conduct of gaming by the tribe. While these gaming ordinances vary from tribe to tribe, they commonly provide for Native American ownership of the gaming operation; use of gaming net revenues for Native American government, economic development or related purposes; independent audits, including specific audits of all contracts of amounts greater than $25,000; Native American background investigations and licenses; adequate safeguards for the environment and the public health and safety; and dispute resolution procedures.

   Legal Challenges. In late 1997, we became subject to litigation initiated against us by the Department of Justice that challenged the legality of our MegaMania game and the player stations used by us in the play of that game. This litigation was resolved in our favor in decisions by two federal district courts and two federal courts of appeal. We believe the decisions clarified several important legal issues, such as what constitutes the game of bingo and whether our player stations are legal technological aids to the play of bingo.

   Prior to the MegaMania litigation, we had received and relied upon opinions and determinations by the National Indian Gaming Commission that MegaMania was legal Class II gaming. Notwithstanding these favorable National Indian Gaming Commission determinations, the Department of Justice initiated its own action against us that shut our business down for a short period of time and was very costly and time consuming to litigate. We face continued uncertainty as to whether we can obtain or rely upon National Indian Gaming Commission opinions and determinations on the legality of our activities. Regardless of whether we obtain opinions and determinations from the National Indian Gaming Commission or Native American agencies, we face the continued threat of actions initiated by the Department of Justice. See "Risk Factors--We face legal and regulatory uncertainties that threaten our ability to conduct our business, increase our cost of doing business and divert substantial management time away from our operations."

   Recent Developments. On March 22, 2002, the National Indian Gaming Commission published proposed rules that, if adopted, would change the definitions of technological aids and of electronic or electromechanical facsimiles used in Class II gaming. The release contains no explanation by the National Indian Gaming Commission of the purpose for the proposed changes or the effect or intended effect of the proposed changes in definitions. The comment period on the proposed rules expires April 22, 2002, unless extended. We cannot predict whether the proposed rules will be adopted in their current form, or as modified, or at all. See "Risk Factors--The National Indian Gaming Commission has issued proposed rules that, if adopted, could cause us to change the way we operate our Class II games and could materially and adversely affect our revenues, financial condition and results of operations.


   On April 15, 2002, we received an advisory opinion of the Deputy General Counsel of the National Indian Gaming Commission, or the NIGC, stating that MegaNanza, our most popular Class II game, was a Class III game as defined by the Indian Gaming Regulatory Act of 1988. The advisory opinion was in response to a request we made more than a year ago seeking a determination by the NIGC that MegaNanza is a Class II game. Advisory opinions rendered by the Deputy General Counsel are not the final decisions of the NIGC and are not binding upon the Chairman of the NIGC or upon the NIGC itself.



   The Deputy General Counsel based her opinion that MegaNanza was a Class III game on MegaNanza's determination of bingo numbers prior to the players' acquiring bingo cards for each MegaNanza game. According to the advisory opinion, the definition of "bingo"' requires that the number selection "must occur in real-time or very near in real-time to the actual play of the particular bingo game." While in practice, the commencement of a game of MegaNanza actually occurs within seconds of the completion of the number selection, in theory, a game could be commenced hours, days or weeks after completion of the number selection process, thus, apparently, prompting the conclusion of the Deputy General Counsel that MegaNanza is not a Class II game of bingo.



   We do not know whether a majority of the NIGC commissioners will agree with the advisory opinion, if they will be open to discussion on the subject, or if the Chairman of the NIGC will exercise his statutory right to take enforcement actions against tribes that continue to operate MegaNanza. The gaming commissions of our Class II customers previously independently determined that MegaNanza and our other New-Generation games are Class II games. We do not know whether the advisory opinion will cause any of these customers to change their independent determinations. We expect some customers will seek to deploy our newer Class II gaming systems, and others will challenge the advisory opinion through the regulatory resolution process, and in court, if necessary. As in the past, we will continue to work with our customers to find solutions to their regulatory concerns in ways that result in Class II games that are entertaining to end users. If asked, we will also work with the NIGC's legal staff to seek modifications to MegaNanza and our other New-Generation games that would satisfy their regulatory concerns.



   We regularly face legal uncertainties in Class II gaming, and we believe that we will be able to respond to the extent necessary, to any changes in laws and regulations and to the needs of our customers by rapidly adopting, developing and deploying new products. For example, the advisory opinion purports to relate to all versions of MegaNanza we currently offer to our customers, but the analysis in the advisory opinion appears only to relate to a version of MegaNanza that is no longer played. Our newer versions of MegaNanza and other New-Generation games operate in ways different from the version of MegaNanza discussed in the advisory opinion. As a result, it is not clear to us the full extent to which the advisory opinion relates to our current offering of MegaNanza and our other New-Generation games. We have already developed three New-Generation Class II gaming systems that change the feature of MegaNanza objected to in the Deputy General Counsel's advisory opinion. We plan to demonstrate these new gaming systems to our Class II customers over the coming weeks, and can rapidly deploy these systems for any of our customers who desire to make the change.





   We disagree with the Deputy General Counsel's interpretation of relevant law on this matter. In particular, the conclusions of the advisory opinion appear to reflect the effect of rules proposed by the NIGC in March 2002. These rules are still open for comment, have not been adopted as final, and may never be adopted. On April 18, 2002, we filed a lawsuit in the United States District Court for the Northern District of Oklahoma, Tulsa, Oklahoma, against the National Indian Gaming Commission seeking a judicial declaration that two versions of MegaNanza are Class II games. See "Risk Factors--A successful challenge to the Class II status of our MegaNanza game could materially and adversely affect our business." Even if successful though, litigation can be time-consuming, costly and distract management's attention. In addition, these or other regulatory developments or any regulatory enforcement actions could disrupt our or our customers' business operations or impair our operating results or cause a decline in our customers' purchases of our products.


   Other. Existing federal and state regulations may also impose civil and criminal sanctions for various activities prohibited in connection with gaming operations including false statements on applications and failure or refusal to obtain necessary licenses described in the regulations.

Properties

   We do not own any real property. As of December 31, 2001, we lease the following properties:

                                         Square Monthly
                                          Feet   Rent   Expiration Date
                                         ------ ------- ---------------
        Austin, Texas
           Corporate Offices............ 14,000 $11,550  July 2004
           Assembly Facilities.......... 30,540  14,048  July 2004
        Tulsa, Oklahoma
           Operations and Sales Offices.  7,445 $ 8,376  February 2005
            Warehouse................... 12,000   3,500  August 2003
        Dallas, Texas
           Computer Programming Offices.  1,656 $ 2,208  November 2002
        Kent, Washington
           Warehouse....................  4,000 $ 2,260  June 2002

   The aggregate annual rentals under these leases are approximately $475,000. We believe that these leases will be renewed as they expire or that alternative properties can be leased on acceptable terms.

   In addition to these properties, we own portable buildings that we lease or otherwise make available to gaming facilities of our customers to increase their available floor space and accommodate the placement of our player stations.

Litigation

   In addition to the threat of litigation relating to the Class II or Class III status of our games and player stations, we are the subject of various pending and threatened claims arising out of the ordinary course of business. We believe that any liability resulting from these claims will not have a material adverse effect on our results of operations or financial condition.

                                  MANAGEMENT

Directors and Executive Officers

   The following table sets forth the name, age and position of each of our executive officers and directors:

        Name                     Age                  Position
        ----                     ---                  --------
 Gordon T. Graves............... 65  Chairman, Chief Executive Officer and
                                       Director
 Clifton E. Lind................ 55  President, Chief Operating Officer and
                                       Director
 Gordon T. Sjodin............... 60  Executive Vice President
 Gary L. Loebig................. 53  Executive Vice President
 Robert F. Lannert.............. 46  Senior Vice President
 Thomas G. Le Gassick........... 35  Vice President
 Craig S. Nouis................. 39  Vice President and Chief Financial Officer
 Frank W. Rehanek, Jr........... 40  Vice President of Finance
 Glenn Goulett.................. 43  Vice President of Marketing
 Thomas W. Sarnoff.............. 75  Director
 John M. Winkelman.............. 55  Director
 Martin A. Keane................ 65  Director

   Gordon T. Graves has been our Chairman and a Director since our inception and has been our Chief Executive Officer since September 1994. Since December 1993 and from 1989 to 1990, Mr. Graves has been the President of Graves Management, Inc., a management consulting and investment company. From 1992 to December 1993, Mr. Graves was president and Chief Executive Officer of Arrowsmith Technologies, Inc., a computer systems company. From 1991 to 1993, Mr. Graves was employed by KDT Industries, Inc., a high-tech manufacturing and services company and an affiliate of Arrowsmith Technologies, Inc., as Vice President of Corporate Development and then President. From 1987 to 1989, Mr. Graves was the Chairman of the Board of Directors of Gamma International Ltd. (currently American Gaming and Entertainment, Ltd.) a company co-founded by him. Mr. Graves has been a Director of GameBay.com Inc., since its inception in 1999.

   Clifton E. Lind has been our President and Chief Operating Officer since June 1998, and a Director since May 31, 2000. From 1991 to 1993, Mr. Lind was the Executive Vice President, Chief Operating Officer and Chief Financial Officer of KDT Industries, where he worked with Mr. Graves. From 1994 to January 1997, Mr. Lind was the President and Chief Executive Officer of KDT Industries. From January 1997 until joining us as President, Mr. Lind was President of Celmark, Inc., an Austin, Texas based company owned by Mr. Lind. Celmark, Inc. provided financial consulting services to us as well as management and financial consulting services to start-up companies.

   Gordon T. Sjodin has been our Executive Vice President since May 2000. Mr. Sjodin first joined us in April 1994 as Vice President--Sales of our wholly-owned subsidiary MegaBingo, Inc. and served in that position until September 1994. From September 1994 to December 1998 he served as a Vice President. In December 1998, Mr. Sjodin was appointed President of our subsidiary MegaBingo, Inc. and served in that capacity until May 2000.

   Gary L. Loebig became our Vice President for new market development upon joining us in December 1998 and was elected Executive Vice President in December 2001. From 1984 until joining us in December 1998, Mr. Loebig was employed by Stuart Entertainment, doing business as Bingo King, a publicly traded company engaged in the manufacture and sale of bingo cards and related equipment and products. With Bingo King, Mr. Loebig served in various capacities, beginning as general sales manager and last serving as Senior Vice President--Market and Product Development.

   Robert F. Lannert was our Vice President of Computer and Data Processing Operations from August 1997 until being elected Senior Vice President in December 2001. Mr. Lannert has been employed by us since June 1996, and was supervisor of computer and data processing operations until being elected Vice President. From 1988 until August 1995, Mr. Lannert was Director of Data Processing for Debartolo Racing at Remington Park in Oklahoma City, and from August 1995 until joining us Mr. Lannert was Vice President of Operations for Spector Entertainment Group.

   Thomas G. Le Gassick has been our Vice President of sales since March 1999. From 1995 until joining us, Mr. Le Gassick was Vice President of Sales at Western Gift Distributors, a manufacturer and distributor of bingo products to charity and Native American gaming operations. From 1987 to 1995, Mr. Le Gassick was an Executive Vice President at PM Bingo and Promotions, where he provided financial and game development support and designed numerous gaming-related products for the industry's leading manufacturers, including Bingo King, Trade Products, Inc., Ace Novelty, International Gameco, and American Games, Inc.

   Craig S. Nouis joined us as Vice President and Chief Financial Officer in August 2001. From January 2001 to August 2001, Mr. Nouis served as an independent contractor to us and others providing financial and accounting services. From July 1993 to January 2001, Mr. Nouis was employed by BDO Seidman, LLP, an international accounting firm, last serving as audit partner.

   Frank W. Rehanek, Jr. has been our Vice President of Finance since August 2001. From September 1999 to August 2001, Mr. Rehanek was our Chief Financial Officer. Mr. Rehanek joined us in February 1997 as Corporate Controller and served in that capacity until September 1999. From April 1993 to November 1999, Mr. Rehanek was Controller of the Oklahoma Corporate Credit Union.

   Glenn Goulett. Mr. Goulett joined us in November 2000 as Vice President of Marketing. From 1994 to November 2000, Mr. Goulett served in various capacities for GTECH Corporation, including Director of Marketing for the western United States. Prior to joining GTECH, Mr. Goulett spent 10 years in market research working for ABC News in New York, the Republican National Party in Washington, D.C. and a private polling firm, Market Strategies, Inc., where he led the public opinion research for President George H. W. Bush. Mr. Goulett graduated from New York Institute of Technology and was a Political Fellow at Michigan State University's Political Leadership Program.

   Thomas W. Sarnoff has been a Director of ours since December 1997. Mr. Sarnoff was employed by the National Broadcasting Company, Inc. for over 25 years, holding positions that included Vice President, Production and Business Affairs, Executive Vice President of West Coast Operations, and last serving as President of NBC Entertainment Corporation from 1969 to 1977. After retiring from NBC in 1977, Mr. Sarnoff has been engaged in the production of television and film entertainment, primarily through Sarnoff Entertainment Corporation, which he formed in 1981. Mr. Sarnoff serves on many civic and charitable organizations and is currently the Chairman and Chief Executive Officer and a member of the Board of Directors of the Academy of Television Arts & Sciences Foundation.

   John M. Winkelman has been a Director of ours since August 2000. From 1999 to 2000, Mr. Winkelman was the Chief Executive Officer of Viejas Casino and Turf Club, a casino owned and operated by the Viejas Tribe located in San Diego County, California. From 1989 to 1999, Mr. Winkelman was the Economic Development Advisor to the Viejas Native American Council. He has worked exclusively with Native American enterprises for the past 20 years, with a primary focus on Native American gaming and related economic development.

   Martin A. Keane has been a Director of ours since November 2000. From 1986 to the present, Dr. Keane has been an independent engineering management consultant specializing in data processing systems for gaming and marketing applications. From 1976 to 1986, he was a Vice President with Bally Manufacturing Corp., where he served as Corporate Director of Technology from 1980 to 1986. Prior to 1980, he served at the General Motors Research Lab in Detroit, Michigan, where he supervised a small group of Ph.D. mathematicians working on management science and operations research problems. Dr. Keane holds nine patents for high-tech gaming devices and other applications. We have no rights under any patents held by Dr. Keane.

   All directors hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Our executive officers are appointed by, and serve at the discretion of, the Board.

   No family relationship exists between any of our directors or executive officers.

Meetings of Board of Directors

   During the fiscal year ended September 30, 2001, the Board of Directors held 11 meetings. During that period no Director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he was a director, and (ii) the total number of meetings held by all Committees of the Board of Directors during the period that he served on such Committees.

Committees of the Board of Directors

   Our Audit Committee members were, during the fiscal year ended September 30, 2001, Messrs. Keane, Winkelman and Alizadeh. Mr. Alizadeh resigned from the Board and its committees effective January 1, 2002 and was replaced on these committees by Mr. Sarnoff. Each member of the Audit Committee has been determined by the Board of Directors to be "independent" as defined in the regulations of the Nasdaq National Market. We also have a Compensation Committee whose members currently are Messrs. Keane, Graves and Sarnoff.

   The Audit Committee meets with management and with our independent certified public accountants to determine the adequacy of our internal controls and other financial matters. The Compensation Committee reviews general policy matters relating to compensation and benefits of our employees and officers.

Executive Compensation

   The following table sets forth information concerning the annual compensation for our Chief Executive Officer and for each of our four next most highly compensated executive officers whose salary and bonus exceeded $100,000 for services rendered to us during the fiscal year ended September 30, 2001.

                                                            Number
                                           Compensation    of Annual   Long-Term
                                         ----------------  Options/   Compensation
    Name and Principal Position     Year  Salary   Bonus  Warrants(1)  Awards(2)
    ---------------------------     ---- -------- ------- ----------- ------------
Gordon T. Graves................... 2001 $223,621 $75,000   165,000      $4,800
  Chairman and CEO                  2000  178,700      --        --       5,879
                                    1999  142,009      --     (3)         3,514

Clifton E. Lind.................... 2001  201,539  60,000   315,000       5,572
  President and COO                 2000  187,683      --    30,000       9,937
                                    1999  180,163      --     (3)         3,628

Gary L. Loebig..................... 2001  145,000  20,000   135,000       5,200
  Executive Vice President          2000  168,259   5,000    52,500       8,176
                                    1999   94,778      --    75,000       1,846

Gordon T. Sjodin................... 2001  120,360  10,000    15,000       5,214
  Executive Vice President          2000  125,677      --        --       5,027
                                    1999  120,522      --    15,000       4,073

Robert F. Lannert.................. 2001  105,000  15,000    97,500       5,492
  Senior Vice President             2000  109,516  10,000        --       4,073
                                    1999   95,179      --       150       7,970

--------
(1)Consists of shares of common stock underlying options granted pursuant to our Stock Option Plans. See "Management--Stock Option Plans."
(2)Consists of contributions we made on behalf of the named executive officers to our 401(k) plan.
(3)Does not include shares of common stock underlying warrants issued to a partnership that purchased player stations from us, in which Messrs. Graves and Lind each owned a 6.36% partnership interest.

Option/Warrant Grants During Fiscal 2001

   The following table sets forth information regarding options and warrants we granted to our named executive officers during the fiscal year ended September 30, 2001.

                                                                         Potential Realized Value
                    Number of   % of Total                                at Assumed Annual Rate
                    Securities   Options/                                     of Stock Price
                    Underlying   Warrants   Exercise                     Appreciation for Option
                     Options/   Granted to    Price                              Term(1)
                     Warrants  Employees in per Share Vesting Expiration ------------------------
       Name          Granted   Fiscal Year     ($)    Period     Date         5%          10%
       ----         ---------- ------------ --------- ------  ----------  ----------   ----------
Gordon T. Graves...  165,000         9         (2)      (2)      (2)     $2,017,000   $3,705,000
Clifton E. Lind....  315,000        17         (3)      (3)      (3)      3,477,000    6,699,000
Gary L. Loebig.....  135,000         7         (4)     4 yrs     (4)      1,479,000    2,859,000
Gordon T. Sjodin...   15,000         1        4.79     4 yrs  3/21/2011     187,000      341,000
Robert F. Lannert..   97,500         5         (5)     4 yrs     (5)      1,114,000    2,110,000

--------
(1)In calculating potential realized value, it is assumed that options are exercised on the day prior to their expiration date using the treasury stock method, where the exercise price of the option is subtracted from the potential market price at the 5% and 10% appreciation rates.
(2)150,000 options were granted at $4.79 per share, expiring March 21, 2011, and 15,000 options were granted at $7.53 per share, expiring September 21, 2011. The $4.79 options vest over four years and the $7.53 options vest over one year.
(3)150,000 options were granted at $4.79 per share, expiring March 21, 2011, and 165,000 options were granted at $7.53 per share, expiring September 21, 2011. The $4.79 options and 150,000 of the $7.53 options vest over four years; 15,000 of the $7.53 options vest over one year.

(4)60,000 options were granted at $4.79 per share, expiring March 21, 2011, and 75,000 options were granted at $7.53 per share, expiring September 21, 2011.
(5)60,000 options were granted at $4.79 per share, expiring March 21, 2011, and 37,500 options were granted at $7.53 per share, expiring September 21, 2011.

   The following table sets forth information regarding the exercise of stock options and warrants during the fiscal year ended September 30, 2001, and the unexercised stock options and warrants held at September 30, 2001 by the named executive officers.

                                    Number                 Number of Securities      Value of Unexercised
                                   of Shares              Underlying Unexercised    In-The-Money Options At
                                   Acquired             Options At Fiscal Year-End    Fiscal Year-End(1)
                                     Upon      Value    -------------------------- -------------------------
     Name                          Exercise   Realized  Exercisable  Unexercisable Exercisable Unexercisable
     ----                          --------- ---------- -----------  ------------- ----------- -------------
Gordon T. Graves(2)...............       --  $       --        --       165,000     $     --    $  971,000
Clifton E. Lind(2)................  427,500   1,410,750   109,500       315,000      899,000     1,377,000
Gary L. Loebig....................   37,500     467,250    13,125       211,875      113,000     1,219,000
Gordon T. Sjodin..................       --          --    94,987        24,412      824,000       163,000
Robert F. Lannert.................   30,000     317,800     7,612        99,412       65,000       479,000

--------
(1) Market value of the underlying common stock at fiscal year end ($10.60 per share), minus the exercise price.
(2) Does not include shares of common stock underlying warrants held by Messrs. Graves and Lind that were initially issued to partnerships in connection with the purchase of player stations from us, in which Messrs. Graves and Lind each owned a 6.36% partnership interest.

Stock Option Plans

  1994 Employee and Director Stock Option Plans

   In November 1994, our stockholders approved the 1994 Employee Stock Option Plan and the 1994 Director Stock Option Plan under which options to purchase an aggregate of 540,000 shares and 90,000 shares, respectively, of common stock were reserved for issuance. At December 31, 2001, options to purchase
10,500 shares of common stock were outstanding under the 1994 Employee Stock Option Plan at a weighted average exercise price of $2.31 per share and no options were outstanding under the 1994 Director Stock Option Plan. No shares remain reserved under either plan for future grants.

  1996 Incentive Stock Plan

   In August 1996, the Board of Directors adopted our 1996 Incentive Stock Plan, which was amended effective March 1, 1999, pursuant to which 1,192,691 shares of common stock or common stock equivalents were reserved for issuance.

   The 1996 Incentive Stock Plan is administered by our Board of Directors. The Board of Directors has the authority, subject to the terms of the 1996 Incentive Stock Plan, to determine when and to whom to make grants, the number of shares to be covered by the grants, the types and terms of awards to be granted under the 1996 Incentive Stock Plan (which are stock-based incentives and may include incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance shares and deferred stock purchases), the exercise or purchase price of the shares of common stock and common stock equivalents subject to the awards, and to prescribe, amend and rescind rules and regulations relating to the 1996 Incentive Stock Plan.

   At December 31, 2001, options to purchase 357,018 shares of common stock were outstanding under the 1996 Incentive Stock Plan at a weighted average exercise price of $2.36 per share. No shares remain reserved under the 1996 Incentive Stock Plan for future grants.

  President's Stock Option Plan

   In connection with the employment of Clifton E. Lind as our President in June 1998, we established the President's Stock Option Plan, pursuant to which we granted Mr. Lind options to purchase 507,000 shares of common stock at $2.54 per share. The President's Stock Option Plan was approved by our stockholders on May 11, 1999. In April 2001, Mr. Lind exercised options for 427,500 shares which he still holds. At December 31, 2001, there remained outstanding under the President's Stock Option Plan options to purchase 79,500 shares. No shares remain reserved under the President's Stock Option Plan for future grants.

  1998 Senior Executive Stock Option Plan

   In connection with the employment of Gary L. Loebig as our Vice President for New Market Development in November 1998, we established the 1998 Senior Executive Stock Option Plan, pursuant to which we granted Mr. Loebig options to purchase 75,000 shares of common stock at $2.54 per share. Our stockholders approved the Senior Executive Stock Option Plan on May 11, 1999. During fiscal 2001, Mr. Loebig exercised options for 37,500 shares. Options to purchase an additional 37,500 shares remain outstanding at December 31, 2001. No shares remain reserved under the 1998 Senior Executive Stock Option Plan for future grants.

  2000 Stock Option Plan

   In February 2000, our Board of Directors adopted the 2000 Stock Option Plan, as later amended, pursuant to which options to purchase 1,463,250 shares of common stock were reserved for issuance. Options granted under this plan may be either incentive stock options or non-qualified stock options. The 2000 Stock Option Plan is also administered by our Board of Directors. At December 31, 2001, options to purchase 987,750 shares had been granted and were outstanding under the 2000 Stock Option Plan at a weighted average exercise price of $4.79 per share and 475,500 shares remain reserved for future grants.

  2001 Stock Option Plan

   In September 2001, our Board of Directors adopted the 2001 Stock Option Plan pursuant to which options to purchase 1,050,000 shares of common stock were reserved for issuance. Options granted under the plan may be either incentive stock options or non-qualified stock options. The 2001 Stock Option Plan is also administered by our Board of Directors. At December 31, 2001, options to purchase 828,375 shares of common stock had been granted and were outstanding under the 2001 Stock Option Plan at a weighted average exercise price of $7.58 per share and 221,625 shares remained reserved for future grants.

   We have entered into stock option agreements with each of our named executive officers pursuant to our 2001 Stock Option Plan that provide for full vesting of all unvested shares in the event of a change of control of us. Change of control, as defined in the agreements, means any merger or consolidation, sale of assets, dissolution or the acquisition by any person of at least 51% of our voting stock.

   Our stock option agreement with Clifton E. Lind also provides for full vesting of all unvested shares subject to his option upon the termination by Mr. Lind of his employment for good reason. Good reason, as defined in the agreement, relates to a diminution of Mr. Lind's salary, position or responsibilities within our company. Our agreement with Mr. Lind also provides for acceleration of vesting as to all unvested shares that would otherwise vest through the second anniversary of our termination of Mr. Lind without cause or Mr. Lind's termination of his employment without good reason.

  Other Stock Options

   In addition to options granted under our stock option plans, from time to time we also make option grants to newly-hired employees as an inducement to provide services to us. During the year ended September 30, 2001, we granted a total of 616,500 options on an ad hoc basis at a weighted average exercise price of $3.67 per share.

  Director Compensation Plan

   On September 21, 2001, we adopted a plan to compensate the members of our Board of Directors for their services as directors, including serving on committees of the Board. Prior to that time we had compensated our directors by the grant of stock options on an ad hoc basis and did not provide any cash compensation. Under the Director Compensation Plan, each of our directors, including directors who are also regular full-time employees, will receive $18,000 per year. In addition, each director will receive $500 for each Board meeting attended in person, $250 for each Board meeting attended by telephone, $250 for each committee meeting attended in person and $150 for each committee meeting attended by telephone. On an annual basis, each sitting director will receive an option grant for 15,000 shares of common stock that will vest after one year. Newly elected or appointed directors will receive an initial grant for 30,000 shares that will vest over two years.

                      PRINCIPAL AND SELLING STOCKHOLDERS

   Gordon T. Graves, the selling stockholder, has served as our Chairman since our inception and our Chief Executive Officer since September 1994.

   The following table sets forth information as of March 15, 2002, with respect to the number of shares of common stock owned by (i) each person known to us to own beneficially more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our named executive officers,
(iv) the selling shareholder and (v) all of our directors and executive officers as a group.


                                                 Shares Beneficially Owned    Shares Beneficially Owned
                                                   Prior to this Offering         After An Offering
                                                ---------------------------- ----------------------------
               Beneficial Owner                   Number       Percentage(1)   Number       Percentage(2)
               ----------------                 ----------     ------------- ----------     -------------
Gordon T. Graves............................... 1,376,280 (3)      11.00     1,176,280 (3)
  8900 Shoal Creek Blvd., Ste. 300
  Austin, Texas 78757
Eagle Asset Management, Inc ...................    965,760(4)       7.72        965,760(4)
  880 Carillon Parkway
  St. Petersburg, Florida 33716
Clifton E. Lind................................    611,574(5)       4.89        611,574(5)
  8900 Shoal Creek Blvd., Ste. 300
  Austin, Texas 78757
Gordon T. Sjodin...............................     49,350(6)          *         49,350(6)
Thomas W. Sarnoff..............................     30,000(7)          *         30,000(7)
John M. Winkelman..............................     59,250(8)          *         59,250(8)
Martin A. Keane................................     21,250(9)          *         21,250(9)
Gary L. Loebig.................................     60,000(10)         *         60,000(10)
Robert F. Lannert..............................     42,525(11)         *         42,525(11)
All executive officers and directors as a group  2,278,354(12)     18.21      2,078,354(12)
  (10 persons).................................

--------
*  less than 1%

(1)Based upon 12,512,396 shares of common stock outstanding on March 15, 2002.

(2)Based on            shares of common stock outstanding after completion of
   an offering.

(3)Consists of (i) 100,612 shares owned by Mr. Graves, (ii) 1,117,227 shares owned by Graves Properties, Ltd., a limited partnership controlled by Mr. Graves, (iii) 1,500 shares owned by Graves Management, Inc. Defined Benefit Trust, a corporation controlled by Mr. Graves, (iv) 104,441 shares issuable upon the exercise of warrants held by Graves Properties, Ltd. that are currently exercisable, and (v) 52,500 shares issuable upon the exercise of stock options that are exercisable within the next 60 days. Does not include 45,000 shares as to which Mr. Graves disclaims beneficial ownership, consisting of 45,000 shares owned of record by Cynthia Graves, Mr. Graves' wife.
(4)As reported on Schedule 13G filed with the Securities and Exchange Commission on January 11, 2002.
(5)Consists of (i) 441,000 shares owned by Mr. Lind, (ii) 9,132 shares owned by the Lind Family Charitable Foundation, (iii) 79,500 shares issuable upon the exercise of options that are currently exercisable, (iv) 52,500 shares issuable upon the exercise of stock options that are exercisable within the next 60 days, and (v) 29,442 shares that are issuable upon the exercise of warrants that are currently exercisable.
(6)Consists of (i) 12,450 shares owned of record by Mr. Sjodin, (ii) 33,150 shares issuable upon the exercise of stock options that are currently exercisable, and (iii) 3,750 shares issuable upon the exercise of stock options that are exercisable within the next 60 days.
(7)Consists of (i) 15,000 shares issuable upon the exercise of stock options that are currently exercisable, and (ii) 15,000 shares issuable upon the exercise of stock options exercisable within the next 60 days.
(8)Consists of (i) 44,250 shares issuable upon the exercise of options that are currently exercisable, and (ii) 15,000 shares issuable upon the exercise of stock options that are exercisable within the next 60 days.
(9)Consists of (i) 2,500 shares owned of record by Mr. Keane and (ii) 18,750 shares issuable upon the exercise of stock options that are exercisable within the next 60 days.
(10)Consists of (i) 45,000 shares issuable upon the exercise of options that are currently exercisable, and (ii) 15,000 shares issuable upon the exercise of stock options that are exercisable within the next 60 days.
(11)Consists of (i) 21,750 shares owned of record by Mr. Lannert, (ii) 5,775 shares issuable upon the exercise of options that are currently exercisable and (iii) 15,000 shares issuable upon the exercise of stock options that are exercisable within the next 60 days.
(12)Consists of (i) 1,706,171 shares owned of record, (ii) 235,800 shares issuable upon the exercise of stock options that are currently exercisable,
    (iii) 202,500 shares issuable upon the exercise of stock options that are exercisable within the next 60 days, and (iv) 133,883 shares issuable upon the exercise of warrants that are currently exercisable.

                             CERTAIN TRANSACTIONS

GameBay.com

   In December 1999, our wholly-owned subsidiary, GameBay.com, Inc. issued 71% of its equity securities to a group of investors for $6.5 million. In connection with that transaction, we granted GameBay a license to use our intellectual property for Internet-based non-gaming purposes. In consideration of the license grant, we received a one-time fee of $1.0 million, of which $400,000 was evidenced by a note maturing in December 2000. We also received a royalty right of 5% of GameBay's future gross revenue. We elected to defer recognition of the $400,000 GameBay note receivable into income until payment was received. We have not received any royalty payments to date. As of September 30, 2000, the value of our investment in GameBay.com was reduced to zero. During the quarter ended March 31, 2001, we determined that ultimate collection of the $400,000 note receivable was doubtful, and accordingly, the note was offset against the related deferred revenue. GameBay has suspended operations and is presently inactive. Gordon T. Graves, one of our Directors and our Chief Executive Officer, is a Director of GameBay. Laurence E. Kaplan, who was elected as one of our Directors in November 2000, and resigned as a director in May 2001, is also a Director of GameBay.

Indebtedness of Certain Officers and Directors

   On April 12, 2001, Clifton E. Lind, our President and Chief Operating Officer, exercised his option to purchase 427,500 shares of our Common Stock by delivering his promissory note as permitted by the President's Stock Option Plan of 1998. The note is fully recourse to Mr. Lind's other personal assets. In March 2002, we advanced $355,000 to Mr. Lind to fund his income tax liability related to the option exercise.

   At March 31, 2002, we had the following notes receivable from the following officers and directors for stock purchases and related tax liability.

                         Outstanding  Outstanding
                         December 31,  March 31,  Interest
                             2001        2002       Rate     Due Date
                         ------------ ----------- -------- -------------
        Gordon T. Graves  $  660,000  $  660,000     6%    February 2003
        Clifton E. Lind.   1,136,000   1,491,000     6%          *
                          ----------  ----------
                          $1,796,000  $2,151,000
                          ==========  ==========

--------
*  $355,000 is due in April 2003 and $1,136,000 is due in April 2004.

Consulting Agreements

   On April 15, 1998, we entered into a consulting agreement, as later amended, with Larry D. Montgomery, who at the time was one of our Directors and who resigned as a director in December 2001. Pursuant to the consulting agreement, we retained Mr. Montgomery as a consultant through June 1999 and agreed to pay the cost of all premiums on life, health and disability insurance for Mr. Montgomery and his family through April 15, 2003. We also pay Mr. Montgomery rent of $1,000 per month for the use of office space in Topeka, Kansas. Since June 1999, we have retained Mr. Montgomery as a consultant on a month-to-month basis at $10,500 per month. Through December 31, 2001, we have paid a total of $452,000 to Mr. Montgomery pursuant to these arrangements.

   On August 16, 2000, we entered into a year-to-year consulting agreement, as later amended, with John Winkelman, one of our Directors, to consult with us regarding California Native American gaming opportunities and other matters. Mr. Winkelman is compensated by us at a daily rate of $1,000 for each day he provides services. During 2001 and the three months ended December 31, 2001, we paid $60,000 and zero, respectively, to Mr. Winkelman under this agreement.

   On November 9, 2000, we entered into a year-to-year consulting agreement, as later amended, with Martin Keane, one of our Directors, to consult with us on technology matters. Mr. Keane is compensated by us at a daily rate of $1,500. During 2001 and the three months ended December 31, 2001, we have paid $57,500 and $9,000, respectively, to Mr. Keane under this agreement.

   In December 2001, we entered into an eighteen month consulting agreement with Ali Alizadeh, who resigned as one of our Directors effective January 1, 2002, to consult with us on investment banking matters. Mr. Alizadeh is compensated by us at the rate of $5,000 per month.

                          THE SECURITIES WE MAY OFFER



   The descriptions of the securities contained in this prospectus, together with any applicable prospectus supplements, summarize the terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we indicate in any applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in any prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.



   We may sell from time to time, in one or more offerings:



    . common stock;



    . preferred stock;



    . debt securities; and



    . warrants to purchase any of the securities listed above.



   In this prospectus, we refer to the common stock, preferred stock, debt securities and warrants collectively as "securities." The maximum aggregate dollar amount of all securities that we and the selling stockholder may issue under this prospectus and all supplements to this prospectus will not exceed $120,000,000.



   The selling stockholder may sell up to 200,000 shares of the common stock owned by him.



   If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.



   This prospectus may not be used to consummate a sale of any securities unless it is accompanied by a prospectus supplement.


                         DESCRIPTION OF CAPITAL STOCK

   Our authorized capital stock consists of 25,000,000 shares of common stock, par value $.01 per share and 2,000,000 shares of undesignated preferred stock, par value $0.01 per share, of which 200,000 shares have been designated Series B junior participating preferred stock, par value $0.01 per share. After consummation of this offering we expect to have 15,312,396 shares of common stock and no shares of preferred stock outstanding.

   As of December 31, 2001, 3,226,745 shares of common stock are reserved for future issuance upon exercise of outstanding warrants and stock options. All of our outstanding shares of common stock are fully paid and non-assessable.

Common Stock

   The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. Our common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding common stock voting for the election of directors can elect all of our directors then being elected. The holders of our common stock are entitled to receive dividends when, as, and if declared by our Board out of legally available funds. See "Dividend Policy." Holders of our common stock do not have preemptive, subscription or conversion rights; however, the registered owner of each outstanding share of common stock currently has the right granted pursuant to a stockholders' rights agreement, dated October 12, 1998, to purchase for $100 one one-hundredth of a share of our Series B junior participating preferred stock. See "--Stockholders' Rights Agreement." In the event we were to liquidate, dissolve or wind up, all of the assets available for distribution to our stockholders would be distributed pro rata among the holders of our common stock unless shares of Series B junior participating preferred stock were outstanding or there were outstanding any other series of preferred stock having preference over the common stock in the payment of liquidation distributions. If issued, the Series B junior participating preferred stock has a preference in liquidation equal to the greater of $100 per share of Series B junior participating preferred stock outstanding or an amount equal to 100 times the liquidation payment made per share of common stock.

   Corporate Stock Transfer, Denver, Colorado is the transfer agent and registrar for our common stock.

Preferred Stock


   This section describes the general terms and provisions of our preferred stock, $0.01 par value per share. If shares of preferred stock are offered by virtue of this prospectus, a prospectus supplement will describe the specific terms of the shares of preferred stock, as well as any general terms described in this section that will not apply to those shares of preferred stock. We will file a copy of the statement of designations that contains the terms of each new series of preferred stock with the SEC each time we issue a new series of preferred stock. Each statement of designations will establish the number of shares included in a designated series and fix the designations, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. In addition to the other information contained in this prospectus or any applicable prospectus supplement, you should refer to the applicable statement of designations as well as our articles of incorporation before deciding to buy shares of our preferred stock as described in the applicable prospectus supplement.







   There are currently no shares of preferred stock outstanding. Our board of directors has the authority to issue up to 2,000,000 million shares of our preferred stock in multiple series without the approval of stockholders. With respect to each series of our preferred stock, our board of directors has the authority to fix the following terms:



    . the designation of the series;



    . the number of shares within the series;



    . whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;



    . the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;



    . whether the shares are redeemable, the redemption price and the terms of redemption;



    . the amount payable for each share you own if we dissolve or liquidate;



    . whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions of conversion or exchange;



    . any restrictions on issuance of shares in the same series or any other series;



    . voting rights applicable to the series of preferred stock; and



    . any other rights, preferences or limitations of the series.

   Pursuant to this authority, the Board of Directors has designated 200,000 shares of preferred stock to be Series B junior participating preferred stock reserved for issuance pursuant to the stockholders' rights agreement.



   If issued, each share of Series B junior participating preferred stock will have the following rights (subject to customary antidilution provisions):



  . voting rights equivalent to 100 shares of common stock, voting together with the common stock as a single class;



  . in connection with the declaration of a dividend on the common stock, to a preferential dividend payment equal to the greater of $1.00 per share or an amount equal to 100 times the related dividend declared per share of common stock;



  . in the event of liquidation, to a preferential liquidation payment equal to the greater of $100 per share or an amount equal to 100 times the liquidation payment made per share of common stock.





   Your rights with respect to any shares of preferred stock will be subordinate to the rights of our general creditors. Shares of our preferred stock offered by us in this prospectus and the applicable prospectus supplement, when issued and paid for, will be fully paid and nonassessable, and will not be entitled to preemptive rights unless specified in the applicable prospectus supplement.


   Depending upon the rights of such preferred stock, the issuance of preferred stock could have an adverse effect on holders of our common stock by delaying or preventing a change in control, adversely affecting the voting power of the holders of common stock, including the loss of voting control to others, making removal of the present management more difficult, or resulting in restrictions upon the payment of dividends and other distributions to the holders of common stock. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. See "Risk Factors--Our Board of Directors has the right to issue shares of preferred stock which, if issued, would likely have rights preferential to those attached to our common stock. Under our stockholders' rights agreement our existing common stockholders have the right, in certain circumstances, to purchase shares of our Series B junior participating preferred stock."


Stockholders' Rights Agreement

   Each outstanding share of common stock currently has attached to it one "right" to purchase one one-hundredth of a share of a Series B junior participating preferred stock for $100. The rights become exercisable after the earlier to occur of the following triggering events:

  . the close of business on the first day of a public announcement by us that an "acquiring person" has acquired beneficial ownership of 15% or more of our outstanding voting stock, or

  . the tenth business day (or such later date as may be determined by our Board of Directors prior to the time any person becomes an acquiring person) following the commencement of a person's tender or exchange offer the consummation of which will result in the beneficial ownership of 15% or more of our outstanding voting stock.

   The rights will not be exercisable to purchase Series B junior participating preferred stock and will not trade separately from our shares of common stock unless and until a triggering event occurs.

   None of the following shall be an acquiring person:

  . Multimedia Games or any of our subsidiaries, employee benefit or stock plans;

  . Gordon T. Graves and any of his affiliates so long as they own less than 26.6% of our voting stock;

  . any person whose ownership of 15% or more of the shares of our voting stock results solely from:

    . any transaction approved by our Board of Directors before such person acquires such 15% beneficial ownership, or

    . a reduction in the number of issued and outstanding shares of our voting stock pursuant to a transaction approved by our Board of Directors.

   The rights will expire on the earlier of:

  .  the close of business on October 23, 2008, and

  .  the date on which the rights are redeemed or terminated by us.

   Unless the rights are earlier redeemed or exchanged by us, if:

  . we were to be merged into or consolidated with another entity (whether or not related to a 15% stockholder) and we are not the surviving corporation; or

  . we were to merge with another entity (whether or not related to a 15% stockholder) and be the surviving corporation, but any of our shares of common stock were changed into or exchanged for other securities or assets; or


  . more than 50% of our assets or earning power were to be sold in one or a series of related transactions, then, each right then outstanding would "flip-over" and require that its holder be entitled to buy, at the then exercise price of the right, which is presently $100, that number of shares of common stock of the acquiring person which at the time of the event would have a market value of two times the then exercise price of the right (i.e., a discount of 50%). Any business combination not providing for the issuance of common stock of the acquiring company in compliance with such provisions would be prohibited.


   Unless the rights are earlier redeemed or exchanged by us, if a person or group becomes the beneficial owner of 15% or more of our voting stock, each right not owned by such stockholder would become exercisable at the then effective exercise price for that number of shares of our common stock which at the time of such transaction would have an aggregate market value of two times the then effective exercise price.

   At any time after a triggering event but before the acquisition by a person or group of 50% or more of our outstanding voting stock, our Board of Directors may elect to cause us to exchange the rights (other than rights owned by such person or group which have become void), at an exchange ratio of one share of our common stock per right, subject to adjustment.

   The rights are redeemable by us by a vote of a majority of our Board of Directors at a price of $0.01 per right at any time prior to a triggering event (or at such later date as may be authorized by the Board of Directors).

   The rights have no voting rights and they are not entitled to dividends.

   The rights will not prevent a takeover of us. However, the rights may cause substantial dilution to a person or group that acquires 15% or more of our common stock unless the rights are first redeemed or terminated by our Board of Directors.

   The complete terms of the rights are set forth in the stockholders' rights agreement. The stockholders' rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part, and the foregoing description is qualified in its entirety by reference thereto. A copy of the stockholders' rights agreement can be obtained upon written request to us.

Certain Provisions of the Texas Corporation Law and Our Articles of Incorporation and Bylaws

   We are a Texas corporation. The Texas Business Corporation Act and our articles of incorporation and bylaws contains certain provisions that could discourage potential takeover attempts and make it more difficult for our shareholders to change management or receive a premium for their shares.

   Texas Law. Part Thirteen of the Texas Business Corporation Act provides that we may not, directly or indirectly, enter into or engage in a merger, sale of assets, issuance of shares or similar transaction with a person that has beneficially owned during the past three years, twenty percent or more of our outstanding voting shares, or any affiliate or associate of such affiliated shareholder, during the three-year period immediately following the date such affiliated shareholder first acquired twenty percent or more of our shares unless:

  . the business combination or the purchase or acquisition of shares that resulted in the affiliated shareholder acquiring twenty percent or more of our shares is approved by our Board of Directors before such acquisition; or

  . the business combination is approved, by the affirmative vote of the holders of at least two-thirds of our outstanding voting shares not beneficially owned by the affiliated shareholder or an affiliate or associate of the affiliated shareholder, at a meeting of shareholders and not by written consent, duly called for that purpose within six months after the date that the affiliated shareholder first acquired 20 percent or more of our shares.

   Articles of Incorporation And Bylaw Provisions. Our articles of incorporation do not provide for the division of our Board of Directors into classes. Each year at the annual meeting of shareholders, all directors are elected to hold office until the next succeeding annual meeting of shareholders. The number of directors is fixed by resolution of our board, but is required under the bylaws to be at least one. The size of the board is currently fixed at five members. Directors may be removed with the approval of the holders of a majority of the shares entitled to vote at a meeting of shareholders. Directors may be removed by shareholders with or without cause. Vacancies and newly-created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, a sole remaining director, or the holders of a majority of the shares entitled to vote at a meeting of shareholders.

   Our articles of incorporation and bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by the Texas Business Corporation Act. The indemnification provisions may require us, among other things, to indemnify the officers and directors against certain liabilities, other than liabilities arising from willful misconduct, that may arise by reason of their status or service as directors or officers. These provisions also may require us to advance the expenses incurred by the officers and directors as a result of any proceeding against them as to which they could be indemnified. We believe that these indemnification arrangements are necessary to attract and retain qualified individuals to serve as directors and officers.

                        SHARES ELIGIBLE FOR FUTURE SALE


   Our common stock has traded on the Nasdaq National Market under the symbol "MGAM" since September 27, 2001.



   Future sales of substantial amounts of our securities in the public market could adversely affect the prevailing market price and our ability to raise equity capital in the future. If our stockholders sell, or there is a perception they may sell, substantial amounts of our common stock, including shares issued upon the exercise of outstanding options or warrants, in the public market following the offering, the market price of our common stock could decline. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.





                        DESCRIPTION OF DEBT SECURITIES



   We may issue debt securities in one or more series under an Indenture between us and a trustee to be determined. A form of an Indenture is filed as an exhibit to the registration statement of which this prospectus is a part. Any Indenture will be subject to, and governed by, the Trust Indenture Act of 1939.



   The following summary of certain provisions of the Indenture filed as an exhibit to the registration statement does not purport to be complete and is qualified in its entirety by express reference to the Indenture and any specific securities resolution or any supplemental indenture authorizing a series of debt securities. Copies of the resolution or supplemental indenture will be filed with the SEC. Capitalized terms used in this section without definition have the meanings given the terms in the Indenture.



   The particular terms of the debt securities offered by a prospectus supplement will be described in that supplement, along with any applicable modifications or additions to the general terms of the debt securities as described in this prospectus and in the Indenture. Accordingly, for a description of the terms of any series of debt securities, reference must be made to both the description of the debt securities in this prospectus and the prospectus supplement.



General



   The Indenture does not limit the amount of debt securities that can be issued or our ability or that of our subsidiaries to incur, assume or guarantee debt. In addition, the Indenture does not restrict our ability or that of our subsidiaries to create or permit liens. It provides that the debt securities may be issued from time to time in one or more series pursuant to the terms of one or more securities resolutions or supplemental indentures creating the series.



   As of the date of this prospectus, there were no debt securities outstanding under the Indenture.



Terms



   Reference is made to the relevant prospectus supplement for the following terms, if applicable, of the debt securities offered thereby:



    . the designation, aggregate principal amount, currency or composite currency in which principal or interest may be paid and denominations;



    . the price at which the debt securities will be issued and, if an index formula or other method is used, the method for determining amounts of principal or interest;



    . the maturity date and other dates, if any, on which principal will be payable;



    . the interest rate or rates, if any, or method of calculating the interest rate or rates;



    . the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;

    . the manner of paying principal and interest;



    . the place or places where principal and interest will be payable;



    . the terms of any mandatory or optional redemptions by us, including any sinking fund;



    . the terms of any conversion or exchange rights;



    . the terms of any redemptions at the option of holders;



    . any tax indemnity provisions;



    . if the debt securities provide that payments of principal or interest may be made in a currency other than that in which debt securities are denominated, the manner for determining the payments;



    . the portion of principal payable upon acceleration of a discounted debt security (as defined below);



    . whether and upon what terms debt securities may be defeased;



    . whether any events of default or covenants in addition to or in lieu of those set forth in the Indenture apply;



    . provisions for electronic issuance of debt securities or for debt securities in uncertificated form;



    . the ranking of the debt securities; and



    . any other terms not inconsistent with the provisions of the Indenture.



   We may issue debt securities as registered debt securities, bearer debt securities or uncertificated debt securities and in such denominations as specified in the terms of the series.



   In connection with its original issuance, no bearer debt security will be offered, sold or delivered to any location in the United States, and a bearer debt security in definitive form may be delivered in connection with its original issuance only upon presentation of a certificate in a form prescribed by us to comply with United States laws and regulations.



   Registration of transfer of registered debt securities may be requested upon surrender thereof at any office or agency we maintain for that purpose and upon fulfillment of all other requirements of the agent.



   Securities may be issued under the Indenture as discounted debt securities to be offered and sold at a discount from the principal amount thereof. Special United States federal income tax and other considerations applicable thereto will be described in the prospectus supplement relating to any discounted debt securities. "Discounted debt security" means a security where the amount of principal due upon acceleration is less than the stated principal amount payable at maturity.



Covenants



   Any covenants that may apply to a particular series of debt securities will be described in the prospectus supplement relating thereto.



Ranking Of Debt Securities



   Unless stated otherwise in a prospectus supplement, the debt securities will not be secured by our properties or assets and will represent unsecured debt. Unless stated otherwise in a prospectus supplement, unsecured debt securities will rank equally and ratably with any other unsecured and unsubordinated debt. The Indenture does not limit the ability of any of our subsidiaries to issue, assume or guarantee debt, and the debt securities may be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries.

Successor Obligor



   The Indenture provides that, unless otherwise specified in the securities resolution establishing a series of debt securities, we may not consolidate with or merge into, or transfer all or substantially all of our assets to, any person in any transaction in which we are not the survivor, unless:



    . the person is organized under the laws of the United States or a State thereof or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a State thereof;



    . the person assumes by supplemental indenture all of our obligations under the Indenture, the debt securities and any coupons;



    . all required approvals of any regulatory body having jurisdiction over the transaction have been obtained; and



    . immediately after the transaction no default (as defined below) exists.



   The successor will be substituted for us, and thereafter all of our obligations under the Indenture, the debt securities and any coupons will terminate.



Exchange Of Debt Securities



   Registered debt securities may be exchanged for an equal aggregate principal amount of registered debt securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the registered debt securities at an office or agency we maintain for that purpose and upon fulfillment of all other requirements of our agent.



Default and Remedies



   Unless the securities resolution establishing the series otherwise provides, in which event the prospectus supplement will so state, an "event of default" with respect to a series of debt securities will occur if:



    . we default in any payment of interest on any debt securities of that series when the same becomes due and payable and the default continues for a period of 30 days;



    . we default in the payment of the principal and premium, if any, of any debt securities of the series when the same becomes due and payable at maturity or upon redemption, acceleration or otherwise;



    . we default in the payment or satisfaction of any sinking fund obligation with respect to any debt securities of that series as required by the securities resolution establishing that series;



    . we default in the performance of any of our other agreements applicable to the series and the default continues for 60 days after the notice specified below;



    . pursuant to or within the meaning of any Bankruptcy Law (as defined below), we:



       . commence a voluntary case;



       . consent to the entry of an order for relief against us in an involuntary case;



       . consent to the appointment of a Custodian (as defined below) for us or for all or substantially all of our property; or



       . make a general assignment for the benefit of our creditors;

    . a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:



       . is for relief against us in an involuntary case;



       . appoints a Custodian for us or for all or substantially all of our property; or



       . orders our liquidation, and the order or decree remains unstayed and in effect for 60 days; or



    . there occurs any other event of default provided for in such series.



   The term "Bankruptcy Law" means Title 7 or 11, U.S. Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law.



   "Default" means any event which is, or after notice or passage of time would be, an event of default. If an event of default occurs and is continuing on a series, the trustee, by notice to us, or the holders of at least 25% in principal amount of the series, may declare the principal of and accrued interest on all the debt securities of the series to be due and payable immediately. Discounted debt securities may provide that the amount of principal due upon acceleration is less than the stated principal amount. The holders of a majority in principal amount of the series, by notice to the trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default on the series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration. If an event of default occurs and is continuing on a series, the trustee may pursue any available remedy to collect principal or interest then due on the series, to enforce the performance of any provision applicable to the series, or otherwise to protect the rights of the trustee and holders of the series.



   The trustee may require indemnity satisfactory to it before it enforces the Indenture or the debt securities of the series. Subject to certain limitations, holders of a majority in principal amount of the debt securities of the series may direct the trustee in its exercise of any trust or power with respect to the series. Except in the case of default in payment on a series, the trustee may withhold from holders of that series notice of any continuing default if it determines that withholding the notice is in the interest of holders of the series. We are required to furnish the trustee annually a brief certificate as to our compliance with all conditions and covenants under the Indenture.



   The Indenture does not have a cross-default provision. Thus, a default by us on any other debt, including any other series of debt securities, would not constitute an event of default. A securities resolution may provide for a cross-default provision, in which case the prospectus supplement will describe the terms of that provision.



Amendments and Waivers



   The Indenture and the debt securities or any coupons of the series may be amended, and any default may be waived. Unless the securities resolution otherwise provides, in which event the prospectus supplement will so state, we and the trustee may amend the debt securities, the Indenture and any coupons with the written consent of the holders of a majority in principal amount of the debt securities of all series affected voting as one class. Unless the securities resolution otherwise provides, in which event the prospectus supplement will so state, a default on a particular series may be waived with the consent of the holders of a majority in principal amount of the debt securities of the series. However, without the consent of each debt security holder affected, no amendment or waiver may:



    . reduce the amount of debt securities whose holders must consent to an amendment or waiver;



    . reduce the interest on or change the time for payment of interest on any debt security;



    . change the fixed maturity of any debt security or change the amount or time for any payment of any sinking fund or similar fund;



    . reduce the principal of any non-discounted debt security;

    . reduce the amount of the principal of any discounted debt security that would be due upon acceleration, redemption or maturity;



    . change the currency in which the principal of or interest on a debt security is payable;





    . make any change that materially adversely affects the right to convert or exchange any debt security; or



    . waive any default in payment of interest on or principal of a debt security.



   Without the consent of any debt security holder, we and the trustee may amend the Indenture, the debt securities or any coupons to:



    . cure any ambiguity, omission, defect or inconsistency;



    . provide for assumption of our obligations to debt security holders in the event of a merger or consolidation requiring such assumption;



    . provide that specific provisions of the Indenture shall not apply to a series of debt securities not previously issued;



    . create a series and establish its terms;



    . provide for a separate trustee for one or more series; or



    . make any change that does not materially adversely affect the rights of any debt security holder.



Legal Defeasance and Covenant Defeasance



   Any series of our debt securities may be subject to the defeasance and discharge provisions of the applicable indenture if so specified in the applicable prospectus supplement. If those provisions are applicable, we may elect either:



    . legal defeasance--which will permit us to defease and be discharged from, subject to limitations, all of our obligations with respect to those debt securities; or



    . covenant defeasance--which will permit us to be released from our obligations to comply with covenants relating to those debt securities as described in the applicable prospectus supplement, which may include obligations concerning subordination of our subordinated debt securities.



   If we exercise our legal defeasance option with respect to a series of debt securities, payment of those debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option with respect to a series of debt securities, payment of those debt securities may not be accelerated because of an event of default related to the specified covenants.



   Unless otherwise provided in the applicable prospectus supplement, we may invoke legal defeasance or covenant defeasance with respect to any series of our debt securities only if:



    . we irrevocably deposit with the trustee, in trust, an amount in funds or U.S. government obligations which, through the payment of principal and interest in accordance with their terms, will provide money in an amount sufficient to pay, when due upon maturity or redemption, as the case may be, the principal of, premium, if any, and interest on those debt securities;



    . we deliver to the trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment of the deposited U.S. government obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium, and interest when due with respect to all the debt securities of that series to maturity or redemption, as the case may be;



    . 123 days pass after the deposit is made and, during the 123-day period, no default relating to our bankruptcy, insolvency or reorganization occurs that is continuing at the end of that period;

    . no event of default has occurred and is continuing on the date of the deposit and after giving effect to the deposit;



    . the deposit is not a default under any other agreement binding on us;



    . we deliver to the trustee an opinion of counsel to the effect that the trust resulting from the deposit is not, or is qualified as, a regulated investment company under the Investment Company Act of 1940;



    . in the case of legal defeasance, we shall have delivered to the trustee an opinion of counsel in the U.S. reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in the case of either (a) or (b) to the effect that, and based upon which the opinion of counsel shall confirm that, the holders of outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of this legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if this legal defeasance had not occurred;



    . in the case of covenant defeasance, we shall have delivered to the trustee an opinion of counsel in the U.S. reasonably acceptable to the trustee confirming that the holders of outstanding debt securities will not recognize income, gain or loss for federal income tax purposes as a result of this covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if this covenant defeasance had not occurred; and



    . we deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the debt securities of that series as contemplated by the applicable indenture have been complied with.



Regarding the Trustee



   We will identify a third party to act as trustee and registrar for debt securities issued under the Indenture and, unless otherwise indicated in a prospectus supplement, the trustee will also act as transfer agent and paying agent with respect to the debt securities. We may remove the trustee with or without cause if we so notify the trustee three months in advance and if we are not in default during the three-month period. The trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for us or our affiliates, and may otherwise deal with us or our affiliates, as if it were not trustee.



                            DESCRIPTION OF WARRANTS



   The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under a prospectus supplement and the related warrant agreements and warrant certificates. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. If we indicate in the prospectus supplement, the terms of any warrants offered under that prospectus supplement may differ from the terms described below. Specific warrant agreements will contain additional important terms and provisions and will be incorporated by reference as an exhibit to the registration statement which includes this prospectus.



General



   We may issue warrants for the purchase of common stock, preferred stock or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and debt securities, and the warrants may be attached to or separate from these securities.

   We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We will enter into the warrant agreement with a warrant agent. Each warrant agent will be a bank that we select which has its principal office in the United States and a combined capital and surplus of at least $50,000,000. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.



   We will describe in the applicable prospectus supplement the terms of the series of warrants, including:



    . the offering price and aggregate number of warrants offered;



    . the currency for which the warrants may be purchased;



    . if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;



    . if applicable, the date on and after which the warrants and the related securities will be separately transferable;



    . in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon exercise;



    . in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon exercise;



    . the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;



    . the terms of any rights to redeem or call the warrants;



    . any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;



    . the dates on which the right to exercise the warrants will commence and expire;



    . the manner in which the warrant agreement and warrants may be modified;



    . federal income tax consequences of holding or exercising the warrants;



    . the terms of the securities issuable upon exercise of the warrants; and



    . any other specific terms, preferences, rights or limitations of or restrictions on the warrants.



   Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:



    . in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or



    . in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants



   Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. eastern standard time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.



   Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.



   Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.



Enforceability Of Rights By Holders Of Warrants



   Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.



                             PLAN OF DISTRIBUTION



   We may distribute the securities being offered hereby and the selling stockholder may sell shares of our common stock he owns in one or more of the following ways from time to time:



    . through agents to the public or to specific purchasers;



    . through underwriters or dealers for resale to the public or to specific purchasers;



    . directly to specific purchasers; or



    . through a combination of any such methods.



   We may distribute the securities from time to time in one or more transactions either (i) at a fixed price or prices, which may be changed, (ii) at market prices prevailing at the time of sale, (iii) at prices related to the prevailing market prices, or (iv) at negotiated prices.



   We will set forth in a prospectus supplement the terms of the offering of securities, including:



    . the name or names of any agents or underwriters;



    . the purchase price of the securities being offered and the proceeds we will receive from the sale;



    . the name of any selling stockholders and amount of common stock sold;

    . the number of shares of our common stock owned by the selling stockholder and any affiliations with us;



    . any over-allotment options under which underwriters may purchase additional securities from us or the selling stockholder;



    . any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;



    . any public offering price;



    . any discounts or concessions allowed or reallowed or paid to dealers; and



    . any securities exchanges on which the securities may be listed.



   If we use any agents, underwriters or dealers in connection with the sale of our securities being registered under Rule 415, the maximum commission or discount to be received by any NASD member will not exceed 8%. Since the selling stockholder may sell all or some of his shares of common stock that have been registered pursuant to this prospectus, no estimate can be made of the aggregate number of shares of common stock that will be sold under this prospectus and any prospectus supplement by the selling stockholder or owned by the selling stockholder upon completion of any such sale, but such information will be provided in a prospectus supplement prior to the sale.





Agents



   We may designate agents to solicit offers to purchase from time to time. Any agent, which may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, will be named in a prospectus supplement, and any commissions payable by us to that agent will be set forth in the prospectus supplement. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment or on a continuing basis.



Underwriters



   If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriters. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We and the selling stockholder may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act of 1933. We may change from time to time any public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers.



Dealers



   If we use dealers for a sale of securities, we will sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.



Direct Sales



   We may also sell securities directly to one or more purchasers without using underwriters, dealers or agents.



   Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act of 1933. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We and the selling stockholder may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act of 1933. Underwriters, dealers and agents may engage in other transactions with us or perform other services for us or our subsidiaries.

Trading Markets and Listing Of Securities



   Other than our common stock and unless otherwise specified in a prospectus supplement, each class or series of securities will be a new issue with no established trading market. We may elect to list any other class or series of securities on any exchange or trading market, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.



Stabilization Activities



   Any underwriter may engage in over-allotment transactions, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

                                 LEGAL MATTERS


   The validity of the shares of our common stock, preferred stock, warrants and debt securities will be passed upon for us by Hall, Estill, Hardwick, Gable, Golden & Nelson PC, Tulsa, Oklahoma. Larry W. Sandel is a partner at Hall, Estill, Hardwick, Gable, Golden & Nelson PC and beneficially owns 7,500 shares of our common stock.


                                    EXPERTS

   The consolidated financial statements and financial statement schedule of Multimedia Games, Inc. as of September 30, 2001 and 2000, and for each of the years in the three-year period ended September 30, 2001, have been included herein and in the registration statement in reliance upon the report, appearing elsewhere herein, of BDO Seidman, LLP, independent certified public accountants, and upon the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public over the Internet at the SEC website at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. These documents are also available at the public reference rooms at the SEC's regional office in New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006, or by calling the Nasdaq Public Reference Room Disclosure Group at (800) 638-8241 or (202) 728-8298.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


   We are "incorporating by reference" in the prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We are incorporating by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering.

  .  Annual Report on Form 10-K for the fiscal year ended September 30, 2001.

  .  Quarterly Report on Form 10-Q for the quarter ended December 31, 2001.


  .  Current Report on Form 8-K dated April 18, 2002.


   You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                            Multimedia Games, Inc.
                     8900 Shoal Creek Boulevard, Suite 300
                              Austin, Texas 78757
                           Tel. No.: (512) 371-7100

                           Attention Craig S. Nouis

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                 Page
                                                                                                 -----
December 31, 2001

Condensed Consolidated Balance Sheets--September 30, 2001 and December 31, 2001 (Unaudited).....   F-2

Unaudited Condensed Consolidated Statements of Income--three months ended December 31, 2000
  and 2001......................................................................................   F-3

Unaudited Condensed Consolidated Statement of Cash Flows--three months ended December 31, 2000
  and 2001......................................................................................   F-4

Notes to Unaudited Condensed Consolidated Financial Statements..................................   F-5

September 30, 2001

Independent Certified Public Accountants' Report................................................   F-8

Consolidated Balance Sheets, as of September 30, 2000 and 2001..................................   F-9

Consolidated Statements of Operations, Years Ended September 30, 1999, 2000 and 2001............  F-10

Consolidated Statements of Changes in Stockholders' Equity, Years Ended September 30, 1999, 2000
  and 2001......................................................................................  F-11

Consolidated Statements of Cash Flows, Years Ended September 30, 1999, 2000 and 2001............  F-12

Notes to Consolidated Financial Statements......................................................  F-13

Schedule II Valuation and Qualifying Accounts...................................................  F-34

                            MULTIMEDIA GAMES, INC.

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                As of September 30, 2001 And December 31, 2001

                                                                                   September 30, December 31,
                                                                                       2001          2001
                                                                                   ------------- ------------
                                                                                     (Audited)   (Unaudited)
                                     ASSETS
                                     ------

CURRENT ASSETS:
   Cash and cash equivalents......................................................  $ 4,868,000  $ 6,809,000
   Accounts receivable:
       Trade......................................................................    3,794,000    5,029,000
       Game reserve...............................................................       81,000           --
       Other......................................................................      123,000       84,000
       Allowance for doubtful accounts............................................     (343,000)    (184,000)
   Inventory......................................................................    2,634,000    2,491,000
   Prepaid expenses...............................................................    1,877,000    1,508,000
   Notes receivable...............................................................      711,000    1,010,000
   Deferred taxes.................................................................      765,000      398,000
                                                                                    -----------  -----------
          Total current assets....................................................   14,510,000   17,145,000
   Restricted cash and long-term investments......................................    1,764,000    1,724,000
   Inventory--non-current.........................................................    4,096,000    3,875,000
   Property and equipment, net....................................................   21,664,000   26,899,000
   Deferred taxes.................................................................    1,895,000    2,248,000
   Other assets...................................................................      375,000    2,290,000
   Goodwill, net..................................................................      363,000      356,000
                                                                                    -----------  -----------
          Total assets............................................................  $44,667,000  $54,537,000
                                                                                    ===========  ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------
CURRENT LIABILITIES:
   Current portion of long-term debt..............................................  $        --  $   123,000
   Accounts payable and accrued expenses..........................................    7,673,000    9,739,000
   Federal income tax payable.....................................................    1,150,000      966,000
   State income tax payable.......................................................    1,377,000    1,866,000
   Hall's share of surplus........................................................           --      381,000
   Prize fulfillment fees payable.................................................       99,000      110,000
                                                                                    -----------  -----------
          Total current liabilities...............................................   10,299,000   13,185,000
   Long-term debt, less current portion...........................................           --      276,000
   Other long-term liabilities....................................................    2,000,000    1,457,000
                                                                                    -----------  -----------
          Total liabilities.......................................................
                                                                                     12,299,000   14,918,000
                                                                                    -----------  -----------
Commitments and contingencies (Note 2)

Stockholders' equity:
   Preferred stock, Series A, $0.01 par value, 2,000,000 shares authorized, 9,203
     shares issued and outstanding................................................           --           --
   Common stock, $0.01 par value, 25,000,000 shares authorized
     12,983,538 and 13,266,752 shares issued, and 11,909,799 and 12,193,013
     shares outstanding, respectively.............................................      130,000      133,000
       Additional paid-in capital.................................................   32,586,000   34,986,000
       Stockholders' notes receivable.............................................   (1,896,000)  (1,796,000)
       Treasury stock 1,073,739 shares at cost....................................   (5,830,000)  (5,830,000)
       Retained earnings..........................................................    7,378,000   12,126,000
                                                                                    -----------  -----------
          Total stockholders' equity..............................................   32,368,000   39,619,000
                                                                                    -----------  -----------
          Total liabilities and stockholders' equity..............................  $44,667,000  $54,537,000
                                                                                    ===========  ===========

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                            MULTIMEDIA GAMES, INC.

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

             For The Three Months Ended December 31, 2000 And 2001

                                                     2000          2001
                                                  ------------  ------------
                                                  (Unaudited)   (Unaudited)
   REVENUES:
      Gaming revenue--Class II................... $ 19,487,000  $ 56,588,000
      Gaming revenue--Class III..................      917,000     1,309,000
      Player station sale and lease revenue......      825,000       470,000
      Other......................................      377,000       524,000
                                                  ------------  ------------
          Total revenues.........................   21,606,000    58,891,000
      Bingo prizes and related costs.............   (1,115,000)     (470,000)
      Allotments to hall operators...............  (13,452,000)  (40,041,000)
                                                  ------------  ------------
          Net revenues...........................    7,039,000    18,380,000
                                                  ------------  ------------
   OPERATING COSTS AND EXPENSES:
      Cost of player stations sold...............        7,000        68,000
      Selling, general and administrative
        expenses.................................    3,974,000     7,366,000
      Amortization and depreciation..............    2,331,000     3,198,000
                                                  ------------  ------------
          Total operating costs and expenses.....    6,312,000    10,632,000
                                                  ------------  ------------
          Operating income.......................      727,000     7,748,000
   Interest income...............................       35,000        64,000
   Interest expense..............................     (176,000)      (17,000)
                                                  ------------  ------------
   Income before income taxes....................      586,000     7,795,000
   Income tax expense............................     (222,000)   (3,044,000)
                                                  ------------  ------------
          Net Income............................. $    364,000  $  4,751,000
                                                  ============  ============
   Basic earnings per share...................... $       0.04  $       0.39
                                                  ============  ============
   Diluted earnings per share.................... $       0.04  $       0.33
                                                  ============  ============


   The accompanying notes are an integral part of the condensed consolidated financial statements.

                            MULTIMEDIA GAMES, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

             FOR THE THREE MONTHS ENDED DECEMBER 31, 2000 AND 2001

                                                                                  2000           2001
                                                                               -----------    -----------
                                                                               (Unaudited)    (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.................................................................... $   364,000    $ 4,751,000
Adjustments to reconcile net income to cash and cash equivalents provided by operating activities:
   Amortization and depreciation..............................................   2,331,000      3,198,000
   Options issued to consultants..............................................          --         18,000
   Provision for bad debts....................................................      43,000        161,000
   Inventory reserve..........................................................      61,000        107,000
   Deferred taxes.............................................................    (270,000)        14,000
   Tax benefit of stock options exercised.....................................          --      1,463,000
   (Increase) decrease in:
       Accounts receivable....................................................     548,000     (1,054,000)
       Inventory..............................................................  (1,078,000)    (1,313,000)
       Prepaid expenses.......................................................      10,000        369,000
       Other assets...........................................................     (25,000)    (1,876,000)
       Federal and state income tax payable...................................     550,000     (1,158,000)
       Prize fulfillment fees payable.........................................      34,000         11,000
       Notes receivable.......................................................   2,210,000       (299,000)
       Accounts payable and accrued expenses..................................    (188,000)     1,566,000
                                                                               -----------    -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                        4,590,000      5,958,000
                                                                               -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of property and equipment and patents..........................    (382,000)    (6,895,000)
   Increase in restricted cash and long-term investments and other long-term
     liabilities..............................................................     (11,000)        (3,000)
                                                                               -----------    -----------
NET CASH USED IN INVESTING ACTIVITIES                                             (393,000)    (6,898,000)
                                                                               -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from exercise of stock options, warrants, and related tax benefit.      23,000      2,385,000
   Proceeds from (repayments on) note payable net.............................  (1,549,000)       399,000
   Principal payments of debt.................................................     (30,000)            --
   Payment on NGI lawsuit settlement..........................................    (140,000)            --
   Increase (decrease) in stockholders note receivable........................      (2,000)       100,000
   Preferred stock dividends..................................................     (24,000)        (3,000)
   Purchase of treasury stock.................................................    (387,000)            --
                                                                               -----------    -----------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES...........................  (2,109,000)     2,881,000
                                                                               -----------    -----------
Net increase in cash..........................................................   2,088,000      1,941,000
Cash and cash equivalents, beginning of period................................   1,315,000      4,868,000
                                                                               -----------    -----------
Cash and cash equivalents, end of period...................................... $ 3,403,000    $ 6,809,000
                                                                               ===========    ===========
SUPPLEMENTAL CASH FLOW DATA:
   Interest paid.............................................................. $   179,000    $    17,000
                                                                               ===========    ===========
   Federal income tax paid.................................................... $        --    $ 1,322,000
                                                                               ===========    ===========
NON-CASH TRANSACTIONS:
   Transfer of inventory to property and equipment............................ $   773,000    $ 1,570,000
                                                                               ===========    ===========

   The accompanying notes are an integral part of the condensed consolidated financial statements.

                            MULTIMEDIA GAMES, INC.

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.  Significant accounting policies

   The accompanying financial statements should be read in conjunction with the Company's consolidated financial statements and footnotes contained elsewhere in this prospectus.

   The financial statements included herein as of December 31, 2001 and for each of the three months ended December 31, 2000 and 2001, have been prepared by the Company without an audit, pursuant to accounting principles generally accepted in the United States of America and the rules and regulations of the Securities and Exchange Commission. They do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The information presented reflects all adjustments consisting solely of normal recurring adjustments which are, in the opinion of management, considered necessary to present fairly the financial position, results of operations and cash flows for the periods. Operating results for the three months ended December 31, 2001 are not necessarily indicative of the results which will be realized for the year ending September 30, 2002.

   Reclassifications--Certain reclassifications were made to the 2000 accounts to conform to the 2001 financial statement presentation. These reclassifications did not have an impact on previously reported results.

   Accounting Estimates--The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Examples include provisions for bad debts and inventory obsolescence, asset lives of equipment, deferred tax assets, and the provision for and disclosure of litigation and loss contingencies. Actual results may differ from these estimates in the near term.

   Stock Split--On January 25, 2002, the Board of Directors authorized a three-for-two split of the Company's common stock paid in the form of a stock dividend on February 11, 2002. All references in the accompanying financial statements for the number of common shares and per-share amounts have been restated to reflect the stock split.

   Income per Common Share--Income per common share is computed in accordance with Statement of Financial Accounting Standards No. 128 ("FAS 128"). Presented below is the computation of basic and diluted earnings per share.

                 For the three months ended December 31, 2000

                                                                      Income    Shares   Amount
                                                                     --------  --------- ------
Net Income, as reported............................................. $364,000
Less: preferred stock dividends.....................................  (25,000)        --    --
                                                                     --------  --------- -----
Basic EPS:
   Income available to common shareholders.......................... $339,000  8,219,832 $0.04
                                                                     --------            -----
Effect of Dilutive Securities:
   Options..........................................................       --    804,623    --
   Warrants.........................................................       --     24,240    --
   Convertible preferred stock......................................   25,000    652,793    --
                                                                     --------  --------- -----
Diluted EPS:
   Income available to common stockholders plus assumed conversions. $364,000  9,701,488 $0.04
                                                                     ========  ========= =====

                            MULTIMEDIA GAMES, INC.

                 For the three months ended December 31, 2001

                                                                       Income      Shares   Amount
                                                                     ----------  ---------- ------
Net Income, as reported............................................. $4,751,000
Less: preferred stock dividends.....................................     (3,000)         --    --
Basic EPS:
   Income available to common shareholders..........................  4,748,000  12,020,367 $0.39
                                                                     ----------             -----
Effect of Dilutive Securities:
   Options..........................................................         --   2,122,908    --
   Warrants.........................................................         --     276,485    --
   Convertible preferred stock......................................      3,000      40,898    --
                                                                     ----------  ---------- -----
Diluted EPS:
   Income available to common stockholders plus assumed conversions. $4,751,000  14,460,658 $0.33
                                                                     ==========  ========== =====

2.  Commitments and contingencies

   Native American Gaming. Virtually all of the Company's business relates to gaming activities on Native American Lands. The operation of gaming on Native American Lands is subject to the Johnson Act and the Indian Gaming Regulatory Act of 1988 ("IGRA"), which created the National Indian Gaming Commission ("NIGC") to establish federal standards for gaming on Native American Lands. IGRA identifies three classes of gaming, each subject to specific degrees of regulation. The Johnson Act specifies what constitutes "illegal games" and "illegal equipment," which includes any "machine or mechanical device" designed "primarily" for gambling that, when operated, delivers money to a player "as the result of the application of an element of chance."

   In addition to the statutory regime, all Native American tribes are required by IGRA to adopt ordinances to regulate gaming as a condition of their right to conduct gaming on tribal lands. Individual states are also becoming increasingly proactive in attempting to regulate Native American gaming conducted within their borders.

   Some fundamental issues relating to the scope and intent of IGRA, the jurisdiction and authority of the NIGC, other federal agencies, state authorities and tribal governments and the regulation of gaming on Native American land remain unresolved and ambiguous. As a result, the legality of the Company's activities could be subject to regulatory challenges, litigation, and enforcement actions by multiple regulatory bodies. Any such action could be costly to defend and could divert management's time and attention away from the Company's operations.

   The Department of Justice has asserted in the past and continues to assert that:

  . any electronic or mechanical device used in gaming, such as the player stations used to play the Company's Class II games, are illegal and in violation of the Johnson Act; and

  . the "spinning reel" design used as a graphic in many of the Company's Class II games is a facsimile of a slot machine and, therefore, cannot be used in a Class II game.

   Substantially all of the Company's revenues are derived from player stations that could be subject to these challenges. If any such challenge is made against the Company it would divert management's time and attention

                            MULTIMEDIA GAMES, INC.

away from operations and could materially and adversely affect the Company's ability to install and operate its games, and therefore to generate revenues.

   There is no assurance that new laws and regulations will not be enacted or that existing laws and regulations will not be amended or reinterpreted in a manner adverse to the Company's business. Any regulatory change could materially and adversely affect the installation and use of existing and additional player stations, games, and systems, and the Company's ability to generate revenues from some or all of its Class II games. Regulatory uncertainty also increases the cost of doing business. The Company dedicates significant time to and incurs significant expense for new game development without any assurance that the NIGC or other federal, state and local agencies or tribal governments will agree that each of its games meet applicable regulatory requirements. The Company also devotes significant time and expense toward dealing with federal, state and tribal agencies having jurisdiction over Native American gaming, and in complying with the various regulatory regimes that govern its business.

   In January 2001, the Company introduced a new Class II game called MegaNanza. MegaNanza generated approximately $47.5 million, or 36%, of the Company's total revenues for the fiscal year ended September 30, 2001 and approximately $42.3 million, or 72%, of the Company's total revenues for the quarter ended December 31, 2001. Prior to introducing MegaNanza into each new tribal market, the Company obtained a determination from the appropriate tribal authority that MegaNanza was a legal Class II game. There is no assurance that the Company will be able to obtain similar determinations from future customers or that the tribal authorities governing existing MegaNanza customers will not alter prior determinations in a manner adverse to the Company. In December 2000, the Company submitted MegaNanza to the NIGC to seek its opinion as to whether or not MegaNanza is a Class II bingo game. There is no assurance that the NIGC will determine that MegaNanza is a Class II game in its current form, or at all. Even if the NIGC agrees that MegaNanza is a Class II bingo game, the Department of Justice may pursue its own independent action against the Company and the Company may need to seek judicial remedies against the NIGC, the Department of Justice or both. Any litigation would be time consuming and expensive and would divert management's attention from the Company's business, and there is no assurance that the ultimate outcome would be in the Company's favor. A negative outcome to any such litigation would adversely affect the Company's ability to generate revenues from its Class II player stations.

   License Agreements. In December 1999, the Company entered into a license agreement with WMS(R) Gaming, Inc. ("WMS") to use certain trademarks, logos and other audiovisual aids and graphics in the Washington State Class III market. This agreement will expire on September 12, 2002. As of the end of fiscal 2001, the Company is in compliance with all provisions of the agreement. The Company's contract requires it to purchase a minimum number of licenses to operate games over specified periods.

   In April 2001, the Company entered into a license agreement with Bally Gaming, Inc., a subsidiary of Alliance Gaming Corporation ("Bally") to use certain of Bally's trademarks, logos and other audiovisual aids and graphics in the Washington State Class III market. The Company's contract requires it to purchase a minimum number of licenses to operate games over specified periods. During September 2001, Bally extended the license agreement to provide the Company access to Bally's catalog of game themes for use in Class II bingo games. This extension also requires the Company to purchase a minimum number of Class II licenses over a specified period.

               INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS' REPORT

To the Board of Directors and Stockholders
Multimedia Games, Inc.

   We have audited the accompanying consolidated balance sheets of Multimedia Games, Inc. as of September 30, 2000 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 2001. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule listed in the accompanying index. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Multimedia Games, Inc. at September 30, 2000 and 2001, and the results of its operations and its cash flows for the each of the three years in the period ended September 30, 2001, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

BDO Seidman, LLP
Houston, Texas

November 16, 2001, except for Note 10
which date is as of January 25, 2002

                            MULTIMEDIA GAMES, INC.

                          CONSOLIDATED BALANCE SHEETS

                       As of September 30, 2000 and 2001

                                                                                      2000         2001
                                                                                   -----------  -----------
                                     ASSETS
                                     ------
CURRENT ASSETS:
   Cash and cash equivalents...................................................... $ 1,315,000  $ 4,868,000
   Accounts Receivable:
       Trade......................................................................   2,793,000    3,794,000
       Game reserve...............................................................     171,000       81,000
       Other......................................................................     596,000      123,000
       Allowance for doubtful accounts............................................    (395,000)    (343,000)
   Inventory......................................................................   2,282,000    2,634,000
   Prepaid expenses...............................................................     654,000    1,877,000
   Notes receivable...............................................................   2,230,000      711,000
   Notes receivable--related parties..............................................     400,000           --
   Deferred taxes.................................................................   1,237,000      765,000
                                                                                   -----------  -----------
          Total current assets....................................................  11,283,000   14,510,000
   Restricted cash and long-term investments......................................   1,834,000    1,764,000
   Inventory--non-current.........................................................     978,000    4,096,000
   Property and equipment, net....................................................  14,026,000   21,664,000
   Deferred taxes.................................................................          --    1,895,000
   Other assets...................................................................     281,000      375,000
   Goodwill, net..................................................................     390,000      363,000
                                                                                   -----------  -----------
          Total assets............................................................ $28,792,000  $44,667,000
                                                                                   ===========  ===========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITIES:
   Notes payable.................................................................. $ 5,727,000  $        --
   Current portion of long-term debt..............................................     745,000           --
   Accounts payable and accrued expenses..........................................   3,722,000    7,673,000
   Federal income tax payable.....................................................     694,000    1,150,000
   State income tax payable.......................................................     489,000    1,377,000
   Prize fulfillment fees payable.................................................      93,000       99,000
   Deferred revenue...............................................................     400,000           --
                                                                                   -----------  -----------
          Total current liabilities...............................................  11,870,000   10,299,000
Long-term debt, less current portion..............................................   1,414,000           --
Other long-term liabilities.......................................................   1,598,000    2,000,000
Deferred taxes....................................................................     864,000           --
                                                                                   -----------  -----------
          Total liabilities.......................................................  15,746,000   12,299,000
                                                                                   -----------  -----------
Commitments and contingencies (Notes 5 and 6)
Stockholders' equity:
   Preferred stock, Series A, $.01 par value, 2,000,000 shares authorized, 90,789
     and 9,203 shares issued and outstanding, respectively........................       1,000           --
   Common stock, $.01 par value, 25,000,000 shares authorized, 8,495,249 and
     12,983,538 shares issued and 8,253,375 and 11,909,799 shares outstanding,
     respectively.................................................................      85,000      130,000
Additional paid-in capital........................................................  13,523,000   32,586,000
Stockholders' notes receivable....................................................    (780,000)  (1,896,000)
Treasury stock, 241,874 and 1,073,739 shares at cost..............................    (580,000)  (5,830,000)
Retained earnings.................................................................     797,000    7,378,000
                                                                                   -----------  -----------
          Total stockholders' equity..............................................  13,046,000   32,368,000
                                                                                   -----------  -----------
          Total liabilities and stockholders' equity.............................. $28,792,000  $44,667,000
                                                                                   ===========  ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                            MULTIMEDIA GAMES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

             For The Years Ended September 30, 1999, 2000 And 2001

                                                     1999          2000          2001
                                                 ------------  ------------  ------------
REVENUES:
   Gaming revenue--Class II..................... $ 82,576,000  $ 86,743,000  $121,165,000
   Gaming revenue--Class III....................      295,000     2,516,000     4,669,000
   Player station sale and lease revenue........    5,148,000     6,798,000     4,043,000
   Other........................................      837,000       752,000     1,935,000
                                                 ------------  ------------  ------------
       Total revenues...........................   88,856,000    96,809,000   131,812,000
Bingo prizes and related costs..................   (7,602,000)   (6,696,000)   (2,391,000)
Allotments to hall operators....................  (55,545,000)  (58,148,000)  (85,655,000)
                                                 ------------  ------------  ------------
       Net revenues.............................   25,709,000    31,965,000    43,766,000
                                                 ------------  ------------  ------------
OPERATING COSTS AND EXPENSES:
   Cost of player stations sold.................      981,000     1,981,000       557,000
   Selling, general and administrative expenses.   17,831,000    16,289,000    21,501,000
   NGI judgment and related fees................    4,461,000         3,000            --
   Amortization and depreciation................    6,144,000     8,973,000    10,085,000
                                                 ------------  ------------  ------------
       Total operating costs and expenses.......   29,417,000    27,246,000    32,143,000
                                                 ------------  ------------  ------------
       Operating income (loss)..................   (3,708,000)    4,719,000    11,623,000
Software licensing fee..........................           --       600,000            --
Interest income.................................      192,000       118,000       139,000
Interest expense................................     (275,000)     (878,000)     (699,000)
Equity in loss of unconsolidated subsidiary.....           --      (350,000)           --
                                                 ------------  ------------  ------------
Income (loss) before income taxes...............   (3,791,000)    4,209,000    11,063,000
Income tax expense (benefit)....................   (1,286,000)    1,430,000     4,391,000
                                                 ------------  ------------  ------------
       Net Income (Loss)........................ $ (2,505,000) $  2,779,000  $  6,672,000
                                                 ============  ============  ============
Basic earnings (loss) per share................. $      (0.32) $       0.32  $       0.71
                                                 ============  ============  ============
Diluted earnings (loss) per share............... $      (0.32) $       0.31  $       0.57
                                                 ============  ============  ============


   The accompanying notes are an integral part of the consolidated financial statements.

                            MULTIMEDIA GAMES, INC.

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

            For The Years Ended September 30, 1999, 2000, And 2001

                                   Preferred Stock      Common Stock                                    Treasury Stock
                                  -----------------  ------------------- Additional   Stockholders' ---------------------
                                  Number of          Number of            Paid-In         Notes     Number of
                                   Shares   Amount    Shares     Amount   Capital      Receivable    Shares     Amount
                                  --------- -------  ---------- -------- -----------  ------------- --------- -----------
Balance, September 30, 1998......   90,789  $ 1,000   8,159,736 $ 82,000 $12,775,000   $  (817,000)    50,999 $   (87,000)
Exercise of stock options........       --       --     132,488    1,000     246,000            --         --          --
Value of warrants associated with
 related party equipment.........       --       --          --       --     112,000            --         --          --
GameBay Directors' options.......       --       --          --       --      12,000            --         --          --
Stockholders' notes for stock
 purchase........................       --       --          --       --          --        59,000         --          --
Preferred stock dividends  ($1.10
 per preferred share)............       --       --          --       --          --            --         --          --
Net loss.........................       --       --          --       --          --            --         --          --
                                   -------  -------  ---------- -------- -----------   -----------  --------- -----------
Balance, September 30, 1999......   90,789    1,000   8,292,224   83,000  13,145,000      (758,000)    50,999     (87,000)
Exercise of stock options........       --       --      15,525    2,000     345,000            --         --          --
Stock issued in connection with
 NGI settlement..................       --       --     187,500       --          --            --         --          --
Stockholders' notes for stock
 purchase, net...................       --       --          --       --          --       (22,000)        --          --
Purchase of treasury stock.......       --       --          --       --          --            --    190,875    (493,000)
Preferred stock dividends ($1.10
 per preferred share)............       --       --          --       --          --            --         --          --
Value of options and warrants
 associated with consulting
 services........................       --       --          --       --      33,000            --         --          --
Net income.......................       --       --          --       --          --            --         --          --
                                   -------  -------  ---------- -------- -----------   -----------  --------- -----------
Balance, September 30, 2000......   90,789    1,000   8,495,249   85,000  13,523,000      (780,000)   241,874    (580,000)
Exercise of stock options........       --       --   1,098,882   11,000   2,607,000            --         --          --
Exercise of stock warrants.......       --       --   2,777,512   28,000  14,466,000            --         --          --
Conversion of preferred stock      (81,586)  (1,000)    611,895    6,000      (5,000)           --         --          --
Stockholders' notes for stock
 purchase, net...................       --       --          --       --          --    (1,116,000)        --          --
Purchase of treasury stock.......       --       --          --       --          --            --    831,865  (5,250,000)
Tax benefit of stock options
 exercised.......................       --       --          --       --   1,995,000            --         --          --
Preferred stock dividends ($1.10
 per preferred share)............       --       --          --       --          --            --         --          --
Net income.......................       --       --          --       --          --            --         --          --
                                   -------  -------  ---------- -------- -----------   -----------  --------- -----------
Balance, September 30, 2001......    9,203  $    --  12,983,538 $130,000 $32,586,000   $(1,896,000) 1,073,739 $(5,830,000)
                                   =======  =======  ========== ======== ===========   ===========  ========= ===========

                                   Retained        Total
                                   Earnings    Stockholders'
                                   (Deficit)      Equity
                                  -----------  -------------
Balance, September 30, 1998...... $   723,000   $12,677,000
Exercise of stock options........          --       247,000
Value of warrants associated with
 related party equipment.........          --       112,000
GameBay Directors' options.......          --        12,000
Stockholders' notes for stock
 purchase........................          --        59,000
Preferred stock dividends  ($1.10
 per preferred share)............    (100,000)     (100,000)
Net loss.........................  (2,505,000)   (2,505,000)
                                  -----------   -----------
Balance, September 30, 1999......  (1,882,000)   10,502,000
Exercise of stock options........          --       347,000
Stock issued in connection with
 NGI settlement..................          --            --
Stockholders' notes for stock
 purchase, net...................          --       (22,000)
Purchase of treasury stock.......          --      (493,000)
Preferred stock dividends ($1.10
 per preferred share)............    (100,000)     (100,000)
Value of options and warrants
 associated with consulting
 services........................          --        33,000
Net income.......................   2,779,000     2,779,000
                                  -----------   -----------
Balance, September 30, 2000......     797,000    13,046,000
Exercise of stock options........          --     2,618,000
Exercise of stock warrants.......          --    14,494,000
Conversion of preferred stock              --            --
Stockholders' notes for stock
 purchase, net...................          --    (1,116,000)
Purchase of treasury stock.......          --    (5,250,000)
Tax benefit of stock options
 exercised.......................          --     1,995,000
Preferred stock dividends ($1.10
 per preferred share)............     (91,000)      (91,000)
Net income.......................   6,672,000     6,672,000
                                  -----------   -----------
Balance, September 30, 2001...... $ 7,378,000   $32,368,000
                                  ===========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                            MULTIMEDIA GAMES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

             For The Years Ended September 30, 1999, 2000 and 2001

                                                                                      1999         2000          2001
                                                                                  ------------  -----------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)................................................................ $ (2,505,000) $ 2,779,000  $  6,672,000
Adjustments to reconcile net income (loss) to cash provided by operating activities:
    Amortization and depreciation................................................    6,144,000    8,973,000    10,085,000
    Write off of GameBay assets..................................................           --      350,000            --
    Non-employee stock option compensation.......................................           --       33,000            --
    Tax benefit of stock options exercised.......................................           --           --     1,995,000
    Deferred taxes...............................................................     (648,000)     506,000    (2,287,000)
    Provision for bad debt.......................................................      441,000      323,000       111,000
    Inventory reserve............................................................      821,000      175,000        89,000
    Equity in loss of unconsolidated subsidiary..................................           --      350,000            --
    (Increase) decrease in:
       Accounts receivable.......................................................     (181,000)  (1,106,000)     (601,000)
       Inventory.................................................................   (2,708,000)   2,034,000    (5,515,000)
       Prepaid expenses..........................................................        9,000      (95,000)   (1,223,000)
       Other assets..............................................................     (210,000)    (319,000)      102,000
       Accounts payable and accrued expenses.....................................   (1,064,000)   1,737,000     3,951,000
       Payment on NGI lawsuit settlement.........................................    3,388,000           --            --
       Other long-term liabilities...............................................           --           --       500,000
       Federal and state income tax payable......................................      829,000     (993,000)     (651,000)
       Prize fulfillment fees payable............................................     (124,000)     (79,000)        6,000
       Notes receivable..........................................................      293,000   (1,740,000)    1,519,000
       Notes receivable--related party...........................................      235,000           --            --
                                                                                  ------------  -----------  ------------
       Net cash provided by operating activities.................................    4,720,000   12,928,000    14,753,000
                                                                                  ------------  -----------  ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Acquisition of property, equipment, and patents..............................  (12,569,000)  (8,664,000)  (15,936,000)
    Increase (decrease) in restricted cash and long-term investments and other
     long-term liabilities.......................................................      (52,000)      24,000       (28,000)
                                                                                  ------------  -----------  ------------
       Net cash used in investing activities.....................................  (12,621,000)  (8,640,000)  (15,964,000)
                                                                                  ------------  -----------  ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from exercise of stock options, warrants, and related tax benefit...      306,000       33,000    18,020,000
    Proceeds from (repayments on) note payable, net..............................    9,432,000   (2,411,000)   (5,727,000)
    Principal payments of debt...................................................   (2,360,000)     (85,000)     (274,000)
    Payments on NGI lawsuit settlement...........................................           --   (1,190,000)   (1,885,000)
    Stockholder notes receivable.................................................       12,000      (22,000)      (29,000)
    Payment of preferred stock dividends.........................................      (75,000)    (100,000)      (91,000)
    Purchase of treasury stock...................................................           --     (493,000)   (5,250,000)
                                                                                  ------------  -----------  ------------
       Net cash provided by (used in) financing activities.......................    7,315,000   (4,268,000)    4,764,000
                                                                                  ------------  -----------  ------------
Net increase (decrease) in cash and cash equivalents.............................     (586,000)      20,000     3,553,000
Cash and cash equivalents, beginning of year.....................................    1,881,000    1,295,000     1,315,000
                                                                                  ------------  -----------  ------------
Cash and cash equivalents, end of year........................................... $  1,295,000  $ 1,315,000  $  4,868,000
                                                                                  ============  ===========  ============
SUPPLEMENTAL CASH FLOW DATA:
    Interest paid................................................................ $    275,000  $   864,000  $    783,000
                                                                                  ============  ===========  ============
    Federal income tax paid...................................................... $    290,000  $   448,000  $  2,981,000
                                                                                  ============  ===========  ============
NON-CASH TRANSACTIONS:
    Acquisition of fixed assets with
       Notes receivable.......................................................... $    992,000  $        --  $         --
       Debt......................................................................      211,000           --            --
       Warrants..................................................................      112,000           --            --
    Transfer of inventory to property and equipment..............................           --    1,047,000     1,956,000
    Deferred revenue from note receivable........................................           --      400,000            --
    Offset a note receivable against related deferred revenue....................           --           --       400,000
    Issuance of note receivable to officer for common stock......................           --           --     1,087,000
    Conversion of preferred stock to common stock................................           --           --         4,000
    Payment of debt with common stock............................................           --      312,500            --

   The accompanying notes are an integral part of the consolidated financial statements.

                            MULTIMEDIA GAMES, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Summary of Significant Accounting Policies

   Operations--The Company is a technology supplier to the gaming industry. The Company designs and develops interactive Class II and Class III games and related player stations and equipment that are marketed to Native American bingo and gaming facilities located throughout the United States. The Company operates its games on behalf of its Native American customers through a multi-path telecommunications network called "Betnet." The Betnet network interconnects player stations located within a hall and in multiple bingo halls, thereby enabling players to simultaneously participate in the same game and to compete against one another to win common pooled prizes. The Company offers Class II and Class III game themes that have been designed and developed by the Company as well as game themes that have been licensed by the it from others. The Company also produces high-stakes television bingo game shows that are televised live to multiple participating Native American bingo halls linked via Betnet.

   Consolidation Principles--The financial statements include the activities of Multimedia Games, Inc. and its four wholly-owned subsidiaries: MegaBingo, Inc. ("MBI"), Multimedia Creative Services, Inc., TV Games, Inc., and American Gaming Network L.L.C. GameBay.com, Inc. was a wholly-owned subsidiary until December 1999, when 71% of its capital stock was sold to third parties. GameBay.com, Inc. is treated as an equity investment. GameBay has discontinued its operations and the Company has reduced its investment in GameBay to zero.

   Cash and Cash Equivalents--The Company considers all highly liquid investments (i.e., investments which, when purchased, have remaining maturities of three months or less) to be cash equivalents.

   Prepaid Expenses--At September 30, 2001, the Company's prepaid expenses include $1.2 million of prepaid license fees acquired under a contract. The balance of other prepaid expenses at September 30, 2000 and 2001 was $654,000 and $675,000 respectively.

   Restricted Cash and Long-Term Investments--Restricted cash and long-term investments include $250,000 and $270,000, at September 30, 2000 and 2001, respectively, held in reserve for MegaBingo prizes under the provisions of the Company's Integrated Services Agreements with its Native American customers, and $1.6 million and $1.5 million, at September 30, 2000 and 2001, respectively, representing the present value of investments held by the Company's prize fulfillment firm related to outstanding jackpot prize winner annuities.

   Inventory--Current--The Company's current inventory consists primarily of computer equipment components for player stations and completed electronic player station units expected to be sold within the Company's fiscal year. Such inventory is carried at the lower of cost (first-in, first-out) or market. At September 30, 2000 and 2001, the Company's current inventory consisted of the following:

                   Inventory               2000        2001
                   ---------            ----------  ----------
                Finished Units......... $1,059,000  $1,219,000
                Used Components........  1,203,000     714,000
                New Components.........  1,004,000   1,122,000
                Obsolescence Reserve...   (984,000)   (421,000)
                                        ----------  ----------
                   Net Inventory....... $2,282,000  $2,634,000
                                        ==========  ==========

   Inventory--Non-Current--The Company's non-current inventory consists of completed electronic player station units expected to be leased to hall operators under operating leases. Accordingly, such leased units are transferred from inventory to the Company's property and equipment upon consummation of such leases. The

                            MULTIMEDIA GAMES, INC.

balance of the Company's non-current inventory at September 30, 2000 and 2001 was $978,000 and $4,096,000, respectively. Such inventory is carried at the lower of cost (first-in, first-out) or market. The Company annually evaluates the obsolescence of its inventory and updates the reserve as necessary. Non-current inventory also consists of both new and used components for electronic player station units expected to be leased to hall operators under operating leases, stated at net carrying value. At September 30, 2001, the Company recorded a reserve of $652,000.

   Property and Equipment--Property and equipment are stated at cost. The cost of property and equipment is depreciated over their estimated useful lives generally using the straight-line method. Equipment under leases which could convey ownership to the lessee at the end of the lease term is depreciated over the shorter of the lease term or three years. Substantially all of the Company's property and equipment is depreciated over two to five years. Sales and retirements of depreciable property and equipment are recorded by removing the related cost and accumulated depreciation from the accounts. Gains or losses on sales and retirements of property are reflected in operations.

   Under the provisions of the Integrated Services Agreements with the tribes, any MegaBingo satellite dishes and monitoring equipment purchased by the Company and placed at the hall locations revert to the ownership of the tribe at the end of the agreement. Accordingly, such equipment is depreciated over the shorter of the term of the agreement or three years. This provision does not apply to player stations and related equipment, except for player stations purchased by the tribe.

   Internally developed gaming software is stated at cost, and its cost is depreciated over its estimate useful life, generally using the straight-line method. Substantially all of the Company's internally developed software is depreciated over 18 months to five years. Game software development costs are capitalized when the project is under development and are depreciated once the software is placed into service. Any subsequent software maintenance costs are expensed as incurred. Software development projects which are discontinued are expensed as such determination is made.

   Goodwill--The amount paid for the assets of MegaBingo plus the liabilities assumed in excess of the fair value of the identifiable assets purchased has been recorded as goodwill. The Company amortizes goodwill over 20 years using the straight-line method. Goodwill is reported net of accumulated amortization in the accompanying financial statements. Accumulated amortization amounted to $157,000 and $184,000 at September 30, 2000 and 2001, respectively.

   Management reviews long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets which considers the discounted future net cash flows. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs of disposal. This analysis of the long-lived assets at September 30, 2001 indicated there was no impairment to these assets' carrying values.

   Accounts Payable and Accrued Expenses--Included in the Company's accounts payable and accrued expenses at September 30, 2000 and 2001, were $645,000 and $1.7 million, respectively, of accrued bonus and salaries. At September 30, 2001, the balance of amounts accrued for customer marketing and promotional activity as well as equipment servicing and maintenance totaled $1.3 million.

                            MULTIMEDIA GAMES, INC.

   Other Long-Term Liabilities--Other long-term liabilities at September 30, 2000 and 2001 include $43,000 and $36,000, respectively, of long-term prizes payable on the Company's MegaBingo game. Other long-term liabilities also include $500,000 relating to penalties for estimated shortfalls in minimum software purchase requirements under a contract. At September 30, 2000 and 2001, the present value of investments held by the Company's prize fulfillment firm related to outstanding jackpot prize winner annuities amounted to $1.6 million and $ 1.5 million, respectively.

   Income Taxes--The Company applies the provisions of Statement of Financial Accounting Standards No. 109 ("SFAS No. 109"), "Accounting for Income Taxes." Under SFAS No. 109, deferred tax liabilities or assets arise from differences between the tax basis of assets or liabilities and their basis for financial reporting, and are subject to tests of recoverability in the case of deferred tax assets. The amount of deferred tax liabilities or assets is calculated by applying the provisions of enacted tax laws to determine the amount of taxes payable or refundable currently or in future years. A valuation allowance is provided for deferred tax assets to the extent realization is not judged to be more likely than not.

   Treasury Stock--The Company utilizes the cost method for accounting for its treasury stock acquisitions and dispositions.

   Accounting Estimates --The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Examples include provisions for bad debts and inventory obsolescence, asset lives of equipment, deferred tax assets, and the provision for and disclosure of litigation and loss contingencies. Actual results may differ from these estimates in the near term.

   Game Reserve--Prizes awarded under the Company's interactive games are based upon attaining an assumed level of gross game receipts and statistical assumptions as to the frequency of winners. A surplus exists when game receipts exceed prize payouts, and a deficit exists when prize payouts exceed game receipts. Over any statistically relevant period of time, no material surplus or deficit exists.

                            MULTIMEDIA GAMES, INC.

   Income (Loss) per Common Share--Income (loss) per common share is computed in accordance with Statement of Financial Accounting Standards No. 128 ("FAS 128"). Presented below is a reconciliation of net income (loss) available to common stockholders and the differences between actual weighted average shares outstanding, which are used in computing basic earnings (loss) per share and diluted weighted average shares, which are used in computing diluted earnings per share. Diluted earnings (loss) per share for 1999 do not include the dilutive effect of 706,940 options, 32,710 warrants and 652,793 shares of convertible Preferred Stock in 1999, because to do so would have been anti-dilutive.

                                                                 For the Year Ended September 30, 1999
                                                                 -------------------------------------
                                                                                                Per
                                                                                               Share
                                                                      Loss           Shares    Amount
                                                                 -------------    -----------  ------
BASIC AND DILUTIVE LOSS PER SHARE:
Net loss........................................................ $  (2,505,000)
Less: preferred stock dividends.................................      (100,000)
                                                                 -------------    -----------  ------
Loss available to common stockholders........................... $  (2,605,000)     8,181,483  $(0.32)
                                                                 =============                 ======
Effect of potentially Dilutive Securities not included:
Options.........................................................                      706,940
Warrants........................................................                       32,710
Convertible preferred stock.....................................                      652,793
                                                                                  -----------
                                                                                    9,573,926
                                                                                  ===========

                                                                 For the Year Ended September 30, 2000
                                                                 -------------------------------------
                                                                                                Per
                                                                                               Share
                                                                     Income          Shares    Amount
                                                                 -------------    -----------  ------
BASIC EARNINGS PER SHARE:
Net income...................................................... $   2,779,000
Less: preferred stock dividends.................................      (100,000)
                                                                 -------------    -----------  ------
Income available to common stockholders......................... $   2,679,000      8,343,375  $ 0.32
                                                                                               ======
DILUTED EARNINGS PER SHARE:
Effect of Dilutive Securities:
Options.........................................................                      143,495
Warrants........................................................                           --
Convertible preferred stock.....................................       100,000        652,793
                                                                 -------------    -----------  ------
Income available to common stockholders plus assumed conversions $   2,779,000    $ 9,139,663  $ 0.30
                                                                 =============    ===========  ======

                                                                 For the Year Ended September 30, 2001
                                                                 -------------------------------------
                                                                                                Per
                                                                                               Share
                                                                     Income          Shares    Amount
                                                                 -------------    -----------  ------
BASIC EARNINGS PER SHARE:
Net income...................................................... $   6,672,000
Less: preferred stock dividends.................................       (91,000)
                                                                 -------------    -----------  ------
Income available to common stockholders......................... $   6,581,000      9,218,543  $ 0.71
                                                                                               ======
DILUTED EARNINGS PER SHARE:
Effect of Dilutive Securities:
Options.........................................................                    1,245,297
Warrants........................................................                      586,631
Convertible preferred stock.....................................                      549,107
Income available to common stockholders plus assumed conversions        91,000
                                                                 -------------    -----------  ------
                                                                 $   6,672,000     11,599,578  $ 0.58
                                                                 =============    ===========  ======

                            MULTIMEDIA GAMES, INC.

   Revenue Recognition--Revenues from the operation of the television bingo game shows are recognized as the gaming session for which the cards were purchased occurs. Interactive gaming revenues are recorded net of prizes awarded. Revenues from television bingo game shows are recorded on a gross basis and prizes are not netted.

   Class III gaming revenue and back-office fees are based on a percentage of revenue generated by the player stations, and are recognized as the revenues are generated by the player stations.

   Lease revenues from player stations are generally based on a percentage of revenue generated by the player stations, and are recognized as the revenues are generated by the player stations.

   Revenues from the sale of player stations and Class III licenses are recorded when the player stations are delivered to the purchaser and the licenses installed.

   Integrated Services Agreements; Interactive Gaming Agreements--Most of the Company's agreements with its Native American customers to provide products and services are on a year to year basis with separate contracts for each bingo hall operated by that tribe. There is no uniform or predominant expiration date for these agreements.

   Stock-Based Compensation--The Company applies Accounting Principles Board Opinion No. 25 ("APB 25") in accounting for its stock option plans rather than the alternative fair value accounting provided under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Under APB 25, no compensation expense is recognized for grants of options to common law employees and directors at an exercise price equal to or greater than the market price of the stock on the date of grant. Accordingly, based on the Company's grants in 1999, 2000 and 2001, no compensation expense has been recognized. Pro forma information regarding net income (loss) and earnings (loss) per share under the alternative fair value accounting is required by SFAS 123. (See Note 5 of Notes to Consolidated Financial Statements.)

   Reclassifications--Certain reclassifications were made to the 1999 and 2000 accounts to conform to the 2001 financial statement presentation. These reclassifications did not have an impact on previously reported results.

   Recently Issued Accounting Pronouncements--In June 2001, the Financial Accounting Standards Board finalized FASB Statement No. 141, "Business Combinations" (SFAS 141), and No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires that the Company recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that the Company reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141.

   SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead test goodwill for impairment at least annually. In addition, SFAS 142 requires that the Company identify reporting units for the purposes of assessing potential future impairments of goodwill, reassess the useful lives of other existing recognized intangible assets and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142, which is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized.

                            MULTIMEDIA GAMES, INC.

SFAS 142 requires the Company to complete a transitional goodwill impairment test six months from the date of adoption, and to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142.

   The Company's previous business combination was accounted for using the purchase method. At September 30, 2001, the net carrying amount of goodwill is $363,000. Amortization expense during the year ended September 30, 2001 was $27,000. Currently, the Company does not expect the adoption of SFAS 141 and SFAS 142 to have a material impact on its financial position and results of operations.

   In June, 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143, which amends SFAS No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies," is applicable to all companies. SFAS No. 143, which is effective for fiscal years beginning after June 15, 2002, addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. As used in SFAS No. 143, a legal obligation is an obligation that a party is required to settle as a result of an existing or enacted law, statute, ordinance, or written or oral contract or by legal construction of a contract under the doctrine of promissory estoppel. While the Company is not yet required to adopt SFAS No. 143, it does not believe the adoption will have a material effect on the financial condition or results of operations of the Company.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-lived Assets." SFAS No. 144, which supercedes SFAS No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of," and amends ARB No. 51, "Consolidated Financial Statements," addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and interim financials within those fiscal years, with early adoption encouraged. The provisions of SFAS No. 144 are generally to be applied prospectively. As of the date of this filing, the Company is still assessing the requirements of SFAS No. 144 and has not determined the impact the adoption will have on the Company's financial condition or results of operations.

2.  Property and Equipment

   At September 30, 2000 and 2001, the Company's property and equipment consisted of the following:

                                                2000          2001
                                            ------------  ------------
         Gaming and satellite equipment.... $ 23,065,000  $ 37,421,000
         Software costs....................    5,879,000     7,088,000
         Other.............................      704,000     1,895,000
                                            ------------  ------------
            Total property and equipment...   29,648,000    46,404,000
         Less accumulated depreciation and
           amortization....................  (15,622,000)  (24,740,000)
                                            ------------  ------------
         Property and equipment, net....... $ 14,026,000  $ 21,664,000
                                            ============  ============

3.  Long-Term Debt

   On July 29, 1999, the Company entered into a revolving credit facility ("Credit Facility"), pursuant to which the Company could borrow up to $10 million. The Credit Facility was scheduled to expire in July 2002 and was

                            MULTIMEDIA GAMES, INC.

secured by all assets of the Company and the personal guarantee of $1.5 million from the Company's Chairman and CEO. Borrowings under the Credit Facility bore interest, payable monthly, at a rate equal to the greater of 9% or 1.75% above the prime rate. The Credit Facility was paid in full during September 2001, and replaced with a new line of credit discussed below. At September 30, 2000, the Company's outstanding borrowings were $5,727,000.

   Effective September 28, 2001, the Company entered into a new credit facility (the "New Credit Facility") with another lender, under which the Company may borrow up to $14.0 million. The New Credit Facility is collateralized by the Company's cash and cash equivalents. Interest at prime is payable monthly, with all principal and interest due September 27, 2002. At September 30, 2001, there were no borrowings under the New Credit Facility.

   At September 30, 2000, the Company had a note payable to NGI totaling $1,885,000 that related to a judgment settled in 1999. The note was paid in full during August 2001.

   At September 30, 2000, the Company had a note payable to a financial institution totaling $274,000. This note bore interest at 10.5%, and was collateralized by Company vehicles. This note was paid in full during 2001.

4.  Income Taxes

   The provision for income tax expense (benefit) consisted of the following for the years ended September 30, 1999, 2000 and 2001:

                                        1999         2000       2001
                                     -----------  ---------- -----------
       CURRENT:
          Federal................... $  (300,000) $  694,000 $ 5,804,000
          State.....................     (26,000)    229,000     874,000
       DEFERRED.....................    (960,000)    507,000  (2,287,000)
                                     -----------  ---------- -----------
       Net income tax expense
         (benefit).................. $(1,286,000) $1,430,000 $ 4,391,000
                                     ===========  ========== ===========

   A reconciliation of the expected income tax expense (benefit) based upon the federal statutory rate of 34% and the taxes reflected in tax expense is as follows for the years ended September 30, 1999, 2000 and 2001:

                                                     1999         2000        2001
                                                  -----------  ----------  ----------
Expected federal income tax expense (benefit).... $(1,289,000) $1,431,000  $3,761,000
State income tax expense (benefit), net of
  federal benefit................................    (151,000)    151,000     577,000
Nondeductible expenses...........................      32,000     186,000      86,000
1997 federal tax penalty.........................      51,000          --          --
Prior years' tax credit utilized in 2000.........          --    (277,000)         --
Other............................................      71,000     (61,000)    (33,000)
                                                  -----------  ----------  ----------
Net income tax expense (benefit)................. $(1,286,000) $1,430,000  $4,391,000
                                                  ===========  ==========  ==========

                            MULTIMEDIA GAMES, INC.

   Differences between the book value and the tax basis of the Company's assets and liabilities result in deferred tax assets and liabilities as of September 30, as follows:

                                                         2000        2001
                                                      ----------  ----------
   Deferred tax asset--current:
      Accounts receivable allowance.................. $  134,000  $  124,000
      Inventory obsolescence reserve.................    292,000     386,000
      Accrued liabilities............................    170,000     255,000
      Lawsuit settlement.............................    641,000          --
                                                      ----------  ----------
      Net current deferred tax asset................. $1,237,000  $  765,000
                                                      ==========  ==========
   Deferred tax asset (liability)--noncurrent:
      Game reserve................................... $  (65,000) $ (411,000)
      Property and equipment.........................   (799,000)  2,306,000
                                                      ----------  ----------
      Net non-current deferred tax asset (liability). $ (864,000) $1,895,000
                                                      ==========  ==========

   For 2001, the Company recorded a $1,995,000 reduction of its federal income tax liability, with an offsetting credit to additional paid-in capital resulting from tax benefits to the Company. It related to non-qualified options exercised and to employees exercising incentive stock options and selling the Common Stock within a one-year period.

5.  Stockholders' Equity

Series A Preferred Stock

   During fiscal 1995, the Company amended its articles of incorporation to provide for the issuance of up to 2,000,000 shares of Preferred Stock in such series and with such rights and preferences as may be approved by the Board of Directors. In January 1995, the Board of Directors approved a Series A Preferred Stock which is cumulative, voting and convertible, and sold 134,318 shares of such stock for $1,343,318. The Series A Preferred Stock is subject to redemption at the election of the Company for $10.00 per share.

   During the year ended September 30, 2001, 81,586 Series A Preferred Shares were converted into 611,895 shares of the Company's Common Stock. At September 30, 2001, there were 9,203 Series A Preferred Shares outstanding that are convertible into 40,898 shares of the Company's Common Stock.

   The Series A Preferred Stock has a liquidation preference over the Company's Common Stock equal to $10.00 per share of Series A Preferred Stock, or $92,000 in the aggregate at September 30, 2001. The holders of the Series A Preferred Stock are entitled to a cumulative preferred dividend, payable quarterly, at the rate of $1.10 per share per annum. In the event the Company remains in arrears for more than two quarters, holders of the Series A Preferred Stock voting as a class are entitled to elect a majority of the Company's Board of Directors.

Common Stock

   At September 30, 2000, the Company had outstanding 2,688,215 Class A and Class B warrants. During the year ended September 30, 2001, substantially all of the Class A and Class B warrants were exercised at $5.33 per share, resulting in total proceeds to the Company of approximately $14.3 million. The remaining unexercised warrants were redeemed at $0.07 per warrant in August 2001. Also during the year ended September 30, 2001,

                            MULTIMEDIA GAMES, INC.

the Company issued 1,188,180 shares of Common Stock upon the exercise of options and warrants at exercise prices ranging from $1.33 to $6.29 per share.

Treasury Stock

   The Board of Directors authorized the Company to repurchase 450,000 shares of its Common Stock, effective April 2000, and an additional 1,500,000 shares of its Common Stock, effective September 2001. The timing and total number of shares repurchased was dependant upon prevailing market conditions and other investment opportunities. During fiscal 2000 and 2001, the Company repurchased 190,875 and 831,866 shares of its Common Stock at an average cost of $2.58 and $6.31, respectively.

  Indebtedness of Certain Officers and Directors

   At September 30, 2000 and 2001, the Company had the following notes receivable from certain officers and directors.

                                      Outstanding        Outstanding     Interest
                                   September 30, 2000 September 30, 2001   Rate   Due Date
                                   ------------------ ------------------ -------- --------
Gordon Graves.....................      $651,000          $  648,000        6%    Feb 2002
Larry Montgomery..................       129,000             136,000        6%    Apr 2002
Clifton Lind......................            --           1,112,000        6%    Apr 2004
                                        --------          ----------
                                        $780,000          $1,896,000
                                        ========          ==========

   On April 12, 2001, Clifton Lind, the Company's President and COO, exercised his option to purchase 427,500 shares of the Company's Common Stock. This purchase was made by way of a recourse promissory note issued to the Company, as permitted by the President's Stock Option Plan of 1998. The note is fully recourse to Mr. Lind's other personal assets.

                            MULTIMEDIA GAMES, INC.

Common Stock Warrants and Options

   In connection with past financing arrangements and as compensation for consulting and professional services, the Company has issued warrants and options to purchase its Common Stock. The following tables summarize such warrant and option activity for 1999, 2000 and 2001:

  1999 Activity:

                      Number of                       Number of
                      Warrants/                       Warrants/
                       Options                         Options
Exercise             Outstanding         Exercised/  Outstanding   Exercisable
  Price   Expiration October 1,           Expired/  September 30, September 30,
per Share    Date       1998     Granted  Canceled      1999          1999
--------- ---------- ----------- ------- ---------- ------------- -------------
  $2.67.. Jul 2000       28,125       --        --       28,125        28,125
   5.33.. Aug 2001    2,688,215       --        --    2,688,215     2,688,215
   3.67.. Feb 2007      150,000       --        --      150,000        75,000
   6.29.. Mar 2003       30,000       --        --       30,000        30,000
   4.67.. Jan 2003      393,750       --        --      393,750       393,750
   7.33.. May 2002       75,000       --   (75,000)          --            --
   8.92.. Sept 2002      75,000       --   (75,000)          --            --
   2.54.. June 2002          --   75,000        --       75,000        75,000
   2.54.. Sept 2002          --   75,000        --       75,000        75,000
                      ---------  -------  --------    ---------     ---------
                      3,440,090  150,000  (150,000)   3,440,090     3,365,090
                      =========  =======  ========    =========     =========

2000 Activity:

                      Number of                        Number of
                      Warrants/                        Warrants/
                       Options                          Options
Exercise             Outstanding          Exercised/  Outstanding   Exercisable
  Price   Expiration October 1,            Expired/  September 30, September 30,
per Share    Date       1999     Granted   Canceled      2000          2000
--------- ---------- ----------- -------- ---------- ------------- -------------
  $2.67..  Jul 2000      28,125        --   (28,125)          --            --
   5.33..  Aug 2001   2,688,215        --        --    2,688,215     2,688,215
   2.54..  Jun 2002      75,000        --        --       75,000        75,000
   2.54..  Sep 2002      75,000        --   (75,000)          --            --
   6.29..  Mar 2003      30,000        --        --       30,000        30,000
   4.67..  Jun 2003     393,750        --        --      393,750       393,750
   3.67..  Feb 2007     150,000        --        --      150,000       112,500
                      ---------  --------  --------    ---------     ---------
                      3,440,090        --  (103,125)   3,336,965     3,299,465
                      =========  ========  ========    =========     =========

                            MULTIMEDIA GAMES, INC.

2001 Activity:

                      Number of                        Number of
                      Warrants/                        Warrants/
                       Options                          Options
Exercise             Outstanding         Exercised/   Outstanding   Exercisable
  Price   Expiration October 1,           Expired/   September 30, September 30,
per Share    Date       2000     Granted  Canceled       2001          2001
--------- ---------- ----------- ------- ----------  ------------- -------------
  $5.33.. Aug 2001    2,688,215      --  (2,688,215)         --            --
   2.54.. Jun 2002       75,000      --          --      75,000        75,000
   6.29.. Mar 2003       30,000      --      (4,789)     25,211        25,211
   4.67.. Jun 2003      393,750      --    (108,150)    285,600       285,600
   3.67.. Feb 2007      150,000      --     (31,500)    118,500       118,500
   7.53.. Sept 2011          --  15,000          --      15,000            --
                      ---------  ------  ----------     -------       -------
                      3,336,965  15,000  (2,832,654)    519,311       504,311
                      =========  ======  ==========     =======       =======

Stock Option Plans

  1994 Employee and Director Stock Option Plans

   In November 1994, the stockholders of the Company approved the 1994 Employee Stock Option Plan (the "1994 Plan") and the 1994 Director Stock Option Plan (the "Director Plan"), under which options to purchase an aggregate of 540,000 shares and 90,000 shares, respectively, of Common Stock were reserved for issuance. At September 30, 2001, options to purchase 78,000 shares of Common Stock were outstanding under the 1994 Plan at exercise prices ranging from $1.67 per share to $2.67 per share, and there were no options outstanding under the Director Plan. After the adoption of the Company's 1996 Stock Incentive Plan, no new options were granted under the 1994 Plan or the Director Plan.

  1996 Incentive Stock Plan

   In August 1996, the Board of Directors adopted the Company's 1996 Incentive Stock Plan, which was amended effective March 1, 1999, (the "1996 Plan") pursuant to which 1,192,691 shares of Common Stock or Common Stock equivalents were reserved for issuance.

   The 1996 Plan is administered by the Company's Board of Directors. The Board of Directors has the authority, subject to the terms of the 1996 Plan, to determine when and to whom to make grants under the 1996 Plan, the number of shares to be covered by the grants, the types and terms of "Awards" to be granted under the 1996 Plan (which are stock-based incentives and may include incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, performance shares and deferred stock purchases), the exercise or purchase price of the shares of Common Stock and Common Stock equivalents subject to the Awards, and to prescribe, amend and rescind rules and regulations relating to the 1996 Plan.

   At September 30, 2001, options to purchase 573,768 shares of Common Stock were outstanding under the 1996 Plan, at exercise prices ranging from $2.00 to $4.79 per share.

  President's Stock Option Plan

   In connection with the employment of Clifton E. Lind as the Company's President in June 1998, the Company established the President's Stock Option Plan, pursuant to which it granted Mr. Lind options to

                            MULTIMEDIA GAMES, INC.

purchase 507,000 shares of Common Stock at $2.54 per share. This Plan was approved by the Company's stockholders on May 11, 1999. In April 2001, Mr. Lind exercised options for 427,500 shares which he still holds. At September 30, 2001, there remain outstanding under the Plan options to purchase 79,500 shares.

  1998 Senior Executive Stock Option Plan

   In connection with the employment of Gary L. Loebig as the Company's Vice President--Sales in November, 1998, the Company established the 1998 Senior Executive Stock Option Plan, pursuant to which it granted Mr. Loebig options to purchase 75,000 shares of Common Stock at $2.54 per share. This Plan was approved by the Company's stockholders on May 11, 1999. During fiscal 2001, Mr. Loebig exercised options for 37,500 shares; options to purchase an additional 37,500 shares remain outstanding at September 30, 2001.

  2000 Stock Option Plan

   In February 2000, the Company's Board of Directors adopted the 2000 Stock Option Plan, as later amended, pursuant to which options to purchase 551,250 shares of Common Stock were reserved for issuance. Options granted under the Plan may be either incentive stock options or non-qualified stock options. The 2000 Stock Option Plan is also administered by the Company's Board of Directors. At September 30, 2001, all of the options available under the 2000 Stock Option Plan had been granted and were outstanding at an exercise price of $4.79 per share.

  2001 Stock Option Plan

   In September 2001, the Company's Board of Directors adopted the 2001 Stock Option Plan pursuant to which options to purchase 1,050,000 shares of Common Stock were reserved for issuance. Options granted under the Plan may be either incentive stock options or non-qualified stock options. The 2001 Stock Option Plan is also administered by the Company's Board of Directors. At September 30, 2001, there were outstanding under this Plan options to purchase 768,375 shares of Common Stock at an exercise price of $7.53 per share.

   In addition to options granted under its stock option plans, the Company from time to time makes option grants to newly-hired employees or independent contractors as an inducement to provide services to the Company. During the year ended September 30, 2001, the Company granted a total of approximately 616,500 options on an ad hoc basis at a market price ranging from $4.79 to $7.53 per share.

  Director Compensation Plan

   On September 21, 2001, the Company adopted a plan to compensate the members of its Board of Directors for their services as directors, including serving on committees of the Board. Prior to that time the Company had compensated its directors by the grant of stock options on an ad hoc basis and did not provide any cash compensation. Under the Director Compensation Plan, each of the Company's directors, including directors who are also regular full-time employees, will receive $18,000 per year. In addition, each director will receive $500 for each Board meeting attended in person, $250 for each Board meeting attended by telephone, $250 for each committee meeting attended in person and $150 for each committee meeting attended by telephone. On an annual basis, each sitting director will receive an option grant for 15,000 shares of Common Stock that will vest over one year. Newly elected or appointed directors will receive an initial grant for 30,000 shares that will vest over two years.

                            MULTIMEDIA GAMES, INC.

   The activity relating to stock option issuances under the above plans are as follows for each of the three years ending September 30, 1999, 2000 and 2001:

1999 Activity:

                       Number of                       Number of
                        Options                         Options
Exercise              Outstanding         Exercised/  Outstanding   Exercisable
  Price    Expiration October 1,           Expired/  September 30, September 30,
per Share     Date       1998     Granted  Canceled      1999          1999
---------  ---------- ----------- ------- ---------- ------------- -------------
     $1.67    2004       225,000       --   (60,000)     165,000      165,000
 1.33-1.83    2005        53,250       --   (35,963)      17,287       17,287
      1.67    2006        33,750       --        --       33,750       22,500
      2.54    2002       115,500       --        --      115,500      115,500
      2.54    2006       134,925       --   (21,675)     113,250       78,825
      2.54    2007       425,625       --   (75,750)     349,875      137,250
      2.54    2008       571,725  105,000  (102,225)     574,500       42,000
      2.54    2009        54,000       --        --       54,000           --
      2.54    2008            --  202,500  (202,500)          --           --
      2.67    2006        21,000       --    (3,750)      17,250       12,938
      4.58    2009            --   15,000        --       15,000           --
                       ---------  -------  --------    ---------      -------
                       1,634,775  322,500   501,863    1,455,412      591,300
                       =========  =======  ========    =========      =======

2000 Activity:

                       Number of                       Number of
                        Options                         Options
Exercise              Outstanding         Exercised/  Outstanding   Exercisable
  Price    Expiration October 1,           Expired/  September 30, September 30,
per Share     Date       1999     Granted  Canceled      2000          2000
---------  ---------- ----------- ------- ---------- ------------- -------------
     $1.67    2004       165,000       --        --      165,000      165,000
 1.33-1.83    2005        17,287       --        --       17,287       17,287
      1.67    2006        33,750       --        --       33,750       33,750
      2.54    2002       115,500       --        --      115,500      115,500
      2.54    2006       113,250       --   (44,625)      68,625       40,313
      2.54    2007       349,875       --    (5,250)     344,625      169,688
      2.54    2008       574,500       --   (74,850)     499,650       72,525
      2.54    2009        54,000   75,000        --      129,000       16,500
      2.54    2010            --   18,750        --       18,750           --
 2.00-2.13    2010            --  720,000        --      720,000           --
      2.67    2006        17,250       --    (1,500)      15,750        6,750
      2.83    2010            --   75,000        --       75,000           --
      4.58    2009        15,000       --        --       15,000        3,750
                       ---------  -------  --------    ---------      -------
                       1,455,412  888,750  (126,225)   2,217,937      641,063
                       =========  =======  ========    =========      =======

                            MULTIMEDIA GAMES, INC.

2001 Activity:

                                Number of                          Number of
                                 Options                            Options
     Exercise                  Outstanding           Exercised/   Outstanding   Exercisable
       Price        Expiration October 1,             Expired/   September 30, September 30,
     per Share         Date       2000      Granted   Canceled       2001          2001
     ---------      ---------- ----------- --------- ----------  ------------- -------------
    $1.67..........    2004       165,000         --    (97,500)      67,500       67,500
1.33-1.83..........    2005        17,287         --    (17,287)          --           --
     1.67..........    2006        33,750         --    (30,000)       3,750        3,750
     2.54..........    2002       115,500         --   (115,500)          --           --
     2.54..........    2006        68,625         --    (50,962)      17,663       17,663
     2.54..........    2007       344,625         --   (283,875)      60,750       60,750
     2.54..........    2008       499,650         --   (254,982)     244,668       79,238
     2.54..........    2009       129,000         --    (15,750)     113,250       48,750
     2.54..........    2010        18,750         --         --       18,750           --
2.00-2.13..........    2010       720,000         --   (197,250)     522,750       69,375
     2.67..........    2006        15,750         --     (9,000)       6,750       10,688
     2.83..........    2010        75,000         --         --       75,000       18,750
     4.58..........    2009        15,000         --    (15,000)          --           --
     4.79..........    2011            --    989,250         --      989,250           --
     7.53..........    2011            --    768,375         --      768,375           --
                                ---------  --------- ----------    ---------      -------
                                2,217,937  1,757,625 (1,087,106)   2,888,456      376,464
                                =========  ========= ==========    =========      =======

   The Company expects to continue to issue stock options to new employees as they are hired and to current employees as incentives from time to time.

   The Company has elected to follow APB Opinion No. 25, "Accounting for Stock Issued to Employees," in accounting for its employee stock options rather than the alternative fair value accounting provided for under SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized in fiscal 1999, 2000 and 2001 associated with the granting of employee stock options. Pro forma information regarding net income (loss) and earnings (loss) per share under the alternative fair value accounting is required by SFAS No. 123. This information is required to be determined as if the Company had accounted for its employee stock options granted subsequent to September 30, 1995, under the fair value method of that statement. The fair value of options granted in fiscal years 1999, 2000 and 2001 reported below has been estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions:

                                             1999      2000     2001
                                           ---------  -------  -------
        Weighted average Life............. 3.5 years  5 years  6 years
        Risk-free interest rate...........       5.7%     6.5%     6.5%
        Expected volatility...............        73%      63%      74%
        Expected dividend yield...........      None     None     None

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of its options. The weighted

                            MULTIMEDIA GAMES, INC.

average estimated fair value of employee stock options granted during 1999, 2000 and 2001 was $1.21, $1.52, and $3.98 per share, respectively. The estimated fair value of options granted during 1999, 2000 and 2001under the Company's stock option plans totaled approximately $644,000, $1,253,000 and $7,557,000, respectively.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

                                               1999         2000       2001
                                            -----------  ---------- ----------

  Net income (loss):
     As reported........................... $(2,505,000) $2,779,000 $6,672,000
     Pro forma.............................  (2,795,000)  2,545,000  6,067,000
  Basic earnings (loss) per common share:
     As reported........................... $     (0.32) $     0.32 $     0.71
     Pro forma............................. $     (0.35) $     0.29 $     0.66
  Diluted earnings (loss) per common share:
     As reported........................... $     (0.32) $     0.31 $     0.57
     Pro forma............................. $     (0.35) $     0.28 $     0.52

   The above SFAS No. 123 pro forma disclosures are not necessarily representative of the effect SFAS No. 123 will have on the pro forma disclosure of future years.

   During 1994, the Company established an employee savings plan pursuant to
Section 401(K) of the Internal Revenue Code. The plan provides for the employees to make tax deferred deposits into the plan to the extent of 15% of their annual base compensation, with a maximum of $10,500 in 2001. The Company matches the first 3% of employees' contributions completely, and matches half of the next 2%. Such Company contributions amounted to approximately $96,000, $135,000, and $146,000 for the years ended September 30, 1999, 2000 and 2001, respectively.

6.  Commitments and Contingencies

   Native American Gaming. Virtually all of the Company's business relates to gaming activities on Native American lands. The operation of gaming on Native American lands is subject to the Indian Gaming Regulatory Act of 1988. The Indian Gaming Regulatory Act also created the National Indian Gaming Commission to establish federal standards for gaming on Native American lands, to protect Indian gaming as a means of generating Native American revenue, and to enforce certain aspects of Indian Gaming Regulatory Act.

   Fundamental issues relating to the scope and intent of the Indian Gaming Regulatory Act and the jurisdiction and authority of the National Indian Gaming Commission and other federal agencies and Native American governments remain unresolved and ambiguous. As a result, the Company may be subject to litigation and enforcement actions by these agencies which could adversely affect its ability to market additional player stations, and the level of revenues generated from its games. This litigation could also be costly and time consuming. Moreover, the Department of Justice continues to broadly assert that any electronic or mechanical device used in gaming, such as the player stations used to play the Company's Class II games, are illegal and in violation of the Johnson Act. While this argument has been rejected by those courts to have considered it to date, it appears to reflect the position of the Department of Justice and only heightens the threat of enforcement action by that agency. There also can be no assurance that courts reconsidering or considering the argument for the first time may not adopt that argument as law, thereby creating a conflict among jurisdictions to be resolved by a higher court or by newly enacted law.

                            MULTIMEDIA GAMES, INC.

   This regulatory uncertainty increases the Company's cost of doing business. The Company incurs significant time and expense on new game development without any assurance that the National Indian Gaming Commission or other federal, state and local agencies or Native American governments will agree that its games meet the requirements of Class II gaming. The Company also incurs significant time and expense in communicating and dealing with the multitude of federal, state, local and Native American agencies claiming to have jurisdiction over aspects of Native American gaming.

   Several important legal issues, such as what constitutes the game of bingo and whether the Company's player stations are legal technological aids to the play of bingo, so far have been resolved and clarified in its favor in recent decisions by four federal courts. Those decisions arose from litigation initiated against the Company by the Department of Justice that challenged the legality of the Company's MegaMania game and the player stations used by it in the play of that game. Prior to the litigation, the Company had received and relied upon opinions and determinations by the National Indian Gaming Commission that MegaMania was legal Class II gaming. Notwithstanding these favorable National Indian Gaming Commission determinations, the Department of Justice initiated its own action against the Company that shut its business down for a short period of time and was very costly and time consuming to litigate. Had the Company lost the litigation, its ability to use its player stations and its revenues from one of its most popular Class II games would have been threatened. In addition, the general breadth of scope of the definition of bingo would have been considerably narrowed which could have adversely affected the Company's ability to compete and the level of revenues generated by its Class II games.

   The Company faces continued uncertainty as to whether it can obtain or rely upon National Indian Gaming Commission opinions and determinations on the legality of its activities. In November 2000, the National Indian Gaming Commission published proposed rules that would formalize a procedure whereby the National Indian Gaming Commission would make determinations on the Class II status of games before those games could be introduced into the market. This would change the current practice of the National Indian Gaming Commission in which determinations on the classification of games are made on an ad hoc basis, and typically only after those games have been introduced into the market. Several Native American tribes have questioned the authority of the National Indian Gaming Commission under the Indian Gaming Regulatory Act to make determinations on the classification of games as being contrary to the power of tribes to self-regulate Class II gaming. Regardless of whether the Company obtains opinions and determinations from the National Indian Gaming Commission or Native American agencies, it faces the continued threat of actions initiated by the Department of Justice.

   In January 2001, the Company introduced a new Class II game called MegaNanza. For the fiscal year ended September 30, 2001, MegaNanza generated $47.5 million, or 36%, of the Company's total revenues. Prior to introducing MegaNanza into each new Native American market, the Company sought and obtained a determination by the appropriate Native American authority that MegaNanza was a legal Class II game. The Company also submitted MegaNanza to the National Indian Gaming Commission, seeking its opinion on whether MegaNanza is Class II bingo. If the National Indian Gaming Commission determines that MegaNanza is not Class II, the Company intends to meet with the National Indian Gaming Commission to see if there are changes that can be made to the game that will make it acceptable both to the Company and the National Indian Gaming Commission. If no agreement is reached, it may be necessary for the Company to seek judicial remedies. Any litigation would be time consuming and expensive and would divert management's attention from other business. Moreover, the Company cannot predict with any certainty what the outcome of any litigation would be. Even if the National Indian Gaming Commission agrees that MegaNanza is Class II gaming, the possibility exists that the Department of Justice could pursue its own independent action against the Company.

   These legal and regulatory uncertainties also raises the threat of enforcement actions by state regulatory agencies. While the Indian Gaming Regulatory Act was intended to preempt state and local regulation of Class I

                            MULTIMEDIA GAMES, INC.

and Class II gaming, many states are taking an increasingly active role in attempting to regulate Native American gaming by making their own independent judgment of whether an activity is Class II or Class III. In some instances, this independent judgment has been contrary to a determination by the National Indian Gaming Commission. In other instances, this independent judgment is exercised only in the absence of an National Indian Gaming Commission determination to the contrary, which to date is true in most cases since games are usually introduced into the market prior to any determination of legality by the National Indian Gaming Commission.

   Other Gaming Activities. The Company has plans to extend its games and technology into segments of the gaming industry other than Native American gaming, principally the charity bingo market and the extension of Class II and III gaming into horse racing tracks and other similar wagering facilities licensed by states. None of these activities is currently subject to a nationwide regulatory system such as Indian Gaming Regulatory Act, so regulation would be on a state by state basis. In addition, federal laws relating to gaming, such as the Johnson Act, which regulates slot machines and similar gambling devices, could also be applicable. The Company believes its experience with Class III gaming in the State of Washington and with state and local regulatory agencies in its Class II gaming will benefit it in extending into these new markets. Nevertheless, the Company expects to encounter similar legal and regulatory uncertainties faced by it in the Native American gaming business. There is no assurance that the Company will ever enter into other segments of the gaming industry or that, if it does, it will be successful in doing so.

   Changes in Law and Regulations. There also can be no assurance that the National Indian Gaming Commission, either on its own initiative or as the result of pressure from or cooperation with other agencies such as the Department of Justice, will not enact new regulations or reinterpret existing regulations in a manner that would have a material and adverse effect upon the Company. There can also be no assurance that the Indian Gaming Regulatory Act or other federal laws will not be amended, or new legislation or regulations enacted, so as to limit the authority of tribes to self-regulate Class II gaming or to change the definition of Class II gaming in a manner adverse to the Company's business.

Litigation Settlement

   In December 1999, the Company entered into an agreement with Network Gaming International Corporation ("NGI") that settled a $3.1 million verdict against the Company for breach of contract that had been awarded in November 1999 by a jury in the Federal District Court for the Northern District of Oklahoma. Pursuant to the settlement, the Company paid $800,000 to NGI in December 1999, and agreed to pay NGI an additional $2.275 million in cash over three years. In addition, the Company delivered 187,500 shares of its Common Stock to NGI. At September 30, 2001, the settlement of the lawsuit was paid in full.

Prize Fulfillment Firm

   In order to reduce the need for prize reserve account funds and to further reduce exposure to game deficits during periods of abnormally high rates of jackpot prize wins, the Company has engaged a firm specializing in prize fulfillment services to pay jackpot prizes won during the term of a prize fulfillment agreement. The prize fulfillment agreement specifies a maximum cumulative liability over the term of the contract, in exchange for fees based on gross game receipts. Prize fulfillment premiums amounted to $1,264,000, $1,464,000, and $398,000 for the years ended September 30, 1999, 2000 and 2001, respectively. The insurance company is required at all times to maintain not less than $500,000 of prize fulfillment resources in the form of a performance bond or other mutually acceptable escrow agreement. The current arrangements with such firm expire on December 31, 2001, but have an automatic 30 day extension period during which the Company expects to negotiate a one year extension to the agreement.

                            MULTIMEDIA GAMES, INC.

   Under the terms of the prize fulfillment agreement, the Company is responsible for a deductible of $13,000 per occurrence. Prize winners have the election of accepting a lump-sum cash payment or the purchase of an annuity. In those cases where the prize winner accepts a lump-sum cash payment, the payment is made by the prize fulfillment firm, less the Company's deductible. In those cases where the prize winner elects an annuity, the obligation has historically been insured by the prize fulfillment firm purchasing annuity contracts from insurance companies. Contingent liability under purchased annuity contracts entered into prior to April 15, 1994 by an assignor of such contracts to the Company, which provide for various insurance companies to make payments directly to prize winners over a specified period of time, amounts to approximately $1,000,000 as of September 30, 2001. The outstanding amounts include annuity contracts, which were purchased from an insurance carrier that is currently under an Order of Rehabilitation to the Michigan State Commissioner of Insurance. Under this Order, payments under all such contracts will continue until ordered otherwise by the state of Michigan. It is unknown at this time as to whether further court actions will result in reductions in amounts owed under these annuity contracts. There can be no assurance that this or any other insurance company responsible for outstanding annuities will continue to fulfill all their obligations under the annuity contracts.

   The Company is not responsible for any obligations to prize winners prior to April 15, 1994, whether in lieu of annuities or in respect of shortfalls on annuities or otherwise. Further, the Company is not responsible for prize annuities awarded during the period April 15, 1994 through December 22, 1994, except as to the obligation to discharge obligations of the MegaBingo operations with the assets of the MegaBingo operation and under the indemnification provisions of a service agreement with the predecessor to the MegaBingo business.

   The present value at September 30, 2000 and 2001 of the prize annuities awarded from to December 23, 1994 through September 30, 2001 was approximately $1,554,000 and $1,464,000, respectively, which has been reflected as restricted investments and other long-term liabilities in the accompanying balance sheets.

License Agreements

   In December 1999, the Company entered into a license agreement with WMS to use certain of WMS' trademarks, logos and other audiovisual aids and graphics in the Washington State Class III market. This agreement will expire on September 12, 2002. As of the end of fiscal 2001, the Company is in compliance with all provisions of the agreement. The Company's contract requires it to purchase a minimum number of licenses to operate games over specified periods.

   In April 2001, the Company entered into a license agreement with Bally Gaming, Inc., a subsidiary of Alliance Gaming Corporation ("Bally") to use certain of Bally's trademarks, logos and other audiovisual aids and graphics in the Washington State Class III market. The Company's contract requires it to purchase a minimum number of licenses to operate games over specified periods. During September 2001, Bally extended the license agreement to provide the Company access to Bally's catalog of game themes for use in Class II bingo games. This extension also requires the Company to purchase a minimum number of Class II licenses over a specified period. As of the end of fiscal 2001, the Company is in compliance with all provisions of the agreement.

                            MULTIMEDIA GAMES, INC.

Operating Leases

   The Company leases its corporate offices, warehouses and certain office equipment under non-cancelable operating leases. Future minimum rentals by fiscal year under these arrangements are as follows:

      2002....................................................... $373,000
      2003.......................................................  268,000
      2004.......................................................  207,000
                                                                  --------
                                                                  $848,000
                                                                  ========

Rental expense during 1999, 2000 and 2001 amounted to $249,000, $316,000, and $551,000, respectively.

7.  Related Party Transactions

   On October 1, 1998, the Company exercised its option to acquire 356 player stations and related equipment for $1,448,000 from Equipment Purchasing LLC ("EP LLC"), a limited liability company owned by an affiliate of Gordon T. Graves, the Chairman and Chief Executive Officer of the Company.

   In December 1999, the Company's wholly-owned subsidiary, GameBay.com Inc., issued 71% of its equity securities to a group of investors for $6.5 million. In connection with that transaction, the Company granted GameBay a license to use the Company's intellectual property for Internet non-gaming purposes. In consideration of the license grant, the Company received a one-time fee of $1.0 million, of which $400,000 was evidenced by a note due in December 2000. The Company is also entitled to a royalty of 5% of GameBay's gross revenue. The Company had deferred recognition of the $400,000 GameBay note receivable into income until payment was received. The Company has not received any royalty payments to date. As of September 30, 2000, the Company's investment has been reduced to zero. During the quarter ended March 31, 2001, the Company determined that ultimate collection of the $400,000 note receivable was doubtful, and accordingly, the note was offset against the related deferred revenue. Due to the downturn in the advertising-driven Internet business, GameBay has suspended operations and is considering the pursuit of other business models. Gordon T. Graves is a director of GameBay. Laurence E. Kaplan, who was elected a director of the Company in November 2000, and resigned as a director in May, 2001, is also a director of GameBay.

8.  Electronic Player Station Leases

   The Company sells its player stations to its customers for cash or through revenue sharing arrangements. Under the revenue sharing arrangements, a portion of the revenue from the player stations is paid to the Company until the sales price of the unit, plus interest, is recovered. Approximately $3,506,000 was received under such provisions during 1999, $3,263,000 in 2000, and $2,854,000 in 2001. Outstanding principal under equipment sales pursuant to such revenue sharing arrangements amounted to $3,149,000 at September 30, 2000, and $1,628,000 for 2001. Generally, title to the player stations transfers to the lessee at the end of the lease period. Revenue from the equipment sales pursuant to revenue sharing is recorded as revenue as it is earned because the Company generally must continue to operate the electronic player station network in order to realize the sales proceeds. There can be no assurance that the Company will realize the entire amount of $1,628,000 at September 30, 2001, because customers could elect to remove the player stations prior to their being fully paid for or because the economic performance of the player stations at a particular location is not sufficient to amortize the principal of the revenue sharing obligation.

   The cost and net book value at September 30, 2000 and 2001 of electronic player station lease equipment amounted to $1,333,000 and $3,148,000 and $1,036,000 and $2,665,000, respectively. Electronic player station

                            MULTIMEDIA GAMES, INC.

lease equipment is depreciated over a three year period unless the rate of payments being received in relation to total payments indicates transfer of title will occur to the lessee on a more rapid rate.

9.  Concentrations of Credit Risk

   The Company maintains its cash in bank deposit accounts which at times may exceed the federal depository insurance limits. At September 30, 2000 and 2001, the Company had concentrations of cash in two banks totaling approximately $1,394,000 and $4,768,000, respectively. The Company has not experienced any losses on such accounts in the past.

   Accounts receivable represent short-term credit granted to customers for which collateral is generally not required. Substantially all of the Company's accounts receivable are from Native American tribes or their gaming enterprises.

   In addition, a large percentage of these tribes have their reservations and gaming operations in the state of Oklahoma. Despite the industry and geographic concentrations related to the Company's customers, due to the historical experience of the Company on receivable collections, management considers credit risk limited with respect to accounts receivable. At September 30, 2001, accounts receivable from one tribe accounted for approximately 27% of total trade accounts receivable; the same tribe accounted for approximately 23% of total trade accounts receivable in 2000.

   For the year ended September 30, 2001, two tribes in Oklahoma accounted for approximately 28% and 14% of the Company's gaming revenues. In fiscal 2000, these same two tribes accounted for approximately 21% and 11% of the Company's gaming revenues. In fiscal 1999, two tribes in Oklahoma accounted for approximately 19% and 12% of total gaming revenues. No other tribe accounted for more than 10% of the Company's gaming revenues in any of these years. While the Company believes that its relationship with all of its Native American customers is good, the loss of any of these tribes would have a material and adverse effect upon its financial condition and results of operations.

   Notes receivable consist of financial instruments issued by customers for the purchase of player stations. Substantially all of the Company's notes receivable are from Native American tribes or their gaming enterprises, as discussed above. All of the Company's notes receivable are collateralized by the related player stations.

10.  Subsequent Event

   Stock Split--On January 25, 2002, the Board of Directors authorized a three-for-two split of the Company's common stock paid in the form of a stock dividend on February 11, 2002. All references in the accompanying financial statements to the number of common shares and per-share amounts have been restated to reflect the stock split.

                            MULTIMEDIA GAMES, INC.

11.  Supplemental Consolidated Quarterly Financial Data (Unaudited)

                                            Year Ended September 30, 2000
                            --------------------------------------------------------------
                                                    Quarters Ended
                            --------------------------------------------------------------
                            December 31,  March 31,   June 30,   September 30,    Total
                                1999        2000        2000         2000         Year
                            ------------ ----------- ----------- ------------- -----------
Total revenues............. $19,522,000  $23,262,000 $26,097,000  $27,928,000  $96,809,000
Operating income...........     207,000    1,221,000   1,516,000    1,775,000    4,719,000
Income before taxes........     564,000      760,000   1,319,000    1,566,000    4,209,000
Net income.................     323,000      505,000     832,000    1,119,000    2,779,000
Earnings per share--diluted        0.03         0.05        0.09         0.13         0.31
Weighted average shares
  outstanding, diluted.....   8,970,180    9,133,835   9,152,784    9,479,885    9,139,663

                                             Year Ended September 30, 2001
                            ---------------------------------------------------------------
                                                    Quarters Ended
                            ---------------------------------------------------------------
                            December 31,  March 31,   June 30,   September 30,    Total
                                2000        2001        2001         2001         Year
                            ------------ ----------- ----------- ------------- ------------
Total revenues............. $21,606,000  $26,984,000 $35,439,000  $47,783,000  $131,812,000
Operating income...........     727,000    1,675,000   3,553,000    5,668,000    11,623,000
Income before taxes........     586,000    1,541,000   3,380,000    5,556,000    11,063,000
Net income.................     364,000      945,000   1,955,000    3,407,000     6,672,000
Earnings per share--diluted        0.04         0.10        0.16         0.24          0.57
Weighted average shares
outstanding, diluted.......   9,701,488    9,699,525  12,341,114   14,312,304    11,599,578

Note: The above quarterly financial data may not total to the annual amounts because of rounding.

                            MULTIMEDIA GAMES, INC.

                SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

Inventory Reserves

                                  Balance at                            Balance at
                              Beginning of Period Additions Deductions End of Period
                              ------------------- --------- ---------- -------------
FY 1999......................      $ 39,000       $821,000   $     --   $  860,000
FY 2000......................       860,000        175,000     51,000      984,000
FY 2001......................       984,000         89,000         --    1,073,000
Reserve For Doubtful Accounts
                                  Balance at                            Balance at
                              Beginning of Period Additions Deductions End of Period
                              ------------------- --------- ---------- -------------
FY 1999......................      $181,000       $441,000   $ 95,000   $  527,000
FY 2000......................       527,000        323,000    455,000      395,000
FY 2001......................       395,000        111,000    163,000      343,000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                            ----------------------
                               TABLE OF CONTENTS
                            ----------------------



                                                          Page
                                                          ----
                  Prospectus Summary.....................   1
                  Risk Factors...........................   8
                  Disclosure Regarding Forward-Looking
                   Statements............................  18
                  Use of Proceeds........................  19
                  Dividend Policy........................  20
                  Price Range of Common Stock............  20
                  Selected Consolidated Financial Data...  21
                  Ratio of Earnings to Fixed Charges.....  22
                  Management's Discussion and Analysis of
                   Financial Condition and Results of
                   Operations............................  23
                  Business...............................  33
                  Management.............................  45
                  Principal and Selling Stockholders.....  52
                  Certain Transactions...................  53
                  The Securities We May Offer............  54
                  Description of Capital Stock...........  54
                  Shares Eligible for Future Sale........  59
                  Description of Debt Securities.........  59
                  Description of Warrants................  64
                  Plan of Distribution...................  66
                  Legal Matters..........................  69
                  Experts................................  69
                  Where You Can Find More Information....  69
                  Incorporation of Certain Documents By
                   Reference.............................  69
                  Index to Financial Statements.......... F-1


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

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                                    [LOGO]

                            MULTIMEDIA GAMES, INC.


                                 $120,000,000


                                 Common Stock

                                Preferred Stock


                                Debt Securities


                                   Warrants


                                 -------------

                                  PROSPECTUS

                                 -------------





                                         , 2002

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

           Securities and Exchange Commission filing fee $  11,058.00
           NASD Filing Fee..............................    12,520.00
           Blue Sky fees and expenses...................     7,500.00
           Printing.....................................   200,000.00
           Legal fees and expenses......................   350,000.00
           Accounting fees and expenses.................   300,000.00
           Miscellaneous................................      *
                                                         ------------
              Total..................................... $ 881,120.00
                                                         ============

--------
*  To be filed by amendment.

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   The Company's By-Laws authorize it to indemnify any present or former director, officer, employee, or agent or a person serving in a similar post in another organization at its request, against expenses, judgments, fines, and amounts paid in settlement incurred in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to the fullest extent not prohibited by the Texas Business Corporation Act, public policy or other applicable law. Article 202 of the Texas Business Corporation Act authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for expenses incurred) arising under the Securities Act.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS.


Exhibit No.                                       Title                                        Location
----------                                        -----                                        --------
    1.1     Form of Equity Underwriting Agreement.............................................    *
    1.2     Form of Debt Underwriting Agreement...............................................    *
    3.1     Amended and Restated Articles of Incorporation....................................   (1)
    3.2     Bylaws............................................................................   (2)
    4.1     Form of Statement of Designation with respect to preferred stock..................    *
    4.2     Form of Indenture.................................................................   (8)
    4.3     Form of Note .....................................................................    *
    4.4     Form of Warrant ..................................................................    *
    5.1     Opinion Hall, Estill, Hardwick, Gable, Golden & Nelson............................   (8)
   10.1     Form of MegaNanza Bingo System Agreement (Rental) and Software License............   (7)
   10.2     Form of Electronic Gaming Agreement ..............................................   (7)
   10.3     1994 Employee Stock Option Plan...................................................   (2)
   10.4     1994 Director Stock Option Plan...................................................   (2)
   10.5     1996 Stock Incentive Plan, as amended.............................................   (5)
   10.6     President's Plan..................................................................   (4)
   10.7     1998 Senior Executive Stock Option Plan...........................................   (5)
   10.8     2000 Stock Option Plan............................................................   (5)
   10.9     2001 Stock Option Plan............................................................   (7)
   10.10    Stockholder Rights Agreement......................................................   (3)
   10.11    Special Services Contract executed August 14, 2000 with John Winkelman............   (6)
   10.12    Consulting Agreement dated November 9, 2000 with Martin Keane.....................   (6)
   10.13    License Agreement with WMS Gaming, Inc............................................   (7)
   10.14    License Agreement with Bally Gaming, Inc..........................................   (7)
   12.1     Computation of Ratios of Earnings to Fixed Charges................................   (8)
   21.1     Subsidiaries of Registrant........................................................   (7)
   23.1     Consent of BDO Seidman, LLP.......................................................   (8)
   23.2     Consent of Hall, Estill, Hardwick, Gable, Golden & Nelson.........................   (9)
   24.1     Power of Attorney.................................................................   (7)
   25.1     The Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as
            amended, of the Trustee under the Indenture.......................................   (10)

--------

 * To be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated herein by reference.

(1)Indicates incorporated by reference to our Form 10-QSB filed with the Commission for the quarter ended March 31, 1997.
(2)Indicates incorporated by reference to our Form 10-KSB filed with the Commission for the fiscal year ended September 30, 1994.
(3)Incorporated by reference to our registration statement on Form 8-A, filed with the Commission on October 23, 1998.
(4)Indicates incorporated by reference to our Form 10-KSB filed with the Commission for the fiscal year ended September 30, 1998.
(5)Incorporated by reference to our Registration Statement on Form S-8 filed with the Commission on December 1, 2000.
(6)Incorporated by reference to our Registration Statement on Form S-3 (File No. 333-30721).

(7)Previously filed.


(8)Filed herewith.


(9)Included in Exhibit 5.1.


(10)To be incorporated herein by reference from a subsequent filing in accordance with Section 3.5(b)(2) of the Trust Indenture Act of 1939.

ITEM 17.  UNDERTAKINGS.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

   (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




   The undersigned Registrant hereby undertakes:



      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.



          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.



          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.



      2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



      3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      4. For purposes of determining any liability under the Securities Act of 1933, the information omitted form the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective; and



      5. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of the securities at the time shall be deemed to be the initial bona fide offering thereof.



   The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under the subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.



   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf buy the undersigned, thereunto duly authorized, in the city of Austin, state of Texas, on April 19, 2002


                                          MULTIMEDIA GAMES, INC.


Dated: April 19, 2002

                                          By:  /s/ Craig S. Nouis
                                            -----------------------------------
                                             Craig S. Nouis
                                             Vice President and Chief Financial
                                               Officer


   Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



              *                  Chairman of the Board,Chief         April 19, 2002
-----------------------------      Executive Officer and Director
      Gordon T. Graves             (Principal Executive Officer)

              *                  President, Chief Operations Officer April 19, 2002
-----------------------------      and Director
       Clifton E. Lind

     /s/ Craig S. Nouis          Vice President and Chief Financial  April 19, 2002
-----------------------------      Officer (Principal Financial
       Craig S. Nouis              Officer and Principal Accounting
                                   Officer)

              *                  Director                            April 19, 2002
-----------------------------
      Thomas W. Sarnoff

              *                  Director                            April 19, 2002
-----------------------------
      John M. Winkelman

              *                  Director                            April 19, 2002
-----------------------------
       Martin A. Keane

By:       /s/  Craig S. Nouis
-----------------------------
       Craig S. Nouis
      Attorney-in-Fact

                                 EXHIBIT INDEX


Exhibit No.                                       Title                                        Location
----------                                        -----                                        --------
    1.1     Form of Equity Underwriting Agreement.............................................    *
    1.2     Form of Debt Underwriting Agreement...............................................    *
    3.1     Amended and Restated Articles of Incorporation....................................   (1)
    3.2     Bylaws............................................................................   (2)
    4.1     Form of Statement of Designation with respect to preferred stock .................    *
    4.2     Form of Indenture.................................................................   (8)
    4.3     Form of Note .....................................................................    *
    4.4     Form of Warrant ..................................................................    *
    5.1     Opinion Hall, Estill, Hardwick, Gable, Golden & Nelson............................   (8)
   10.1     Form of MegaNanza Bingo System Agreement (Rental) and Software License............   (7)
   10.2     Form of Electronic Gaming Agreement ..............................................   (7)
   10.3     1994 Employee Stock Option Plan...................................................   (2)
   10.4     1994 Director Stock Option Plan...................................................   (2)
   10.5     1996 Stock Incentive Plan, as amended.............................................   (5)
   10.6     President's Plan..................................................................   (4)
   10.7     1998 Senior Executive Stock Option Plan...........................................   (5)
   10.8     2000 Stock Option Plan............................................................   (5)
   10.9     2001 Stock Option Plan............................................................   (7)
   10.10    Stockholder Rights Agreement......................................................   (3)
   10.11    Special Services Contract executed August 14, 2000 with John Winkelman............   (6)
   10.12    Consulting Agreement dated November 9, 2000 with Martin Keane.....................   (6)
   10.13    License Agreement with WMS Gaming, Inc............................................   (7)
   10.14    License Agreement with Bally Gaming, Inc..........................................   (7)
   12.1     Computation of Ratios of Earnings to Fixed Charges................................   (8)
   21.1     Subsidiaries of Registrant........................................................   (7)
   23.1     Consent of BDO Seidman, LLP.......................................................   (8)
   23.2     Consent of Hall, Estill, Hardwick, Gable, Golden & Nelson.........................   (9)
   24.1     Power of Attorney.................................................................   (7)
   25.1     The Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as
            amended, of the Trustee under the Indenture ......................................   (10)

--------

* To be filed as an exhibit to a Current Report of the Registrant on Form 8-K and incorporated herein by reference.

(1)Indicates incorporated by reference to our Form 10-QSB filed with the Commission for the quarter ended March 31, 1997.
(2)Indicates incorporated by reference to our Form 10-KSB filed with the Commission for the fiscal year ended September 30, 1994.
(3)Incorporated by reference to our registration statement on Form 8-A, filed with the Commission on October 23, 1998.
(4)Indicates incorporated by reference to our Form 10-KSB filed with the Commission for the fiscal year ended September 30, 1998.
(5)Incorporated by reference to our Registration Statement on Form S-8 filed with the Commission on December 1, 2000.
(6)Incorporated by reference to our Registration Statement on Form S-3 (File No. 333-30721).

(7)Previously filed.


(8)Filed herewith.


(9)Included in Exhibit 5.1.


(10)To be incorporated herein by reference from a subsequent filing in accordance with Section 3.5(b)(2) of the Trust Indenture Act of 1939.